Form 10-K, Exhibit 13
period 1999-12-31
JEFFERSONVILLE BANCORP
filed 2000-03-31
CIK 874495

Jeffersonville Bancorp

1999 Annual Report and Form 10k

We're in and around Sullivan County

TO OUR STOCKHOLDERS AND CUSTOMERS

We are very pleased to report that the improved earnings of 1998 continued in 1999. The earnings increases of the past two years of 31.5% and 23.9% in 1998 and 1999, respectively, represent lofty goals for the coming year. With rising interest rates and increasing competition from non-banking sectors, for both loans and deposits, we certainly have our work cut out for us. We feel we are up to the challenge and will strive to achieve record earnings for the year 2000.

     We experienced many successes over the past year. In addition to a 23.9% increase over the prior years earnings, we also increased our market share of deposits within Sullivan County to 25.98%. Our ROA (return on average assets) improved from 1.0% in 1998 to 1.13% in 1999 while our ROE, (return on average equity) improved from 10.19% in 1998 to 12.59% in 1999. We declared a 10% stock dividend to shareholders of record on April 27, 1999 and we also increased our dividends from $.55 paid in 1998 to $.62 paid in 1999 an increase of almost 13%. We upgraded our overall computer system and installed a new mainframe. We converted to check imaging, successfully launched our new Wal*Mart Branch in Monticello and survived the dreaded Y2K without a problem.

     We also experienced a significant loss during the year, the passing of our director, bank counsel, colleague and friend Fredrick W.V. Schadt. Fred joined our Board of Directors in 1992 replacing his father Frederick W.V. Schadt Sr. Fred served the bank well and will be greatly missed for his wise counsel and ever present sense of humor.

     The expanded powers made available to financial institutions as a result of the passage of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999 provides many opportunities for banks to offer new products and services. We have been investigating several areas, which we believe would be compatible with our current operation. We are also monitoring interest in Internet banking in our service area, and intend to provide the service when demand justifies the investment.

     If you have any questions regarding this report or if we can be of any service to you please don't hesitate to contact us. We appreciate your continued confidence.

/s/ Arthur E. Keesler
Arthur E. Keesler, President
Jeffersonville Bancorp

/s/ Raymond Walter
Raymond Walter, President
The First National Bank of Jeffersonville

[PHOTOS]

Arthur E. Keesler
Raymond Walter

SELECTED FINANCIAL INFORMATION


Five-Year Summary

                            1999             1998            1997            1996             1995
Results of Operations

Net interest income         $ 10,733,000     $  9,610,000    $  8,904,000    $  8,666,000     $  8,581,000
Provision for loan losses        300,000          600,000       1,150,000         290,000          160,000
Net income                     2,873,000        2,318,000       1,763,000       2,145,000        2,424,000

Financial Condition

Total assets                $256,960,000     $243,853,000    $213,659,000    $196,113,000     $188,469,000
Deposits                     201,603,000      198,114,000     179,160,000     172,930,000      164,184,000
Loans, net                   137,925,000      130,031,000     125,793,000     115,605,000      109,288,000
Stockholders' equity          22,001,000       23,017,000      22,176,000      20,975,000       20,928,000

Average Balances

Total assets                $254,777,000     $230,955,000    $211,034,000    $198,134,000     $193,568,000
Deposits                     207,018,000      191,322,000     180,635,000     173,139,000      169,209,000
Gross loans                  137,696,000      129,754,000     122,567,000     113,981,000      107,567,000
Stockholders' equity          22,816,000       22,752,000      21,539,000      20,751,000       19,871,000

Financial Ratios

Net income to
  average total assets              1.13%            1.00%           0.84%           1.08%            1.25%
Net income to average
  stockholders' equity             12.59%           10.19%           8.19%          10.34%           12.20%
Average stockholders'
  equity to average
  total assets                      8.96%            9.85%          10.21%          10.47%           10.27%

Per Share Data<F1>

Income per share            $       1.87     $       1.49    $       1.13    $       1.35     $       1.46
Dividends per share                 0.62             0.55            0.51            0.49             0.45
Dividend payout ratio              33.41%           36.66%          44.92%          36.13%           31.15%
Book value at year end      $      14.40     $      14.88    $      14.20    $      13.43     $      12.87
Total dividends paid             960,000          850,000         792,000         775,000          755,000
Average number of
  shares outstanding           1,534,288        1,556,500       1,561,228       1,584,685        1,653,828
Shares outstanding
  at year end                  1,528,359        1,546,485       1,561,225       1,561,288        1,625,646

<F1> All share and per share amounts have been adjusted for the effect of the 20% stock dividend distributed in February 1998 and the 10% stock dividend in April 1999.

                                      2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following is a discussion of the factors which significantly affected the consolidated results of operations and financial condition of Jeffersonville Bancorp ("the Parent Company") and its wholly-owned subsidiary, The First National Bank of Jeffersonville ("the Bank"). For purposes of this discussion, references to the Company include both the Bank and Parent Company, as the Bank is the Parent Company's only subsidiary. This discussion should be read in conjunction with the consolidated financial statements and notes thereto, and the other financial information appearing elsewhere in this annual report.

     This document contains forward-looking statements which are based on assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. The Company's ability to predict results and the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements. Actual results could differ materially from forward-looking statements.

                                   General

The Parent Company is a one-bank holding company founded in 1982 and headquartered in Jeffersonville, New York. The Parent Company owns 100% of the outstanding shares of the Bank's common stock and derives substantially all of its income from the Bank's operations. The Bank is a commercial bank chartered in 1913 serving Sullivan County, New York with offices in Jeffersonville, Eldred, Liberty, Loch Sheldrake, Monticello (2), Livingston Manor, Narrowsburg, and Callicoon.

     The Company's mission is to serve the community banking needs of its borrowers and depositors, who predominantly are individuals, small businesses and local municipal governments. The Company believes it understands its local customer needs and provides quality service with a personal touch. This discussion and analysis of financial results should be reviewed in conjunction with the Company's audited financial statements.

                                Local Economy

Despite some promising developments in select economic sectors, the economy in Sullivan County has not grown at the same pace as other areas of New York State. The Company continues to seek opportunities to invest in the local economy, without compromising asset quality. In the past two years, the Company has been successful in these endeavors as overall asset quality continued to show improvement. Non-performing asset, charge-off, and delinquency statistics continued to show the positive trends we reported last year. At the same time, the Company was able to increase loans outstanding by $7.9 million during 1999.

     The improved asset quality statistics are a direct result of the Company's collection efforts. Because of the economic weaknesses in the local economy, it is critical that problem loans be identified early and that the Company maintain a strong collection and workout staff. Future improvement in the local economy will be heavily dependent on the Sullivan County tourism and real estate markets. Throughout 1998 and 1999 several large hotel and resort properties in Sullivan County were purchased by investors and are currently being renovated. The success of these projects, and their ability to draw businesses and tourists back to Sullivan County is critical to the economy and the Company.

                             Financial Condition

Total assets increased by $13.1 million or 5.3% to $257.0 million at December 31, 1999 from $243.9 million at December 31, 1998. The increase was primarily due to a $7.9 million or 5.9% increase in gross loans outstanding from $132.3 million at December 31, 1998 to $140.3 million at December 31, 1999. Securities held to maturity increased $1.1 million from $3.6 million at December 31, 1998 to $4.7 million at December 31, 1999. Other assets also increased due to an increase in deferred tax assets caused by the tax impacts of unrealized investment losses on the Company securities available for sale portfolio. These asset increases were funded by $11.9 million in short term borrowings from the Federal Home Loan Bank, and a $2.5 million increase in total deposits from $199.2 million at December 31, 1998 to $201.6 million at December 31, 1999.

     Securities available for sale showed little change, at approximately $88.9 million at December 31, 1999 and 1998. Securities held to maturity increased $1.1 million from purchases of municipal securities. The minor increases in securities reflects the Company's practice to meet loan demand in advance of investing in securities. Much of the securities portfolio remains funded with long term borrowings from the Federal Home Loan Bank, a leveraging strategy implemented in 1997, in which the Company funds security purchases with FHLB borrowings at a positive interest rate spread.

     In 1999, total gross loans increased $7.9 million or 5.9% from 132.3 million to $140.3 million. These increases were promising considering the ongoing struggles of the local economy. Within the loan portfolio, commercial real estate loans increased $6.2 million to $29.2 million at December 31, 1999, consumer loans increased $1.5 million to $19.9 million and residential mortgages decreased by $600,000. The commercial real estate growth reflects the Company's strategy to provide loans for local real estate projects where there is strong loan to values and solid principals. The installment lending increases are primarily in the auto portfolio. The lack of growth in residential mortgages reflects the highly competitive nature of this market and the impacts of increased lending rates in the latter half of 1999. Additional growth is anticipated in residential and commercial real estate loans during 2000. The overall loan portfolio is structured in accordance with management's belief that loans secured by residential and commercial real estate generally result in lower loan loss levels compared to other types of loans, because of the value of the underlying collateral.

     Other real estate owned at December 31, 1999 was $693,000 compared to $535,000 at December 31, 1998, and consisted primarily of residential properties. During 1999, the Company continued to reduce the level of non-performing loan amounts. Total non-performing loans decreased from $3.0 million at December 31, 1998 to $1.9 million at December 31, 1999. Net loan charge-offs increased from $152,000 in 1998 to $274,000 in 1999. At December 31, 1999, the allowance for loan losses equaled $2.3 million representing 1.60% of total gross loans outstanding and 123% of total non-performing loans.

     Total deposits increased $2.5 million to $201.6 million at December 31, 1999 from $199.2 million at December 31, 1998. Within the deposit mix, lower costing demand and savings deposits increased while higher costing time deposits decreased slightly. Much of the increase in savings deposits was caused by the continued success of the Escalator Account which had total balances of $23.9 million at December 31, 1999 versus $25.4 million at December 31, 1998. The Company continues to be successful in retaining demand deposit balances which provides a pool of low cost funds for reinvestment in the community.

     Total equity was $22.0 million at December 31, 1999, a decrease of $1.0 million from December 31, 1998. The decrease was due primarily to the decrease in accumulated other comprehensive income of $2.5 million and cash dividends of $960,000 and stock retirements of $343,000, which combined exceeded the Company's net income of $2.9 million in 1999.

                   Results of Operations 1999 versus 1998

Net Income

Net income for 1999 of $2.9 million was up 23.9% from the 1998 net income of $2.3 million. The higher level of earnings in 1999 reflects the interaction of a number of factors including increases in net interest income and non-interest income and a lower loan loss provision, offset by several higher non-interest expenses categories. The most significant factor which increased 1999 net income was the increase in net interest income to $10.7 million from $9.6 million in 1998, an increase of $1.1 million or 11.7%. The provision for loan losses was $300,000 in 1999, compared to $600,000 in 1998, a decrease of $300,000 or 50.0%, which reflects the continued improvement in the Company's asset quality. Salary expense increased $406,000 or 13.5% in 1999, primarily due to the addition of new employees, a new branch and normal salary increases. Employee benefit expenses increased by $280,000 or 28.11% due to the costs incurred for directors insurance plans. Other non-interest expense increased by $485,000 or 25.69% in 1999, primarily due to increases in equipment, telephone, stationery, courier costs and ATM expenses.

Interest Income and Interest Expense

Throughout the following discussion, net interest income and its components are expressed on a tax equivalent basis which means that, where appropriate, tax exempt income is shown as if it were earned on a fully taxable basis.

     The largest source of income for the Company is net interest income, which represents interest earned on loans, securities and short-term investments, less interest paid on deposits and other interest bearing liabilities. Net interest income of $11.4 million for 1999 represented an increase of 11.4% compared to $10.2 million for 1998. Net interest margin increased to 4.79% in 1999 compared to 4.74% in 1998. Although the effect of a low interest rate environment will continue to be a real challenge in maintaining the net interest margin, the Company intends to continue efforts to stabilize the margin in 2000.

     Total interest income for 1999 was $19.0 million, compared to $17.7 million in 1998. The increase in 1999 is the result of an increase in the average balance of interest earning assets from $215.4 million in 1998 to $237.3 million in 1999, an increase of 10.2%. The increase in earning assets was partially offset by an overall decrease in average yield on earning assets of eighteen basis points in 1999. Total average securities (securities available for sale and securities held to maturity) increased $16.4 million or 19.9% in 1999 to $98.7 million. The increase in 1999 reflects continued use of a leveraging strategy implemented in 1997, in which the Company funds security purchases with FHLB borrowings at a positive interest rate spread. The benefits of increased average security balances was reduced by a decreasing yield on total securities which declined from 6.88% in 1998 to 6.71% in 1999. The 1999 yield decreases reflects the low rate environment that existed throughout the first part of 1999.

     In 1999, average loans increased $7.9 million to $137.7 million from $129.8 million in 1998. The income benefits of these average volume increases was somewhat mitigated by the average loan yield which declined from 9.14% in 1998 to 9.01 in 1999. The 1999 yield decreases reflects the low rate environment that existed throughout the first part of 1999, and the increased competition in the marketplace. Average residential and commercial real estate loans continued to make up a major portion of the loan portfolio at 69.8% of total loans in 1999. In 2000, increases in funding will continue to be allocated first to meet loan demand, as necessary, and then to the securities portfolios.

     Total interest expense in 1999 decreased $178,000 or 2.7% over 1998. The average balance of interest bearing liabilities increased from $163.3 million in 1998 to $175.2 million in 1999, an increase of 7.3%. The Company's ongoing leveraging strategy is the main reason for the increase in average interest bearing liabilities. Like rates on earning assets, the cost of funding is also closely tied to market rates. During 1999, the average deposit rate and the average cost of total interest bearing liabilities decreased by twenty-nine basis points, reflecting the lower market interest during the year.

     Average interest bearing deposits increased $11.0 million to reach $175.2 million in 1999, an increase of 6.8%. The higher interest rates paid on time savings certificates resulted in an increase in these deposits in both 1999 and 1998, as funds flowed from other types of accounts paying lower rates. However, on an overall basis, interest rates on interest bearing deposits decreased from an average rate paid of 4.06% in 1998 to 3.69% in 1999. The Escalator Account, which is a savings certificate product introduced in 1995, has an 18 month term but gives the depositor an option during that term to increase the interest rate one time to match market rates. The Escalator Account has proven to be very popular stabilized at $23.9 million at December 31, 1999 from year end balance of $25.4 million in 1998. In 1999, average demand deposit balances increased 17.5% over 1998.

Provision for Loan Losses

The provision for loan losses was $300,000 in 1999 compared to $600,000 in 1998. Provisions for loan losses are recorded to maintain the allowance for loan losses at an amount management considers adequate to cover loan losses which are deemed probable and can be estimated. These provisions were based upon a number of factors, including asset classifications, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience, economic trends, industry experience and trends, estimated collateral values and underwriting policies. Total non-performing loans decreased from $3.0 million at December 31, 1998 to $1.9 million at December 31, 1999. Net loan charge-offs increased from $152,000 in 1998 to $274,000 in 1999. At December 31, 1999, the allowance for loan losses equaled $2.3 million representing 1.60% of total gross loans outstanding and 123% of total non-performing loans.

Summary of Loan Loss Experience

The following table indicates the amount of charge-offs and recoveries in the loan portfolio by category.


Analysis of the Changes in Allowance for Loan Losses for 1999 and 1998

                                                    1999                 1998                1997

Balance at beginning of year                        $2,310,000           $1,862,000          $1,711,000
Charge-offs:
  Commercial, financial and agriculture                (29,000)             (58,000)           (371,000)
  Real estate -- mortgage                              (73,000)             (57,000)           (580,000)
  Installment loans to individuals                    (343,000)            (228,000)           (304,000)

    Total charge-offs                                 (445,000)            (343,000)         (1,255,000)

Recoveries:

  Commercial, financial and agricultural                15,000               64,000              91,000
  Real estate -- mortgage                               59,000               42,000               4,000
  Installment loans to individuals                      97,000               85,000              81,000

    Total recoveries                                   171,000              191,000             256,000

Net charge-offs                                       (274,000)            (152,000)           (999,000)
Provision charged to operations                        300,000              600,000           1,150,000

Balance at end of year                              $2,336,000           $2,310,000          $1,862,000

Ratio of net charge-offs to average
 outstanding loans                                         .18%                 .12%                .82%


Net (Charge-offs) Recoveries by Loan Category For Years Ended December 31,


Loan Category                                          1999                1998                 1997
Residential Mortgages            Charge-off            $ (58,000)          $ (57,000)           $(155,000)
                                 Recovery                 30,000              39,000                8,000
Commercial Mortgages             Charge-off              (15,000)                 --             (425,000)
                                 Recovery                 29,000               3,000               76,000
Commercial Loans                 Charge-off              (29,000)            (58,000)            (371,000)
                                 Recovery                 15,000              64,000               91,000
Consumer Loans                   Charge-off             (247,000)           (136,000)            (223,000)
                                 Recovery                 82,000              78,000               68,000
Other Loans                      Charge-off              (96,000)            (92,000)             (81,000)
                                 Recovery                 15,000               7,000               13,000

Net Charge-Offs                                        $(274,000)          $(152,000)           $(999,000)


     Net charge-offs were 0.20% of average outstanding loans in 1999 compared to 0.12% in 1998 and 0.82% in 1997, reflecting an apparent stabilizing of loan losses. Continuation of this trend in net charge-offs will depend significantly on improvement in the local economy. On a combined basis, net charge-offs on residential and commercial mortgages decreased by $1,000 from $15,000 in 1998 to $14,000 in 1999. Management instituted new tax escrow policies on renewing mortgages and upgraded the Bank's loan collection practices in 1998, which has helped to mitigate the problem of rising delinquencies and loan losses.

     The net charge-offs on commercial loans were $14,000 in 1999 or 0.13% of average commercial loans outstanding, a substantial decrease compared to a 0.05% net recovery percentage in 1998. Net charge-offs on consumer loans increased to $165,000 in 1999 from $58,000 in 1998.

     Other loan and credit card net charge-offs of $81,000 in 1999 represented 3.8% of average outstanding loans in this category, reflecting the higher credit risk inherent in these types of loans. Higher interest rates on these loans help compensate for this risk.

     The Company manages asset quality with an intensive review process that includes careful analysis of credit applications and both internal and external loan review of existing outstanding loans and delinquencies. Management strives to identify potential non-performing loans early; take charge-offs promptly based on a realistic assessment of probable losses; and maintain an adequate allowance for loan losses based on the inherent risk of loss in the existing portfolio.

     The allowance for loan losses was $2.3 million at December 31, 1999 compared to $2.3 million and $1.9 million at December 31, 1998 and 1997, respectively. The allowance as a percentage of total loans was 1.62% at December 31, 1999, compared to 1.70% and 1.45% at December 31, 1998 and 1997, respectively. The allowance's coverage of non-performing loans was 123.6% and 77.3% at December 31, 1999 and 1998 respectively.

     No portion of the allowance for loan losses is restricted to any loan or group of loans, as the entire allowance is available to absorb charge-offs in any loan category. The amount and timing of future charge-offs and allowance allocations may vary from current estimates and will depend on local economic conditions. The following table shows the allocation of the allowance for loan losses to major portfolio categories and the percentage of each loan category to total loans outstanding.


Distribution of Allowance for Loan Losses at December 31, 1999

                                   Allowance          Percentage of             Loan Balance by
                                   Balance            Total Allowance           Type to Total Loans<F1>

Loan Category
Residential Mortgages              $  816,000          34.9%                     55.0%
Commercial Mortgages                  275,000          11.8                      22.3
Commercial Loans                      545,000          23.3                       9.4
Consumer Loans                        514,000          22.0                      12.0
Other Loans                           186,000           8.0                       1.3

                                   $2,336,000         100.0%                    100.0%

<F1> Percentage relationship between average loans outstanding by type compared to total average loans outstanding.


Distribution of Allowance for Loan Losses at December 31, 1998


                                   Allowance          Percentage of             Loan Balance by
                                   Balance            Total Allowance           Type to Total Loans<F1>

Loan Category
Residential Mortgages              $  681,000          29.5%                     57.3%
Commercial Mortgages                  400,000          17.3                      19.1
Commercial Loans                      544,000          23.5                      10.4
Consumer Loans                        508,000          22.0                      12.1
Other Loans                           177,000           7.7                       1.1

                                   $2,310,000         100.0%                    100.0%

<F1> Percentage relationship between average loans outstanding by type compared to total average loans outstanding.

     The total allowance for loan losses at December 31, 1999 includes a specific allocation of $363,000, or 15.5% of the total allowance, to classified commercial mortgages and commercial loans; the remainder is a general allocation. The comparable specific allocation at December 31, 1998 was $280,000 or 12.1% of the total allowance.

     Management believes that the allowance for loan losses is adequate; however, certain regulatory agencies, as an integral part of their examination process, periodically review the adequacy of the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

Nonaccrual and Past Due Loans

The Company places a loan on nonaccrual status when collectability of principal or interest is doubtful, or when either principal or interest is 90 days or more past due and the loan is not well secured and in the process of collection. Interest payments received on nonaccrual loans are applied as a reduction of the principal balance when concern exists as to the ultimate collection of principal. A distribution of nonaccrual loans and loans 90 days or more past due and still accruing interest is shown in the following table.


December 31, 1999


                                               90 Days
                                               Or More,
                              Nonaccrual       Still Accruing    Total           Percentage<F1>     Percentage<F2>

Loan Category
Residential Mortgages         $  727,000       $  699,000        $1,426,000      1.9%                75.5%
Commercial Mortgages              42,000          346,000           388,000      1.3                 20.5
Commercial Loans                     --               --                 --      0.0                  0.0
Consumer Loans                    21,000           55,000            76,000      0.3                  4.0

Total                         $  790,000       $1,100,000        $1,890,000      1.3%               100.0%

<F1> Percentage of gross loans outstanding for each loan category.

<F2> Percentage of total nonaccrual and 90 day past due loans.



December 31, 1998


                                               90 Days
                                               Or More,
                              Nonaccrual       Still Accruing    Total           Percentage<F1>     Percentage<F2>

Loan Category
Residential Mortgages         $1,342,000       $  738,000        $2,080,000      2.7%                69.6%
Commercial Mortgages             500,000          383,000           883,000      3.6                 29.6
Consumer Loans                        --           25,000            25,000      0.1                  0.8

Total                         $1,842,000       $1,146,000        $2,988,000      2.2%               100.0%

<F1> Percentage of gross loans outstanding for each loan category.

<F2> Percentage of total nonaccrual and 90 day past due loans.


     The decrease in total nonaccrual and 90 day past due loans is primarily due to decreases in nonaccrual residential mortgages and commercial mortgages. Total nonaccrual and 90 day past due residential and commercial mortgage loans represent 1.9% and 1.3% of the respective portfolio totals, an improvement over last year. The majority of the Company's total nonaccrual and past due loans are secured loans and, as such, management anticipates there will be limited risk of loss in their ultimate resolution. As of December 31, 1999, management believes all significant problem loans have been identified in the table above.

     From time to time, loans may be renegotiated in a troubled debt restructuring when the Company determines that it will ultimately receive greater economic value under the new terms than through foreclosure, liquidation, or bankruptcy. Candidates for renegotiation must meet specific guidelines. There were no restructured loans as of December 31, 1999 and 1998.

Loan Portfolio

The following table indicates the amount of loan in portfolio categories according to their period to maturity. The table also indicates the dollar amount of these loans have predetermined or fixed rates vs. variable or adjustable rates.

Maturities and Sensitivities of Loans to Changes in Interest Rates at December 31, 1999

                                                           One Year
                                            One Year       Through         After          After
                                            or Less        Five Years      Five Years     Total

Commercial, financial and agricultural      $6,015         $5,169          $1,094         $12,278
Real estate construction                     1,758            353             127           2,238

    Total                                   $7,773         $5,552          $1,221         $14,516

Interest sensitivity of loans:
  Predetermined rate                        $5,426         $5,522          $1,221         $12,169
  Variable rate                              2,347             --              --           2,347

    Total                                   $7,773         $5,522          $1,221         $14,516


Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure and is recorded on an individual-asset basis at the lower of (1) fair value less estimated costs to sell or (2) cost, which represents the fair value at initial foreclosure). When a property is acquired, the excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Subsequent write downs to reflect further declines in fair value are included in non-interest expense.

     The following are the changes in other real estate owned during the last two years:

Years Ended December 31,

                                 1999                 1998
Beginning balance                $ 535,000            $ 301,000
Additions                          643,000              960,000
Sales                             (474,000)            (600,000)
Write downs                        (11,000)            (126,000)

Ending balance                   $ 693,000            $ 535,000

Non-Interest Income and Expense

Non-interest income primarily consists of service charges, commissions and fees for various banking services, and securities gains and losses. Total non-interest income in 1999 increased 44.2% or $702,000 over 1998. The increase is attributable to ATM debit card revenue, income from ATM fees charged to nonbank customers, increases in fees for NSF checks, higher monthly service charges for checking accounts, and income recorded for the increase in cash surrender value of bank-owned life insurance.

     Non-interest expense increased by $1.3 million or 17.9% in 1999. Salary and wage expense combined with employee benefit expense increased 17.1% to $4.5 million in 1999. This increase was caused by costs incurred for director's insurance plans. Occupancy and equipment expense increased 28.1% to reach $1.5 million in 1999, up from $1.3 million in 1998. This increase reflects the Company's commitment to provide new branches and to upgrade and expand computer network technology. Net other real estate owned expense decreased $88,000 to $244,000 in 1999 from $332,000 in 1998. Only an upturn in the local economy will decrease foreclosure activity and the associated costs. In the interim, however, the Company will continue to follow its loan underwriting and appraisal standards to minimize future losses, and will continue to make every effort to liquidate foreclosed property in a fashion that will minimize loss. Other non-interest expense increased by $205,000 or 10.8% in 1999 to $2.1 million from $1.9 million in 1998.

Income Tax Expense

Income tax expense totaled $992,000 in 1999 versus $768,000 in 1998. The effective tax rate approximated 25% in 1999 and 1998. This relatively low tax rate reflects the favorable tax treatment received on municipal security interest.

                   Results of Operations 1998 versus 1997

Net Income

Net income for 1998 of $2.3 million was up 31.5% from the 1997 net income of $1.8 million. The higher level of earnings in 1998 reflects the interaction of a number of factors, including increases in net interest income and non-interest income and a decrease in the loan loss provision, partially offset by higher non-interest expenses, including costs associated with problem loans and other real estate owned. The most significant factor which increased 1998 net income was the increase in net interest income to $9.6 million from $8.9 million in 1997, an increase of $706,000 or 7.9%. The provision for loan losses was $600,000 in 1998, compared to $1.2 million in 1997, a decrease of $550,000 or 47.8%. Salary expense increased $233,000 or 8.4% in 1998, primarily due to the addition of new employees and normal salary increases. Other real estate owned expenses increased by $154,000 or 86.5% due to an increase in the number of properties foreclosed upon by the Company. Other non-interest expense increased by $174,000 or 10.2% in 1998, primarily due to increases in postage, telephone, and stationery costs.

Interest Income and Interest Expense

Net interest income of $10.2 million for 1998 represented an increase of 5.7%, compared to $9.7 million for 1997. Total interest income for 1998 was $17.7 million, compared to $16.6 million in 1997. The increase in 1998 is the result of an increase in the average balance of interest earning assets from $199.8 million in 1997 to $215.4 million in 1998, an increase of 7.8%. The increase in earning assets was partially offset by an overall decrease in average yield on earning assets of nine basis points in 1998.

     Total interest expense in 1998 increased $549,000 or 7.9% over 1997. The average balance of interest bearing liabilities increased from $162.4 million in 1997 to $163.1 million in 1998, an increase of 0.6%. During 1998, the average deposit rate and the average cost of total interest bearing liabilities decreased by fourteen basis points and five basis points, respectively, reflecting the lower market interest rates during the year. Net interest margin declined to 4.74% in 1998, compared to 4.83% in 1997.

Provision for Loan Losses

The provision for loan losses was $600,000 in 1998 compared to $1.2 million in 1997. Provisions for loan losses are recorded to maintain the allowance for loan losses at an amount management considers adequate to cover loan losses which are deemed probable and can be estimated. These provisions were based upon a number of factors, including asset classifications, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience, economic trends, industry experience and trends, estimated collateral values and underwriting policies. Total non-performing loans decreased from $3.7 million at December 31, 1997 to $3.0 million at December 31, 1998. Net loan charge-offs decreased from $999,000 in 1997 to $152,000 in 1998. At December 31, 1998, the allowance for loan losses equaled $2.3 million representing 1.70% of total gross loans outstanding and 77% of total non-performing loans

Non-Interest Income and Expense

Total non-interest income in 1998 increased 27.0% or $337,000 over 1997. The increase is attributable to income earned on a new cashier's check program, income from ATM fees charged to nonbank customers, increases in fees for NSF checks, higher monthly service charges for commercial checking accounts, and income recorded for the increase in cash surrender value of bank-owned life insurance.

     Non-interest expense increased by $653,000 or 9.5% in 1998, compared to increases of 2.0% in 1997. Salary and wage expense, combined with employee benefit expense, increased 7.7% to $4.0 million in 1998, compared to $3.7 million in 1997. Occupancy and equipment expense increased 3.1% to reach $1.3 million in 1998, up from $1.2 million in 1997. This increase reflects the Company's commitment to upgrade and expand computer network technology. Net other real estate owned expense increased 86.5% to $332,000 in 1998 from $178,000 in 1997. Other non-interest expense increased by $174,000 or 10.2% in 1998 to $1.9 million from $1.7 million.

Income Tax Expense

Income tax expense increased to $768,000 from $383,000, primarily as a result of the increase in income before taxes. The effective tax rate increased to 25% as a result of a decrease in tax exempt interest income.

                                  Liquidity

Liquidity is the ability to provide sufficient cash flow to meet financial commitments such as additional loan demand and withdrawals of existing deposits. The Company's primary sources of liquidity are its deposit base; FHLB borrowings; repayments and maturities on loans; short-term assets such as federal funds and short-term interest bearing deposits in banks; and maturities and sales of securities available for sale. These sources are available in amounts sufficient to provide liquidity to meet the Company's ongoing funding requirements. The Bank's membership in the FHLB of New York enhances liquidity in the form of overnight and 30 day lines of credit of approximately $25.0 million, which may be used to meet unforeseen liquidity demands. Overnight borrowings totaling $11.4 million were being used at December 31, 1999. Four separate FHLB term advances totaling $20.0 million at December 31, 1999 were being used to fund securities leverage transactions.

     In 1999, cash generated from operating activities amounted to $3.3 million and cash generated from financing activities amounted to $12.8 million. These amounts were offset by a use of cash in investing activities of $15.2 million, resulting in a net increase in cash and cash equivalents of $901,000. See the Consolidated Statements of Cash Flows for additional information.

Maturity Schedule of Time Deposits of $100,000 or More at December 31, 1999

Deposits Due three months or less                         $ 6,019,000
Over three months through six months                        3,588,000
Over six months through twelve months                       2,392,000
Over twelve months                                          2,249,000

                                                          $14,248,000

                              Capital Adequacy

One of management's primary objectives is to maintain a strong capital position to merit the confidence of depositors, the investing public, bank regulators and shareholders. A strong capital position should help the Company withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. Stockholder's equity decreased $1.0 million or 4.4% in 1999 following an increase of 3.8% in 1998.

     In 1999, the Board of Directors authorized that $1.0 million be made available to purchase shares on the open market and retire them. Through December 31, 1999, a total of 15,420 common shares were purchased and retired, reducing stockholders' equity by $344,000. Management believes that the repurchase of Company stock represents a prudent use of excess capital.

     The Company retained $1.9 million from 1999 earnings, while the after-tax adjustment for the change in the net unrealized loss on securities available for sale decreased stockholders equity by $2.6 million. In accordance with regulatory capital rules, the adjustment for securities available for sale is not considered in the computation of regulatory capital ratios.

     Under the Federal Reserve Bank's risk-based capital rules, the Company's Tier I risk-based capital was 17.0% and total risk-based capital was 18.2% of risk-weighted assets. These risk-based capital ratios are well above the minimum regulatory requirements of 4.0% for Tier I capital and 8.0% for total capital. The Company's leverage ratio (Tier I capital to average assets) of 9.6% is well above the 4.0% minimum regulatory requirement. The following table shows the Company's actual capital measurements compared to the minimum regulatory requirements. As of December 31,

                                                                    1999               1998
Tier I capital:

Stockholders' equity, excluding the after-tax net
  unrealized gain on debt securities available for sale             $ 24,324,000       $ 22,754,000

Tier II capital:

Allowance for loan losses<F1>                                          1,801,000          1,654,000

Total risk-based capital                                            $ 26,125,000       $ 24,408,000

Risk-weighted assets<F2>                                            $143,526,000       $131,703,000

Average assets                                                      $254,777,000       $230,955,000

Ratios:

Tier I risk-based capital (minimum 4.0%)                                    17.0%              17.3%
Total risk-based capital (minimum 8.0%)                                     18.2%              18.5%
Leverage ( minimum 4.0%)                                                     9.6%               9.9%

<F1> The allowance for loan losses is limited to 1.25% of risk-weighted assets for the purpose of this calculation.

<F2> Risk-weighted assets have been reduced for the portion allowance for loan losses excluded from total risk-based capital.


                    Year 2000 Planning and Implementation

Year 2000 or "Y2K" issue continues to be a top priority for the Company.

     The Company has met its Y2K goals to date and believes it will continue to meet the goals of the plan. By March 15, 2000, the Company's efforts had resulted in no known Y2K problems with any of its applications.

      The Company total expense in connection with Y2K was approximately $50,000, excluding costs of Company employees, involved in Y2K compliance activities. Management presently believes, however, that the Company has accomplished its Y2K goals and that the Company will continue to provide financial services for its customers into the 21st century.

                         Recent Accounting Standards

There are no new accounting standards that are expected to have a material impact on the Company's consolidated financial statements.

DISTRIBUTION OF ASSETS, LIABILITIES & STOCKHOLDERS' EQUITY: INTEREST RATES & INTEREST DIFFERENTIAL

The following schedule presents the condensed average consolidated balance sheets for 1999, 1998 and 1997. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a tax equivalent basis. The interest paid on interest-bearing liabilities, expressed in dollars and rates, are also presented.

Consolidated Average Balance Sheet 1999

                                               Average            Percentage of  Interest       Average
                                               Balance            Total Assets   Earned/Paid    Yield/Rate

Assets

Interest bearing deposits with banks
  investment securities<F3>:
  Taxable securities                           $ 75,354,000        29.58%        $ 4,755,000     6.31%
  Tax exempt securities                          23,339,000         9.16           1,870,000     8.01

TOTAL SECURITIES                                 98,693,000        38.74           6,625,000     6.71

Short-term investments                              937,000         0.37              45,000     4.80
Loans (net of unearned discount):
  Real estate mortgages                          96,112,000        37.72           8,258,000     8.59
  Home equity loans                               9,969,000         3.91             874,000     8.77
  Time and demand loans                          10,645,000         4.18             995,000     9.35
  Installment loans                              18,812,000         7.38           1,986,000    10.56
  Other loans                                     2,158,000         0.85             297,000    13.76

TOTAL LOANS<F1>                                 137,696,000        54.05          12,410,000     9.01

TOTAL INTEREST-EARNING ASSETS                   237,326,000        93.15          19,080,000     8.04

Reserve for loan losses                          (2,379,000)       (0.93)
Unrealized gains and losses on portfolio         (1,313,000)       (0.52)
Cash and due from banks (demand)                  7,833,000         3.07
Fixed assets (net)                                2,781,000         1.09
Bank owned life insurance                         6,258,000         2.46
Other assets                                      4,271,000         1.68

TOTAL ASSETS                                   $254,777,000       100.00%

Liabilities and Stockholders' Equity

NOW and Super NOW deposits                      $28,911,000        11.35%        $   642,000     2.22%
Savings and insured money
  market deposits                                59,716,000        23.44           1,615,000     2.70
Time deposits                                    86,550,000        33.97           4,201,000     4.85

TOTAL INTEREST-BEARING DEPOSITS                 175,177,000        68.76           6,458,000     3.69

Federal funds purchased and
  other short-term debt                           2,260,000         0.89              94,000     4.16
Long-term debt                                   20,000,000         7.85           1,159,000     5.80

TOTAL INTEREST-BEARING LIABILITIES              197,437,000        77.49           7,711,000     3.91

Demand deposits                                  32,880,000        12.91
Other liabilities                                 1,644,000         0.65

TOTAL LIABILITIES                               231,961,000        91.04
Stockholders' liability                          22,816,000         8.96

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                         $254,777,000       100.00%

Net interest income                                                              $11,369,000

Net interest spread                                                                              4.13%

Net interest margin<F2>                                                                          4.79%

<F1> For purpose of this schedule, interest in nonaccruing loans has been included only to the extent reflected in the consolidated income statement.
     However, the nonaccrual loan balances are included in the average amount outstanding.

<F2> Computed by dividing net interest income by total interest earning assets.

<F3> Yields on securities available for sale are based on amortized cost.


DISTRIBUTION OF ASSETS, LIABILITIES & STOCKHOLDERS' EQUITY: INTEREST RATES & INTEREST DIFFERENTIAL

Consolidated Average Balance Sheet 1998

                                               Average            Percentage of  Interest       Average
                                               Balance            Total Assets   Earned/Paid    Yield/Rate

Assets

Securities available for sale
  and held to maturity:<F1>
    Taxable securities                         $ 61,290,000        26.54%        $ 3,904,000     6.37%
    Tax-exempt securities                        21,046,000         9.11           1,758,000     8.35

TOTAL SECURITIES                                 82,336,000        35.65           5,662,000     6.88

Short-term investments                            3,292,000         1.43             177,000     5.38
Loans, net of unearned discount:
  Real estate mortgages                          90,308,000        39.10           7,859,000     8.70
  Home equity loans                               8,627,000         3.74             757,000     8.77
  Time and demand loans                          11,217,000         4.86           1,080,000     9.63
  Installment loans                              17,551,000         7.60           1,907,000    10.87
  Other loans                                     2,051,000         0.89             258,000    12.58

TOTAL LOANS<F2>                                 129,754,000        56.18          11,861,000     9.14

TOTAL INTEREST-EARNING ASSETS                   215,382,000        93.26          17,700,000     8.22

Allowance for loan losses                        (2,095,000)       (0.91)
Cash and due from banks                           6,973,000         3.02
Premises and equipment, net                       2,624,000         1.14
Other assets                                      7,166,000         3.10
Net unrealized gain on
 securities available for sale                      905,000         0.39

TOTAL ASSETS                                   $230,955,000       100.00%

Liabilities and Stockholders' Equity

NOW and Super NOW deposits                     $ 28,591,000        12.38%        $   766,000     2.68%
Savings and insured money
  market deposits                                55,222,000        23.91           1,688,000     3.06
Time deposits                                    79,522,000        34.43           4,182,000     5.26

TOTAL INTEREST-BEARING DEPOSITS                 163,335,000        70.72           6,636,000     4.06

Federal funds purchased
  and other short-term debt                         478,000         0.21              24,000     5.02
Federal Home Loan Bank advances                  13,837,000         5.99             832,000     6.01

TOTAL INTEREST-BEARING LIABILITIES              177,650,000        76.92           7,492,000     4.22

Demand deposits                                  27,987,000        12.12
Other liabilities                                 2,566,000         1.11

TOTAL LIABILITIES                               208,203,000        90.15
Stockholders' equity                             22,752,000         9.85

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                         $230,955,000       100.00%

Net interest income                                                              $10,208,000

Net interest spread                                                                              4.00%

Net interest margin<F3>                                                                          4.74%

<F1> Yields on securities available for sale are based on amortized cost.

<F2> For the purpose of this schedule, interest on nonaccruing loans has been included only to the extent reflected in the consolidated income statement.
     However, the nonaccrual loan balances are included in the average amount outstanding.

<F3> Computed by dividing net interest income by total interest earning assets.

                                     16

DISTRIBUTION OF ASSETS, LIABILITIES & STOCKHOLDERS' EQUITY: INTEREST RATES & INTEREST DIFFERENTIAL

Consolidated Average Balance Sheet 1997


                                               Average            Percentage of  Interest       Average
                                               Balance            Total Assets   Earned/Paid    Yield/Rate

Assets

Securities available for sale
  and held to maturity:<F1>
    Taxable securities                         $ 47,726,000        22.62%        $ 3,153,000     6.61%
    Tax-exempt securities                        27,174,000        12.88           2,202,000     8.10

TOTAL SECURITIES                                 74,900,000        35.49           5,355,000     7.15

Short-term investments                            2,362,000         1.12             129,000     5.46
Loans, net of unearned discount:
  Real estate mortgages                          86,979,000        41.22           7,461,000     8.58
  Home equity loans                               6,000,000         2.84             518,000     8.63
  Time and demand loans                          10,582,000         5.01             997,000     9.42
  Installment loans                              16,988,000         8.05           1,871,000    11.01
  Other loans                                     2,018,000         0.96             265,000    13.13

TOTAL LOANS<F2>                                 122,567,000        58.08          11,112,000     9.07

TOTAL INTEREST-EARNING ASSETS                   199,829,000        94.69          16,596,000     8.31

Allowance for loan losses                        (1,674,000)       (0.79)
Cash and due from banks                           6,709,000         3.18
Premises and equipment, net                       2,668,000         1.26
Other assets                                      3,120,000         1.48
Net unrealized gain on
  securities available for sale                     382,000         0.18

TOTAL ASSETS                                   $211,034,000       100.00%

Liabilities and Stockholders' Equity
NOW and Super NOW deposits                     $ 27,756,000        13.15%        $   843,000     3.04%
Savings and insured money
  market deposits                                52,949,000        25.09           1,726,000     3.26
Time deposits                                    74,863,000        35.48           3,971,000     5.30

TOTAL INTEREST-BEARING DEPOSITS                 155,568,000        73.72           6,540,000     4.20

Federal funds purchased
  and other short-term debt                         747,000         0.35              36,000     4.82
Federal Home Loan Bank advances                   6,099,000         2.89             367,000     6.02

TOTAL INTEREST-BEARING LIABILITIES              162,414,000        76.96           6,943,000     4.27

Demand deposits                                  25,067,000        11.88
Other liabilities                                 2,014,000         0.95

TOTAL LIABILITIES                               189,495,000        89.79
Stockholders' equity                             21,539,000        10.21

TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY                         $211,034,000       100.00%

Net interest income                                                              $ 9,653,000

Net interest spread                                                                              4.04%

Net interest margin<F3>                                                                          4.83%

<F1> Yields on securities available for sale are based on amortized cost.

<F2> For the purpose of this schedule, interest on nonaccruing loans has been included only to the extent reflected in the consolidated income statement.
     However, the nonaccrual loan balances are included in the average amount outstanding.

<F3> Computed by dividing net interest income by total interest earning assets.

                                     17

SUMMARY OF UNAUDITED QUARTERLY FINANCIAL INFORMATION

Summary of Quarterly Results of Operations for 1999 and 1998


1999

                               March 31         June 30         September 30    December 31     Total

Interest income                $ 4,491,000      $ 4,551,000     $ 4,608,000     $ 4,794,000     $18,444,000
Interest expense                (1,920,000)      (1,897,000)     (1,871,000)     (2,023,000)     (7,711,000)

Net interest income              2,571,000        2,654,000       2,737,000       2,771,000      10,733,000
Provision for loan losses          (75,000)         (75,000)        (75,000)        (75,000)       (300,000)
Non-interest income                427,000          544,000         683,000         635,000       2,289,000
Non-interest expenses           (1,890,000)      (2,026,000)     (2,318,000)     (2,623,000)     (8,857,000)

Income before taxes              1,033,000        1,097,000       1,027,000         708,000       3,865,000
Income taxes                      (285,000)        (334,000)       (297,000)        (76,000)       (992,000)

Net income                     $   748,000      $   763,000     $   730,000     $   632,000     $ 2,873,000

Basic earnings per share<F1>   $      0.48      $      0.50     $      0.48     $      0.41     $      1.87


<F1> All per share amounts have been adjusted for the effect of the 10% stock dividend in April 1999.



1998

                               March 31         June 30         September 30    December 31     Total

Interest income                $ 4,102,000      $ 4,269,000     $ 4,326,000     $ 4,405,000     $17,102,000
Interest expense                (1,793,000)      (1,910,000)     (1,861,000)     (1,928,000)     (7,492,000)

Net interest income              2,309,000        2,359,000       2,465,000       2,477,000       9,610,000
Provision for loan losses         (150,000)        (125,000)       (175,000)       (150,000)       (600,000)
Non-interest income                302,000          405,000         446,000         434,000       1,587,000
Non-interest expenses           (1,774,000)      (1,721,000)     (1,902,000)     (2,114,000)     (7,511,000)

Income before taxes                687,000          918,000         834,000         647,000       3,086,000
Income taxes                      (177,000)        (284,000)       (255,000)        (52,000)       (768,000)

Net income                     $   510,000      $   634,000     $   579,000     $   595,000     $ 2,318,000

Basic earnings per share<F1>   $      0.33      $      0.41     $      0.37     $      0.38     $      1.49


<F1> All per share amounts have been adjusted for the effect of the 10% stock dividend in April 1999.

                                     18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                                  Inflation

The Company's operating results are affected by inflation to the extent that interest rates, loan demand and deposit levels adjust to inflation and impact net interest income. Management can best counter the effect of inflation over the long term by managing net interest income and controlling expenses. The most significant item not reflecting the effects of inflation is depreciation expense, as it is determined based on the historical cost of the assets.

                  Management's Statement of Responsibility

The consolidated financial statements and related information in the 1999 Annual Report were prepared by management in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the consolidated financial statements and related information. Accordingly, it maintains internal controls and accounting policies and procedures designed to provide reasonable assurance of the accountability and safeguarding of the Company's assets and of the accuracy of reported financial information. These controls and procedures include management evaluations of asset quality and the impact of economic events; organizational arrangements that provide an appropriate division of responsibility; and a program of internal audits to evaluate independently the effectiveness of internal controls and thextent of ongoing compliance with the Company's adopted policies and procedures.

     The responsibility of the Company's independent auditors, KPMG LLP, is limited to the expression of an opinion as to the fair presentation of the consolidated financial statements based on their audit conducted in accordance with generally accepted auditing standards.

     The Board of Directors, through its Examining Committee, is responsible for insuring that both management and the independent auditors fulfill their respective responsibilities with regard to the consolidated financial statements. The Examining Committee, which is comprised entirely of directors who are not officers or employees of the Company, meets periodically with management, the internal auditor and the independent auditors. The internal auditor and independent auditors have full and free access to and meet with the Examining Committee, without management being present, to discuss financial reporting and other relevant matters.

     The consolidated financial statements have not been reviewed or confirmed for accuracy or relevance by the Office of the Comptroller of the Currency.

/s/ Arthur E. Keesler
Arthur E. Keesler, President
Jeffersonville Bancorp

/s/ Raymond Walter
Raymond Walter, Vice President
Jeffersonville Bancorp

/s/ John M. Riley
John M. Riley, Treasurer
Jeffersonville Bancorp

VOLUME AND RATE ANALYSIS

The following schedule sets forth, for each major category of interest earning assets and interest bearing liabilities, the dollar amount of interest income (calculated on a tax equivalent basis) and interest expense, and changes therein for 1999 as compared to 1998, and 1998 as compared to 1997.

     The changes in interest income and expense attributable to both rate and volume have been allocated to rate on a consistent basis.

Volume and Rate Analysis

                                      1999 Compared to 1998                      1998 Compared to 1997
                              Increase (Decrease) Due to Change In       Increase (Decrease) Due to Change In

                              Volume       Rate           Total          Volume        Rate          Total

Interest Income

Investment securities
  and securities
  available for sale          $1,125,000   $  (162,000)   $  963,000     $  532,000    $ (225,000)   $  307,000
Federal funds sold              (127,000)       (5,000)     (132,000)        51,000        (3,000)       48,000
Loans                            726,000      (177,000)      549,000        652,000        97,000       749,000

TOTAL INTEREST
  INCOME                       1,725,000      (345,000)    1,380,000      1,235,000      (131,000)    1,104,000

Interest Expense

NOW and Super
  NOW deposits                     9,000      (133,000)     (124,000)        25,000      (102,000)      (77,000)
Savings and insured
  money market deposits          112,000      (185,000)      (73,000)        74,000      (112,000)      (38,000)
Time deposits                    370,000      (351,000)       19,000        247,000       (36,000)      211,000
Federal funds sold and
  other short-term debt           89,000       (19,000)       70,000        (13,000)        1,000       (12,000)
Long-term debt                   830,000      (503,000)      327,000        466,000        (1,000)      465,000

TOTAL INTEREST
  EXPENSE                      1,410,000    (1,191,000)      219,000        799,000      (250,000)      549,000

NET INTEREST INCOME           $  315,000   $   846,000    $1,161,000     $  436,000    $  119,000    $  555,000


INDEPENDENT AUDITORS' REPORT

[LOGO]
KPMG

The Board of Directors and Stockholders
Jeffersonville Bancorp:

We have audited the accompanying consolidated balance sheets of Jeffersonville Bancorp and subsidiary (the "Company") as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jeffersonville Bancorp and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

/s/ KPMG LLP

Albany, New York
February 20, 2000

CONSOLIDATED BALANCE SHEETS

December 31, 1999 and 1998

                                                                        1999                 1998
Assets

Cash and due from banks (note 2)                                        $  9,104,000         $  8,203,000
Securities available for sale, at fair value (note 3)                     88,847,000           88,891,000
Securities held to maturity (estimated fair value of
  $4,768,000 in 1999 and $3,755,000 in 1998) (note 4)                      4,730,000            3,602,000
Loans, net of allowance for loan losses of $2,336,000
  in 1999 and $2,310,000 in 1998 (note 5)                                137,925,000          130,031,000
Accrued interest receivable                                                1,695,000            1,392,000
Premises and equipment, net (note 6)                                       2,984,000            2,681,000
Federal Home Loan Bank stock                                               1,628,000            1,160,000
Other real estate owned                                                      693,000              535,000
Cash surrender value of bank-owned life insurance                          6,265,000            6,183,000
Other assets                                                               3,089,000            1,175,000

TOTAL ASSETS                                                            $256,960,000         $243,853,000

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
  Demand deposits                                                       $ 33,278,000         $ 31,287,000
  Now and Super NOW accounts                                              28,092,000           28,726,000
  Savings and money market deposits                                       58,382,000           57,128,000
  Time deposits (note 7)                                                  81,851,000           82,012,000

TOTAL DEPOSITS                                                           201,603,000          199,153,000
Federal Home Loan Bank borrowings (note 8)                                20,000,000           20,000,000
Short-term debt (note 9)                                                  11,981,000              334,000
Accrued expenses and other liabilities                                     1,375,000            1,349,000

TOTAL LIABILITIES                                                        234,959,000          220,836,000

Commitments and contingent liabilities (note 16)
  Stockholders' equity (notes 12, 13 and 14):
  Series A preferred stock, no par value;
    2,000,000 shares authorized; none issued                                      --                   --
  Common stock, $0.50 par value; 2,225,000
    shares authorized; 1,596,978 shares and 1,468,276
    shares issued in 1999 and 1998, respectively                             798,000              734,000
  Paid-in capital                                                          8,232,000            5,431,000
  Treasury stock, at cost; 68,619 shares and
    62,381 shares held in 1999 and 1998, respectively                       (206,000)            (206,000)
  Retained earnings                                                       15,500,000           16,795,000
  Accumulated other comprehensive (loss) income, net of
    taxes of $(1,603,000) in 1999 and $183,000 in 1998                    (2,323,000)             263,000

TOTAL STOCKHOLDERS' EQUITY                                                22,001,000           23,017,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                              $256,960,000         $243,853,000


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 1999, 1998 and 1997

                                                      1999                1998                 1997
Interest Income

Loan interest and fees                                $12,410,000         $11,861,000          $11,112,000
Securities:
  Taxable                                               4,755,000           3,904,000            3,153,000
  Non-taxable                                           1,234,000           1,160,000            1,453,000
Federal funds sold                                         45,000             177,000              129,000

TOTAL INTEREST INCOME                                  18,444,000          17,102,000           15,847,000

Interest Expense

Deposits                                                6,458,000           6,636,000            6,540,000
Federal Home Loan Bank borrowings                       1,159,000             817,000              367,000
Other                                                      94,000              39,000               36,000

TOTAL INTEREST EXPENSE                                  7,711,000           7,492,000            6,943,000

NET INTEREST INCOME                                    10,733,000           9,610,000            8,904,000
Provision for loan losses (note 5)                        300,000             600,000            1,150,000

NET INTEREST INCOME AFTER
  PROVISION FOR LOAN LOSSES                            10,433,000           9,010,000            7,754,000

Non-interest Income

Service charges                                         1,112,000             839,000              728,000
Earnings from cash surrender value
  of bank-owned life insurance                            350,000             202,000                   --
Net security gains (note 3)                                30,000              17,000               91,000
Other non-interest income                                 711,000             529,000              431,000

TOTAL NON-INTEREST INCOME                               2,203,000           1,587,000            1,250,000

Non-interest Expenses

Salaries and wages                                      3,425,000           3,019,000            2,786,000
Employee benefits (note 15)                             1,556,000             996,000              942,000
Occupancy and equipment expenses                        1,453,000           1,276,000            1,238,000
Other real estate owned expenses, net                     244,000             332,000              178,000
Other non-interest expenses (note 10)                   2,093,000           1,888,000            1,714,000

TOTAL NON-INTEREST EXPENSES                             8,771,000           7,511,000            6,858,000

Income before income taxes expense                      3,865,000           3,086,000            2,146,000
Income tax expense (note 9)                               992,000             768,000              383,000

NET INCOME                                            $ 2,873,000         $ 2,318,000          $ 1,763,000

Basic earnings per common share                       $      1.87         $      1.49          $      1.13


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

Years Ended December 31, 1999, 1998 and 1997

                                                                                           Accumulated
                                                                                           Other          Total
                                  Common        Paid-in         Treasury     Retained      Comprehensive  Stockholders'
                                  Stock         Capital         Stock        Earnings      Income (Loss)  Equity

Balance at December 31, 1996      $  617,000    $  447,000      $(206,000)   $19,795,000   $   322,000    $20,975,000
Net income                                --            --             --      1,763,000            --      1,763,000
Other comprehensive income                --            --             --             --       231,000        231,000

Comprehensive income                                                                                        1,994,000

Cash dividends ($0.56 per share)          --            --             --       (792,000)           --       (792,000)
Purchases and retirements
  of common stock                         --        (1,000)            --             --            --         (1,000)

Balance at December 31, 1997         617,000       446,000       (206,000)    20,766,000       553,000     22,176,000
Net income                                --            --             --      2,318,000            --      2,318,000
Other comprehensive (loss)                --            --             --             --      (290,000)      (290,000)

Comprehensive income                                                                                        2,028,000
Cash dividends ($0.60 per share)          --            --             --       (850,000)           --       (850,000)
Purchases and retirements
  of common stock                     (7,000)     (330,000)            --             --            --       (337,000)
Stock dividend (note 12)             124,000     5,315,000             --     (5,439,000)           --             --

Balance at December 31, 1998         734,000     5,431,000       (206,000)    16,795,000       263,000     23,017,000
Net income                                --            --             --      2,873,000            --      2,873,000
Other comprehensive (loss)                --            --             --             --    (2,586,000)    (2,586,000)

Comprehensive income                                                                                          287,000
Cash dividends ($0.62 per share)          --            --             --       (960,000)           --       (960,000)
Purchases and retirements
  of common stock                     (6,000)     (337,000)            --             --            --       (343,000)
Stock dividend (note 12)              70,000     3,138,000             --     (3,208,000)           --             --

Balance at December 31, 1999      $  798,000    $8,232,000      $(206,000)   $15,500,000   $(2,323,000)   $22,001,000


See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 1999, 1998 and 1997

                                                          1999                1998                 1997
Operating Activities
Net income                                                $  2,873,000        $  2,318,000         $  1,763,000
Adjustments to reconcile net income to net
  cash provided by operating activities:
    Provision for loan losses                                  300,000             600,000            1,150,000
    Write down of other real estate owned                       12,000             126,000              119,000
    Gain on sales of other real estate owned                   (47,000)            (83,000)            (137,000)
    Depreciation and amortization                              636,000             559,000              516,000
    Net earnings from cash surrender
      value of bank-owned life insurance                      (273,000)           (175,000)                  --
    Deferred income tax benefit                                (29,000)           (192,000)            (199,000)
    Net security gains                                         (30,000)            (17,000)             (91,000)
    (Increase) decrease in accrued interest receivable        (303,000)           (101,000)            (123,000)
    Decrease (increase) in other assets                         91,000             434,000             (251,000)
    Increase in accrued expenses and other liabilities          26,000             469,000              240,000

NET CASH PROVIDED BY OPERATING ACTIVITIES                    3,256,000           3,938,000            2,987,000

Investing Activities Proceeds from maturities and calls:

  Securities available for sale                             10,276,000          42,978,000           10,443,000
  Securities held to maturity                                  685,000             858,000              770,000
Proceeds from sales of securities available for sale         7,163,000          11,586,000           17,345,000
Purchases:
  Securities available for sale                            (21,736,000)        (73,136,000)         (33,261,000)
  Securities held to maturity                               (1,813,000)           (720,000)          (1,107,000)
Disbursements for loan originations,
  net of principal collections                              (8,790,000)         (5,798,000)         (11,690,000)
Purchase of Federal Home Loan Bank stock                      (468,000)           (407,000)             (36,000)
Purchase of bank-owned life insurance                               --          (6,008,000)                  --
Net purchases of premises and equipment                       (939,000)           (631,000)            (523,000)
Proceeds from sales of other real estate owned                 473,000             683,000              900,000

NET CASH USED IN INVESTING ACTIVITIES                      (15,149,000)        (30,595,000)         (17,159,000)

Financing Activities

Net increase in deposits                                     2,450,000          18,954,000            6,230,000
Proceeds from Federal Home Loan Bank borrowings             10,000,000          20,000,000           10,000,000
Repayments of Federal Home Loan Bank borrowings            (10,000,000)        (10,000,000)                  --
Net (decrease) increase in short-term debt                  11,647,000             (70,000)            (125,000)
Cash dividends paid                                           (960,000)           (850,000)            (792,000)
Purchases and retirements of common stock                     (343,000)           (337,000)              (1,000)
Proceeds from sales of treasury stock                               --                  --                   --

NET CASH PROVIDED BY FINANCING ACTIVITIES                   12,794,000          27,697,000           15,312,000

NET INCREASE IN CASH AND CASH EQUIVALENTS                      901,000           1,040,000            1,140,000
Cash and cash equivalents at beginning of year               8,203,000           7,163,000            6,023,000

Cash and cash equivalents at end of year                  $  9,104,000        $  8,203,000         $  7,163,000

Supplemental Information
Cash paid for:
  Interest                                                $  7,741,000        $  7,508,000         $  6,934,000
  Income taxes                                               1,250,000             903,000              700,000
Transfer of loans to other real estate owned                   596,000             960,000              352,000


See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                1. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements of Jeffersonville Bancorp (the "Parent Company") include its wholly-owned subsidiary, The First National Bank of Jeffersonville (the "Bank"). Collectively, these entities are referred to herein as the "Company". All significant intercompany transactions have been eliminated in consolidation.

     The Parent Company is a bank holding company whose principal activity is the ownership of all outstanding shares of the Bank's stock. The Bank is a commercial bank providing community banking services to individuals, small businesses and local municipal governments in Sullivan County, New York. Management makes operating decisions and assesses performance based on an ongoing review of the Bank's community banking operations, which constitute the Company's only operating segment for financial reporting purposes.

     The consolidated financial statements have been prepared, in all material respects, in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to near-term change include the allowance for loan losses and the valuation of other real estate owned, which are described below. Actual results could differ from these estimates.

     For purposes of the consolidated statements of cash flows, the Company considers Federal funds sold, if any, to be cash equivalents.

     Reclassifications are made to prior years' consolidated financial statements whenever necessary to conform to the current year's presentation.

Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value. Net unrealized gains or losses on securities available for sale are reported (net of income taxes) in stockholders' equity as accumulated other comprehensive income. Non-marketable equity securities are carried at cost. At December 31, 1999 and 1998, the Company had no trading securities.

     Gains and losses on sales of securities are based on the net proceeds and the amortized cost of the securities sold, using the specific identification method. The amortization of premium and accretion of discount on debt securities is calculated using the level-yield interest method over the period to the earlier of the call date or maturity date. Unrealized losses on securities that reflect a decline in value which is other than temporary, if any, are charged to income.

Loans

Loans are stated at unpaid principal balances, less unearned discounts and the allowance for loan losses. Unearned discounts on installment loans are accreted into income using a method which approximates the level-yield interest method. Interest income is recognized on the accrual basis of accounting. When, in the opinion of management, the collection of interest is in doubt, the loan is classified as non-accrual. Generally, loans past due more than 90 days are classified as non-accrual. Thereafter, no interest is recognized as income until received in cash or until such time as the borrower demonstrates the ability to make scheduled payments of interest and principal.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectability of all or a portion of the principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.

     The Company identifies impaired loans and measures loan impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No.
118. Under SFAS No. 114, a loan is considered to be impaired when, based on current information and events, it is probable that the creditor will be unable to collect all principal and interest contractually due. Creditors are permitted to measure impaired loans based on (i) the present value of expected future cash flows discounted at the loan's effective interest rate,
(ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

     The allowance for loan losses is maintained at a level deemed adequate by management based on an evaluation of such factors as economic conditions in the Company's market area, past loan loss experience, the financial condition of individual borrowers, and underlying collateral values based on independent appraisals. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in Sullivan County. In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management.

Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation and amortization are provided over the estimated useful lives of the assets using straight-line or accelerated methods.

Federal Home Loan Bank Stock

As a member institution of the Federal Home Loan Bank ("FHLB"), the Bank is required to hold a certain amount of FHLB stock. This stock is considered to be a non-marketable equity security and, accordingly, is carried at cost.

Other Real Estate Owned

Other real estate owned consists of properties acquired through foreclosure and is stated on an individual-asset basis at the lower of (i) fair value less estimated costs to sell or (ii) cost which represents the fair value at initial foreclosure. When a property is acquired, the excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. If necessary, subsequent write downs to reflect further declines in fair value are included in non-interest expenses. Fair value estimates are based on independent appraisals and other available information. While management estimates losses on other real estate owned using the best available information, such as independent appraisals, future write downs may be necessary based on changes in real estate market conditions, particularly in Sullivan County, and the results of regulatory examinations.

Bank-Owned Life Insurance

The investment in bank-owned life insurance, which covers certain officers of the Bank, is carried at the policies' cash surrender value. Increases in the cash surrender value are recognized in non-interest income.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to "temporary differences" between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets are reduced by a valuation allowance when management determines that it is more likely than not that all or a portion of the deferred tax assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Earnings Per Common Share

Basic earnings per share ("EPS") is computed by dividing income available to common stockholders (net income less dividends on preferred stock, if any) by the weighted average number of common shares outstanding for the period. Entities with complex capital structures must also present diluted EPS which reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common shares. The Company does not have a complex capital structure and, accordingly, has presented only basic EPS.

     Basic earnings per common share was computed based on average outstanding common shares of 1,534,000 in 1999, 1,557,000 in 1998 and 1,561,000 in 1997, all of which have been adjusted for the effect of the 20% stock dividend distributed in February 1998 and 10% stock dividend in May 1999 (see note 12). Income available to common stockholders equaled net income for each of these years.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which requires entities to recognize all derivatives as either assets or liabilities in the balance sheet at fair value. If certain conditions are met, a derivative may be specifically designed as a fair value hedge, a cash flow hedge, or a foreign currency hedge. A specific accounting treatment applies to each type of hedge. Entities may reclassify securities from the held-to-maturity category to the available-for-sale category at the time of adopting SFAS No. 133. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999, although early adoption is permitted. In June 1999 the FASB issued SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB No 133", which deferred the effective date of FASB No.133 by one year, from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000. The Company is not presently engaged in derivatives and hedging activities covered by the new standard and, accordingly, SFAS No. 133 is not expected to have a material impact on the Company's consolidated financial statements.

                         2. Cash and Due From Banks

The Bank is required to maintain certain reserves in the form of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, which is included in cash and due from banks, was approximately $1,000,000 at both December 31, 1999 and 1998.

                      3. Securities Available for Sale

The amortized cost and estimated fair value of securities available for sale are as follows:


December 31, 1999

                                                             Gross           Gross             Estimated
                                          Amortized          Unrealized      Unrealized        Fair
                                          Cost               Gains           Losses            Value

U.S. Government agency securities         $40,443,000        $    7,000      $(2,573,000)      $37,877,000
Obligations of states and
  political subdivisions                   19,811,000           322,000         (233,000)       19,900,000
Mortgage-backed securities
  and collateralized
  mortgage obligations                     30,103,000                --       (1,153,000)       28,950,000
Corporate debt securities                     694,000                --          (25,000)          669,000

Total debt securities                      91,051,000           329,000       (3,984,000)       87,396,000
Equity securities                           1,722,000                --         (271,000)        1,451,000

TOTAL SECURITIES
  AVAILABLE FOR SALE                      $92,773,000        $  329,000      $(4,255,000)      $88,847,000



December 31, 1998

                                                             Gross           Gross             Estimated
                                          Amortized          Unrealized      Unrealized        Fair
                                          Cost               Gains           Losses            Value

U.S. Government agency securities         $31,451,000        $  107,000      $  (272,000)      $31,286,000
Obligations of states and
  political subdivisions                   16,820,000           978,000           (2,000)       17,796,000
Mortgage-backed securities
  and collateralized
  mortgage obligations                     37,999,000            58,000         (422,000)       37,635,000
Corporate debt securities                     603,000             2,000           (3,000)          602,000

Total debt securities                      86,873,000         1,145,000         (699,000)       87,319,000
Equity securities                           1,573,000            15,000          (16,000)        1,572,000

TOTAL SECURITIES
  AVAILABLE FOR SALE                      $88,446,000        $1,160,000      $  (715,000)      $88,891,000


Proceeds from sales of securities available for sale during 1999, 1998 and 1997 were $7,163,000, $11,586,000, and $17,345,000, respectively. Gross gains and gross losses realized on these transactions were as follows:

Years ended December 31,

                                      1999               1998          1997
Gross realized gains                  $35,000            $18,000       $155,000
Gross realized losses                  (5,000)            (1,000)       (64,000)

  Net security gains                  $30,000            $17,000       $ 91,000

     The amortized cost and estimated fair value of debt securities available for sale at December 31, 1999, by remaining period to contractual maturity, are shown in the following table. Actual maturities will differ from contractual maturities because of security prepayments and the right of certain issuers to call or prepay their obligations.

December 31, 1999

                                         Amortized            Estimated
                                         Cost                 Fair Value

Within one year                          $24,383,000          $23,127,000
One to five years                         40,576,000           39,293,000
Five to ten years                         19,777,000           18,873,000
Over ten years                             6,315,000            6,103,000

TOTAL                                    $91,051,000          $87,396,000

Substantially all mortgage-backed securities and collateralized mortgage obligations are securities guaranteed by Freddie Mac or Fannie Mae, which are U.S. government-sponsored entities.

     Securities available for sale with an estimated fair value of $42,961,000 at December 31, 1999 were pledged to secure public funds on deposit and for other purposes.

                       4. Securities Held to Maturity

     The amortized cost and estimated fair value of securities held to maturity are as follows:


December 31, 1999

                                                      Gross              Gross            Estimated
                                  Amortized           Unrealized         Unrealized       Fair
                                  Cost                Gains              Losses           Value

Obligations of states and
  political subdivisions          $4,730,000          $ 50,000           $(12,000)        $4,768,000



December 31, 1998

                                                      Gross              Gross            Estimated
                                  Amortized           Unrealized         Unrealized       Fair
                                  Cost                Gains              Losses           Value

Obligations of states and
  political subdivisions          $3,602,000          $153,000           $     --         $3,755,000


The amortized cost and estimated fair value of these securities at December 31, 1999, by remaining period to contractual maturity, are shown in the following table. Actual maturities will differ from contractual maturities because certain issuers have the right to call or prepay their obligations.

December 31, 1999

                                      Amortized            Estimated
                                      Cost                 Fair Value
Within one year                       $1,465,000           $1,467,000
One to five years                      1,031,000            1,042,000
Five to ten years                      2,234,000            2,259,000
Over ten years                                --                   --

TOTAL                                 $4,730,000           $4,768,000

There were no sales of securities held to maturity in 1999, 1998 or 1997.

                                   5. Loans

The major classifications of loans are as follows:

At December 31,

                                      1999                    1998
Real estate loans:
  Residential                         $ 65,676,000            $ 66,029,000
  Commercial                            29,211,000              22,961,000
  Home equity                           10,359,000               9,320,000
  Farm land                              1,388,000               1,488,000
  Construction                           1,915,000               1,171,000

                                       108,549,000             100,969,000

Other loans:
  Commercial loans                      13,498,000              14,391,000
  Consumer installment loans            19,922,000              18,394,000
  Other consumer loans                   1,876,000               1,795,000
  Agricultural loans                       370,000                 412,000

                                        35,666,000              34,992,000

Total loans                            144,215,000             135,961,000
Unearned discounts                      (3,954,000)             (3,620,000)
Allowance for loan losses               (2,336,000)             (2,310,000)

TOTAL LOANS, NET                      $137,925,000            $130,031,000

The Company originates residential and commercial real estate loans, as well as commercial, consumer and agricultural loans, to borrowers in Sullivan County, New York. A substantial portion of the loan portfolio is secured by real estate properties located in that area. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area.

Non-performing loans are summarized as follows:

At December 31,

                                  1999           1998            1997
Non-accrual loans                 $  790,000     $1,842,000      $3,324,000
Loans past due 90 days or more
  and still accruing interest      1,100,000      1,146,000         368,000

Total non-performing loans        $1,890,000     $2,988,000      $3,692,000

Non-performing loans
  as a percentage of total loans         1.3%          2.2%             2.8%

Non-accrual and restructured loans had the following effect on interest income:

Years ended December 31,

                                  1999           1998            1997
Interest contractually due at
  original rates                  $ 73,000       $ 199,000       $ 285,000
Interest income recognized         (31,000)       (118,000)       (124,000)

Interest income not recognized    $ 42,000       $  81,000       $ 161,000

Changes in the allowance for loan losses are summarized as follows:

Years ended December 31,

                                  1999           1998            1997
Balance at beginning of the year  $2,310,000     $1,862,000      $ 1,711,000
Provision for loan losses            300,000        600,000        1,150,000
Loans charged-off                   (445,000)      (343,000)      (1,255,000)
Recoveries                           171,000        191,000          256,000

Balance at end of the year        $2,336,000     $2,310,000      $ 1,862,000

     SFAS No. 114 applies to loans that are individually evaluated for collectibility in accordance with the Company's ongoing loan review procedures (principally commercial mortgage loans and commercial loans). As of December 31, 1999 and 1998, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled $689,000 and $965,000, respectively. There was no allowance for loan impairment under SFAS No. 114 at either date, primarily due to prior charge-offs and the adequacy of collateral values on these loans. During 1999, 1998 and 1997, the average recorded investment in impaired loans was $694,000, $978,000, and $1,564,000, respectively. Interest income of $22,000, $87,000, and $124,000 was recognized on impaired loans during 1999, 1998 and 1997, respectively, using a cash-basis method of accounting.

                          6. Premises and Equipment

The major classifications of premises and equipment were as follows:

At December 31,

                                            1999                    1998
Land                                        $   392,000             $   392,000
Buildings                                     2,219,000               2,203,000
Furniture and fixtures                          428,000                 421,000
Equipment                                     4,866,000               4,050,000
Building and leasehold improvements             611,000                 568,000
Construction in progress                         57,000                      --

                                              8,573,000               7,634,000
Less accumulated depreciation
  and amortization                           (5,589,000)             (4,953,000)

TOTAL PREMISES AND EQUIPMENT, NET           $ 2,984,000             $ 2,681,000

Depreciation and amortization expense was $636,000, $559,000, and $516,000 in 1999, 1998 and 1997, respectively.

                              7. Time Deposits

The following is a summary of time deposits by remaining period to contractual maturity:

At December 31, 1999

Within one year                                        $61,173,000
One to two years                                        14,423,000
Two to three years                                       2,326,000
Three to four years                                      3,929,000

TOTAL TIME DEPOSITS                                    $81,851,000

Time deposits of $100,000 or more totaled $14,248,000 at December 31, 1999 and $14,920,000 at December 31, 1998. Interest expense related to time deposits over $100,000 was $786,000, $761,000, and $659,000 for 1999, 1998
and 1997, respectively.

                    8. Federal Home Loan Bank Borrowings

The following is a summary of FHLB advances outstanding:


At December 31,

                                                1999                           1998

                                      Amount            Rate         Amount             Rate

Variable rate advances maturing
  within one year                     $ 5,000,000       5.38%        $10,000,000        5.61%
Fixed rate advances maturing
  in 2008                              15,000,000       5.16%         10,000,000        5.02%

TOTAL FHLB ADVANCES                   $20,000,000       5.22%        $20,000,000        5.31%


Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at December 31, 1999 and 1998.

                          9. Short-term Borrowings

Short-term borrowings at December 31, 1999 and 1998 are primarily comprised of overnight FHLB borrowings. The Bank, as a member of the FHLB, has access to a line of credit program with a maximum borrowing capacity of $25.0 million and $22.0 million as of December 31, 1999 and 1998, respectively. Borrowings under the overnight program at December 31, 1999 and 1998, were $11.4 million, at a rate of 5.88% and $0 million, respectively. The Bank has pledged mortgage loans and FHLB stock as collateral on these borrowings. During 1999 the maximum month-end balance was $11.4 million, the average balance was $1.8 million, and the average interest rate was 5.28%.

                              10. Income Taxes

The components of income tax expense are as follows:

Years ended December 31,

                              1999             1998             1997
Current tax expense:
  Federal                     $ 733,000        $ 690,000        $ 439,000
  State                         288,000          270,000          143,000
Deferred tax benefit            (29,000)        (192,000)        (199,000)

TOTAL INCOME TAX EXPENSE      $ 992,000        $ 768,000        $ 383,000

The reasons for the differences between income tax expense and taxes computed by applying the statutory Federal tax rate of 34% to income before income taxes are as follows:


Years ended December 31,

                                                      1999                1998                 1997
Tax at statutory rate                                 $1,314,000          $1,049,000           $  730,000
State taxes, net of Federal tax benefit                  190,000             134,000               81,000
Tax-exempt interest                                     (420,000)           (394,000)            (494,000)
Interest expense allocated
  to tax-exempt securities                                48,000              47,000               62,000
Net earnings from cash surrender value
  of bank-owned life insurance                          (119,000)            (69,000)                  --
Other adjustments                                        (21,000)              1,000                4,000

Income tax expense                                    $  992,000          $  768,000           $  383,000


The tax effects of temporary differences and tax credits that give rise to deferred tax assets and liabilities are presented below:


At December 31,

                                                                       1999              1998
Deferred tax assets:
  Allowance for loan losses in excess of tax bad debt reserve          $  681,000        $  687,000
  Interest on non-accrual loans                                           126,000           136,000
  Alternative minimum tax credit                                               --            95,000
  Postretirement benefits                                                 258,000           149,000
  Deferred compensation                                                   109,000                --
  Net unrealized loss on available for sale securities                  1,603,000                --
  Other                                                                        --             3,000

Total deferred tax assets                                               2,777,000         1,070,000

Deferred tax liabilities:

  Prepaid expenses                                                       (296,000)         (227,000)
  Net unrealized gain on available for sale securities                         --          (183,000)
  Other taxable temporary differences                                      (6,000)               --

Total deferred tax liabilities                                           (302,000)         (410,000)

Net deferred tax asset                                                 $2,475,000        $  660,000


In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at December 31, 1999 and 1998.

                       11. Other Non-Interest Expenses

The major components of other non-interest expenses are as follows:

Years ended December 31,

                                        1999           1998           1997
Stationery and supplies                 $  272,000     $  224,000     $  215,000
Director expenses                          227,000        228,000       230,0000
ATM and credit card processing fees        400,000        323,000        222,000
Other expenses                           1,194,000      1,113,000      1,047,000

  Total non-interest expenses           $2,093,000     $1,888,000     $1,714,000

                     12. Regulatory Capital Requirements

National banks are required to maintain minimum levels of regulatory capital in accordance with regulations of the Office of the Comptroller of the Currency ("OCC"). The Federal Reserve Board ("FRB") imposes similar requirements for consolidated capital of bank holding companies. The OCC and FRB regulations require a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0%, and minimum ratios of Tier I and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

     Under its prompt corrective action regulations, the OCC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized bank. Such actions could have a direct material effect on a bank's financial statements. The regulations establish a framework for the classification of banks into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, a bank is considered well capitalized if it has a leverage (Tier I) capital ratio of at least 5.0%, a Tier 1 risk-based capital ratio of at least 6.0%, and a total risk-based capital ratio of at least 10.0%.

     The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the regulators about capital components, risk weightings and other factors.

     Management believes that, as of December 31, 1999 and 1998, the Bank and the Parent Company met all capital adequacy requirements to which they are subject. Further, the most recent OCC notification categorized the Bank as a well-capitalized bank under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

     The following is a summary of the actual capital amounts and ratios as of December 31, 1999 and 1998 for the Bank and the Parent Company
(consolidated), compared to the required ratios for minimum capital adequacy and for classification as well-capitalized:

December 31, 1999

                                                                                 Required Ratios

                                           Actual                          Minimum               Classification as
                                   Amount              Ratio               Capital Adequacy      Well Capitalized

Bank

Leverage (Tier I) capital          $21,533,000          8.5%               4.0%                   5.0%
Risk-based capital:
  Tier I                            21,533,000         15.3                4.0                    6.0
  Total                             23,305,000         16.5                8.0                   10.0

Consolidated

Leverage (Tier I) capital          $24,324,000          9.6%               4.0%
Risk-based capital:
  Tier I                            24,324,000         17.0                4.0
  Total                             26,125,000         18.2                8.0


December 31, 1998

                                                                                 Required Ratios

                                           Actual                          Minimum               Classification as
                                   Amount              Ratio               Capital Adequacy      Well Capitalized

Bank

Leverage (Tier I) capital          $19,984,000          8.2%               4.0%                   5.0%
Risk-based capital:
  Tier I                            19,984,000         15.7                4.0                    6.0
  Total                             21,589,000         16.9                8.0                   10.0

Consolidated

Leverage (Tier I) capital          $22,754,000          9.9%               4.0%
Risk-based capital:
  Tier I                            22,754,000         17.3                4.0
  Total                             24,408,000         18.5                8.0


                          13. Stockholders' Equity

Stock Dividend

On April 13, 1999, the Parent Company announced a 10% stock dividend which was distributed on May 11, 1999 to common stockholders of record as of April 27, 1999. Under the terms of the dividend, stockholders received a dividend of one share of common stock for every 10 shares owned as of the record date, plus cash in lieu of any fractional shares. A total of 140,890 common shares were issued in connection with the stock dividend. Retained earnings was reduced by $3,208,000, with a corresponding combined increase in common stock and paid-in capital, representing the fair value of the additional shares outstanding after the stock dividend.

Dividend Restrictions

Dividends paid by the Bank are the primary source of funds available to the Parent Company for payment of dividends to its stockholders and for other working capital needs. Applicable Federal statutes, regulations and guidelines impose restrictions on the amount of dividends that may be declared by the Bank. Under these restrictions, the dividends declared and paid by the Bank to the Parent Company may not exceed the total amount of the Bank's net profit retained in the current year plus its retained net profits, as defined, from the two preceding years. The Bank's retained net profits (after dividend payments to the Parent Company) for 1999 and 1998 totaled approximately $1,300,000.

Preferred Stock Purchase Rights

On July 9, 1996, the Board of Directors declared a dividend distribution of one purchase right ("Right") for each outstanding share of Parent Company common stock ("Common Stock"), to stockholders of record at the close of business on July 9, 1996. The Rights have a 10-year term.

     The Rights become exercisable (i) 10 days following a public announcement that a person or group has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Common Stock, or (ii) 10 days following the commencement of a tender offer or exchange offer that, if successful, would result in an acquiring person or group beneficially owning 30% or more of the outstanding Common Stock (unless such tender or exchange offer is predicated upon the redemption of the Rights).

     When the Rights become exercisable, a holder is entitled to purchase one one-hundredth of a share, subject to adjustment, of Series A Preferred Stock of the Parent Company or, upon the occurrence of certain events described below, Common Stock of the Parent Company or common stock of an entity that acquires the Company. The purchase price per one one-hundredth of a share of Series A Preferred Stock ("Purchase Price") will equal the Board of Directors' judgment as to the "long-term investment value" of one share of Common Stock at the end of the 10-year term of the Rights.

     Upon the occurrence of certain events (including certain acquisitions of more than 20% of the Common Stock by a person or group), each holder of an unexercised Right will be entitled to receive Common Stock having a value equal to twice the Purchase Price of the Right. Upon the occurrence of certain other events (including acquisition of the Parent Company in a merger or other business combination in which the Parent Company is not the surviving corporation), each holder of an unexercised Right will be entitled to receive common stock of the acquiring person having a value equal to twice the Purchase Price of the Right.

     The Parent Company may redeem the Rights (to the extent not exercised) at any time, in whole but not in part, at a price of $0.01 per Right.

                          14. Comprehensive Income

The Company has adopted SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for the reporting and display of comprehensive income (and its components) in financial statements. Comprehensive income represents the sum of net income and items of "other comprehensive income" which are reported directly in stockholders' equity, such as the net unrealized gain or loss on securities available for sale. While SFAS No. 130 does not require a specific reporting format, it does require that an enterprise display an amount representing total comprehensive income for each period for which an income statement is presented. In accordance with SFAS No. 130, the Company has reported its comprehensive income for 1999, 1998 and 1997 in the consolidated statements of changes in stockholders' equity.

     The Company's accumulated other comprehensive income, which is included in stockholders' equity, represents the after-tax net unrealized gain on securities available for sale at the balance sheet date. The Company's other comprehensive income, which is attributable to gains and losses on securities available for sale, consisted of the following components:


Years ended December 31,

                                                            1999             1998           1997
Net unrealized holding gains (losses) arising during
  the year, net of taxes of $1,772,000 in 1999,
  $192,000 in 1998 and ($193,000) in 1997                   $(2,568,000)     $(280,000)     $285,000
Reclassification adjustment for net realized gains
  included in income, net of taxes of $12,000 in 1999,
  $7,000 in 1998 and $37,000 in 1997                            (18,000)       (10,000)      (54,000)

Other comprehensive income (loss)                           $(2,586,000)     $(290,000)     $231,000


                       15. Related Party Transactions

Certain directors and executive officers of the Company, as well as certain affiliates of these directors and officers, have engaged in loan transactions with the Company. Such loans were made in the ordinary course of business at the Company's normal terms, including interest rates and collateral requirements, and do not represent more than normal risk of collection. Outstanding loans to these related parties are summarized as follows:

At December 31,

                                                1999               1998
Directors                                       $1,299,000         $1,636,000
Executive officers (non-director)                  244,000            139,000

                                                $1,543,000         $1,775,000

Total advances to these directors and officers during the years 1999 and 1998 were $1,094,000 and $2,013,000, respectively. Total payments made on these loans were $1,200,000 in 1999 and $1,587,000 in 1998. These directors and officers had unused lines of credit with the Company of $1,822,000 at December 31, 1999.

                         16. Employee Benefit Plans

Pension and Other Postretirement Benefits

The Company has a non-contributory defined benefit pension plan covering substantially all of its employees. The benefits are based on years of service and the employee's average compensation during the five consecutive years in the last ten years of employment affording the highest such average. The Company's funding policy is to contribute annually an amount sufficient to satisfy the minimum funding requirements of ERISA, but not greater than the maximum amount that can be deducted for Federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date, but also for benefits expected to be earned in the future.

     The Company also sponsors postretirement medical and life insurance benefit plans for retirees in the pension plan. Effective in 1993, employees must retire after age 60 with at least 10 years of service to be eligible for medical benefits. The plans are non-contributory, except that the retiree must pay the full cost of spouse medical coverage. Both of the plans are unfunded. The Company accounts for the cost of these postretirement benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions". Accordingly, the cost of these benefits is recognized on an accrual basis as employees perform services to earn the benefits. The Company adopted SFAS No. 106 as of January 1, 1993 and elected to amortize the accumulated benefit obligation at that date ("transition obligation") into expense over the allowed period of 20 years.

     The following is a summary of changes in the benefit obligations and plan assets for the pension plan and the other postretirement benefits plan, together with a reconciliation of each plan's funded status to the amounts recognized in the consolidated balance sheets:

                                          Pension Benefits                  Other Postretirement Benefits

                                          1999              1998            1999             1998

Change in benefit obligation:
  Beginning of year                       $3,290,000        $2,862,000      $ 1,315,000      $   989,000
  Service cost                               189,000           124,000           95,000           78,000
  Interest cost                              252,000           203,000           88,000           79,000
  Amendments                                 417,000                --               --               --
  Actuarial (gain) loss                     (204,000)          231,000         (209,000)         202,000
  Benefits paid                             (135,000)         (130,000)         (34,000)         (33,000)

  End of year                              3,809,000         3,290,000        1,255,000        1,315,000

Change in fair value of plan assets:

  Beginning of year                        2,769,000         2,660,000               --               --
  Actual return on plan assets               240,000            71,000               --               --
  Employer contributions                     184,000           186,000           34,000           33,000
  Benefits and plan expenses                (155,000)         (148,000)         (34,000)         (33,000)

  End of year                              3,038,000         2,769,000               --               --

Funded status at end of year                (771,000)         (521,000)      (1,255,000)      (1,315,000)
Unamortized net transition
 (asset) obligation                          (27,000)          (31,000)         239,000          257,000
Unrecognized net loss subsequent
 to transition                               724,000           954,000          128,000          348,000
Unamortized prior service liability          362,000           388,000               --               --

Prepaid (accrued) benefit cost            $  288,000        $  790,000      $  (888,000)     $  (710,000)


The components of the net periodic benefit cost for these plans were as follows:

Pension Benefits

                                         1999           1998         1997
Service cost                             $ 189,000      $ 124,000    $ 118,000
Interest cost                              252,000        203,000      181,000
Expected return on plan assets            (237,000)      (228,000)    (184,000)
Amortization of prior service cost          25,000         (3,000)      (3,000)
Amortization of transition asset            (4,000)        (4,000)      (4,000)
Recognized net actuarial loss               44,000         19,000       33,000

Net periodic benefit expense             $ 269,000      $ 110,000    $ 141,000

Other Postretirement Benefits

                                        1999        1998           1997
Service cost                            $ 95,000    $ 78,000       $ 52,000
Interest cost                             88,000      79,000         60,000
Amortization of transition obligation     18,000      18,000         18,000
Recognized net actuarial loss (gain)      11,000      11,000          1,000

Net periodic benefit expense            $212,000    $186,000       $131,000

The discount rates used to determine the benefit obligations in 1999, 1998 and 1997 were 7.25%, 6.75%, and 7.25%, respectively, for the pension plan; 7.25%, and 6.75%, and 7.00%, respectively, for the other postretirement benefits plan. For the pension plan, the expected rate of return on plan assets was 8.50% and the rate of increase in future compensation was 5.0% for each of the years 1999, 1998 and 1997. The assumed health care cost trend rate used to determine the benefit obligation for the other postretirement benefits plan at December 31, 1999 was 6.0%, declining gradually to 4.0% in 2001 and remaining at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the benefit obligation at December 31, 1999 by approximately $203,000 and the net periodic benefit cost for the year by approximately $39,000; a one percentage point decrease would decrease the benefit obligation and benefit cost by approximately $161,000 and $30,000, respectively.

Tax-Deferred Savings Plan

The Company maintains a qualified 401(k) plan for all employees, which permits tax-deferred employee contributions up to 15% of salary and provides for matching contributions by the Company. The Company matches 100% of employee contributions up to 4% of the employee's salary and 25% of the next 2% of the employee's salary. The Company continues to match 25% of employee contributions beyond 6% of the employee's salary until the total matching contribution reaches $1,500 or 15%. The Company contributed approximately $114,000 in 1999, $111,000 in 1998 and $117,000 in 1997.

                 17. Commitments and Contingent Liabilities

Legal Proceedings

The Parent Company and the Bank are, from time to time, defendants in legal proceedings relating to the conduct of their business. In the best judgment of management, the consolidated financial position of the Company will not be affected materially by the outcome of any pending legal proceedings.

Off-Balance-Sheet Financial Instruments

The Company is a party to certain financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These are limited to commitments to extend credit and standby letters of credit which involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of the Company's involvement in particular classes of financial instruments.

     The Company's maximum exposure to credit loss in the event of non-performance by the other party to these instruments represents the contract amounts, assuming that they are fully funded at a later date and any collateral proves to be worthless. The Company uses the same credit policies in making commitments as it does for on-balance-sheet extensions of credit.

     Contract amounts of financial instruments that represent agreements to extend credit are as follows:

At December 31,

                                          1999                    1998
Loan origination commitments and
  unused lines of credit:
  Mortgage loans                          $ 1,868,000             $ 2,924,000
  Commercial loans                          4,380,000               3,231,000
  Credit card lines                         2,934,000               5,152,000
  Home equity lines                         3,727,000               3,062,000
  Other revolving credit                    3,541,000               3,067,000

                                           16,450,000              17,436,000
Standby letters of credit                     222,000                 307,000

                                          $16,672,000             $17,743,000

     These agreements to extend credit have been granted to customers within the Company's lending area described in note 5 and relate primarily to fixed-rate loans.

     Loan origination commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These agreements generally have fixed expiration dates or other termination clauses and may require payment of a fee by the customer. Since commitments and lines of credit may expire without being fully drawn upon, the total contract amounts do not necessarily represent future cash requirements.

     The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral, if any, required by the Company upon the extension of credit is based on management's credit evaluation of the customer. Mortgage commitments are secured by a first lien on real estate. Collateral on extensions of credit for commercial loans varies but may include accounts receivable, equipment, inventory, livestock and income-producing commercial property.

     Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These guarantees are primarily issued to support borrowing arrangements. The credit risk involved in issuing standby letters of credit is essentially the same as that involved in extending loan facilities to customers.

                  18. Fair Values of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires that the Company disclose estimated fair values for its on- and off-balance-sheet financial instruments. SFAS No. 107 defines fair value as the amount at which a financial instrument could be exchanged in a current transaction between parties other than in a forced sale or liquidation.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument, nor do they reflect possible tax ramifications or transaction costs. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business or the value of non-financial assets and liabilities. In addition, there are significant unrecognized intangible assets that are not included in these fair value estimates, such as the value of "core deposits" and the Company's branch network.

     The following is a summary of the net carrying values and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes):

At December 31,

                                                   1999                                1998

                                     Net Carrying       Estimated          Net Carrying      Estimated
                                     Value              Fair Value         Value             Fair Value

Financial Assets

Cash and cash equivalents            $  9,104,000       $  9,104,000       $  8,203,000      $  8,203,0000
Securities available for sale          88,847,000         88,847,000         88,891,000         88,891,000
Securities held to maturity             4,730,000          4,768,000          3,602,000          3,755,000
Loans                                 137,925,000        138,149,000        130,031,000       132,958,0000
Accrued interest receivable             1,695,000          1,695,000          1,392,000          1,392,000
FHLB stock                              1,628,000          1,628,000          1,160,000          1,160,000

Financial Liabilities
Demand deposits
  (non-interest bearing)               33,278,000         33,278,000         31,287,000         31,287,000
Interest-bearing deposits             168,325,000        168,375,000        167,866,000       168,137,0000
FHLB advances                          20,000,000         20,412,000         20,000,000        20,214,0000
Short-term debt                        11,981,000         11,981,000            334,000           334,0000
Accrued interest payable                       --            640,000            640,000            640,000


The specific estimation methods and assumptions used can have a substantial impact on the estimated fair values. The following is a summary of the significant methods and assumptions used by the Company to estimate the fair values shown in the preceding table:

Securities

The carrying values for securities maturing within 90 days approximate fair values because there is little interest rate or credit risk associated with these instruments. The fair values of longer-term securities are estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The fair values of certain state and municipal securities are not readily available through market sources; accordingly, fair value estimates are based on quoted market prices of similar instruments, adjusted for any significant differences between the quoted instruments and the instruments being valued.

Loans

Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as commercial, consumer, real estate and other loans. Each loan category is further segregated into fixed and adjustable rate interest terms and by performing and non-performing categories. The fair values of performing loans are calculated by discounting scheduled cash flows through estimated maturity using estimated market discount rates that reflect the credit and interest rate risks inherent in the loans. Estimated maturities are based on contractual terms and repricing opportunities.

     The fair values of non-performing loans are based on recent external appraisals and discounted cash flow analyses. Estimated cash flows are discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows and discount rates are judgementally determined using available market information and specific borrower information.

Deposit Liabilities

The fair values of deposits with no stated maturity (such as checking, savings and money market deposits) equal the carrying amounts payable on demand. The fair values of time deposits are based on the discounted value of contractual cash flows (but are not less than the net amount at which depositors could settle their accounts). The discount rates are estimated based on the rates currently offered for time deposits with similar remaining maturities.

FHLB Advances

The fair value was estimated by discounting scheduled cash flows through maturity using current market rates.

Other Financial Instruments

The fair values of cash and cash equivalents, FHLB stock, accrued interest receivable, accrued interest payable and short-term debt approximated their carrying values at December 31, 1999 and 1998.

     The fair values of the agreements to extend credit described in note 16 are estimated based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value estimates also consider the difference between current market interest rates and the committed rates. At December 31, 1999 and 1998, the fair values of these financial instruments approximated the related carrying values which were not significant.

              19. Condensed Parent Company Financial Statements

The following are the condensed parent company only financial statements for Jeffersonville Bancorp:

Balance Sheets (Parent Company Only)
As of December 31,

                                              1999               1998
Assets

Cash                                          $   237,000        $   106,000
Securities available for sale                   1,411,000          1,531,000
Investment in subsidiary                       19,370,000         20,347,000
Premises and equipment                          1,148,000          1,210,000
Other assets                                      142,000             28,000

TOTAL ASSETS                                  $22,308,000        $23,222,000

Liabilities and Stockholders' Equity

Liabilities                                   $   307,000        $   205,000
Stockholders' equity                           22,001,000         23,017,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $22,308,000        $23,222,000


Statements of Income (Parent Company Only)
Years ended December 31,

                                                          1999               1998               1997
Dividend income from subsidiary                           $1,275,000         $1,125,000         $1,375,000
Dividend income on securities available for sale             140,000            125,000             72,000
Rental income from subsidiary                                258,000            246,000            245,000

                                                           1,673,000          1,496,000          1,692,000

Occupancy and equipment expenses                              92,000             62,000             62,000
Other non-interest expenses                                   58,000             49,000             34,000

                                                             150,000            111,000             96,000

Income before income taxes and
  undistributed income of subsidiary                       1,523,000          1,385,000          1,596,000
Income tax expense                                            99,000            109,000             93,000

Income before undistributed income of subsidiary           1,424,000          1,276,000          1,503,000
Equity in undistributed income of subsidiary               1,449,000          1,042,000            260,000

NET INCOME                                                $2,873,000         $2,318,000         $1,763,000


Statements of Cash Flows (Parent Company Only)
Years ended December 31,

                                                        1999               1998               1997
Operating Activities

Net income                                              $ 2,873,000        $ 2,318,000        $ 1,763,000
Equity in undistributed income of subsidiary             (1,449,000)        (1,042,000)          (260,000)
Depreciation and amortization                                92,000             62,000             62,000
Other adjustments, net                                      (70,000)           110,000            (72,000)

NET CASH PROVIDED BY
  OPERATING ACTIVITIES                                    1,446,000          1,448,000          1,493,000

Investing Activities

Purchases of securities available for sale                 (150,000)          (250,000)          (750,000)
Purchases of premises and equipment                              --                 --            (10,000)

CASH USED IN INVESTING ACTIVITIES                          (150,000)          (250,000)          (760,000)

Financing Activities

Cash dividends paid                                        (959,000)          (850,000)          (792,000)
Purchases and retirements of common stock                  (206,000)          (337,000)            (1,000)
Proceeds from sales of treasury stock                            --                 --                 --

NET CASH USED IN FINANCING ACTIVITIES                    (1,165,000)        (1,187,000)          (793,000)

NET INCREASE (DECREASE) IN CASH                             131,000             11,000            (60,000)
Cash at beginning of year                                   106,000             95,000            155,000

Cash at end of year                                     $   237,000        $   106,000        $    95,000


THE FIRST NATIONAL BANK OF JEFFERSONVILLE

Officers

Arthur E. Keesler
Chairman of the Board

Raymond Walter
President and
Chief Executive Officer

John M. Riley
Executive Vice President/
Chief Lending Officer

Charles E. Burnett
Senior Vice President/
Chief Financial Officer

Wayne V. Zanetti
Senior Vice President/
Chief Operating Officer

June B. Tegeler
Vice President/
Branch Coordinator

Claire A. Pecsi
Vice President/
Human Resources

Tatiana Hahn
Vice President/
Senior Loan Officer

Loreen Gebelein
Assistant Vice President/
Mortgage Administrator

Andrew McKean
Assistant Vice President/
Commercial Loans

Martha Huebsch
Assistant Vice President/
Installment Loans

Theodore Bertot
Auditor

Jacqueline M. Gieger
Operations Manager

Stacey Stephenson
Compliance Officer

Pearl L. Gain
Assistant Cashier/Accounting

Barbara Hahl
Marketing Manager

Sandee Sipple
Community Office Manager

Raymond Browne
Branch Manager -- Monticello

Rhonda Decker
Branch Manager -- Liberty

Tanja McKerrell
Branch Manager -- Eldred

Kathleen Beseth
Branch Manager --
Loch Sheldrake

Lorraine Lilholt
Assistant Branch Manager -- Monticello

Lisa Dreher
Assistant Branch Manager -- Liberty

JoAnne Girardi
Assistant Branch Manager -- Eldred

Edie Houghtaling
Assistant Branch Manager --
Loch Sheldrake

Linda Fisk
Sales Manager -- Livingston Manor

Florence Horecky
Sales Manager -- Callicoon

Jayne Wartell
Sales Manager -- Narrowsburg

Janet R. Siano
Sales Manager -- Wal*Mart

Christina Bendi-Manna
Sales Manager -- Wurtsboro

Staff

Dianne Banks
Amy Bernhardt
Eleida Black
Jerilynn Brock
Michelle Brockner
Nancy Brown
Shauna A. Buchholz
Christina Carlson
Alana Conklin
Mary Ellen Connors
Nancy Crumley
Lydia D'Antoni
Susan DeVito
Denise Diehl
Melanie Dirie
Barbara Donnelly
Kelly Ellsworth
Tara Everett
Rosemarie Finkle
Susan Fippinger
Deborah Forsblom
Helen Forster
Dawn Gandy
Eugene Hahn
Kerline Harman
Amy Hiller
Alisa Horan
Cathy Horan
Carolyn Hubert
Vivian A. Huggler
Heidi Hulse
Betty Johaneman
Helen Karkkainen
Jean Kelly
Jessica Kenyon
Lauren Kickuth
Trishia Kinney
Rebekah Lee-Cahill
Brandy Leonardo
Patricia Leonardo
Shirley Lindsley
Margaret Linzer
Michele Lupardo
Merrily Lynch
Martha Lyons
Linda Mall
JoAnn Malley
Charlotte A. Mattice
Jamie McAteer
Diane McGrath
Jonathan McGruder
Toni McKay
Denise Minckler
Jennifer Murphy
Deborah Muzuruk
Gale Myers
Lorraine Niemann
Kelli Pagan
George Lewis Palmer
Kimberly Peck
Bruce Pecsi
Kimberly Pecsi
Jenny O. Peters
Barbara Pietrucha
Jimmy Porter
Margaret Porter
Alice Reisen
Muriel Rembe
Sherri Rhyne
Andrew Richardson
Damaris Rios
Alison Roberge
Mandy Roberts
Silvia Robinson
Sandra Ross
John Rudy
Crystal Smith
Theresa Specht
Jon Speed
Kristie Stauch
Christina Strong
Barbara Walter
Janet Warden
Jayne Wartell
Carol Welton
Everett Williams
Jean Wood
Heather Worzel
Barry Yoder

JEFFERSONVILLE BANCORP BOARD OF DIRECTORS

Arthur E. Keesler

Chairman of the Board
Retired Chief Executive Officer
First National Bank of Jeffersonville
Jeffersonville, New York

Douglas A. Heinle

Postmaster Cochecton Center
Cochecton Center, New York

Honorable Lawrence H. Cooke

Chief Judge of the State of New York
Retired

Solomon Katzoff

President
Katzoff Realty, Inc.
Jeffersonville, New York
Real Estate Sales

John W. Galligan

Owner
John Galligan, Land Surveyor
Monticello, New York
Surveyor

Gibson McKean

President
McKean Real Estate, Inc.
Barryville, New York
Real Estate Sales

John K. Gempler

Secretary/Treasurer
Callicoon Co-op
Insurance Company
Jeffersonville, New York

JEFFERSONVILLE BANCORP BOARD OF DIRECTORS

Raymond Walter

President
First National Bank of Jeffersonville
Jeffersonville, New York

James F. Roche

President
Roche's Garage Inc.
Callicoon, New York
Automobile Dealer

Gilbert E. Weiss

Retired Chief Executive Officer
First National Bank of Jeffersonville
Jeffersonville, New York

Edward T. Sykes

President
Mike Preis Inc.
Callicoon, New York
Insurance Agency

Earl A. Wilde

Retired
Sullivan County Cooperative Extension
Liberty, New York

Officers
Arthur E. Keesler
President

Raymond Walter
Vice President

John K. Gempler
Secretary

John M. Riley
Treasurer

CORPORATE INFORMATION

Corporate Headquarters
Jeffersonville Bancorp
4866 State Rt. 52
Box 398
Jeffersonville, New York 12748

Tel. (914) 482-4000
www.jeffbank.com
EMAIL jeffbank@jeffbank.com

                           Description of Business

     Jeffersonville Bancorp is a one-bank holding company formed in June 1982 under the laws of the State of New York. Its subsidiary is The First National Bank of Jeffersonville, which serves customers in Sullivan County, New York and surrounding communities in Southeastern, New York through nine offices. A full-service commercial bank, it provides a broad range of financial products, including demand and time deposits and mortgage, consumer and commercial loans.

                                Annual Meeting

     The Annual Meeting of stockholders will be held on Tuesday, April 25, 2000 at 3:00 p.m., in the Company's Board Room at Jeffersonville, New York.

                              Stock Information

     The Company's common stock has traded in the Over-the-Counter market under the symbol JFBC since January 1997. The following investment firms are known to handle Jeffersonville Bancorp stock transactions: Barriger & Barriger Inc., Monticello, NY (914) 791-6600, Boenning & Scattergood Inc., Conshohocken, PA (610) 832-1212 and Ryan, Beck & Co., Livingston, NJ (800) 342-2325. On April 13, 1999, Jeffersonville Bancorp announced a 10% stock dividend payable on May 11, 1999 to common stockholders of record as of April 27, 1999. Stockholders received a dividend of one share of common stock for every ten shares owned as of the record date. Cash was paid in lieu of fractional shares. Shareholders participating in our Dividend Reinvestment Plan were credited for the fractional shares.

     The following table shows the range of high and low bid prices for the Company's stock for the quarters indicated. Prices have been adjusted for the 10% stock dividend, for periods prior to the payment date.

Bid Price

                                              Low                  High

Quarter Ended

March 31, 1998                                $25.20               $ 25.50
June 30, 1998                                 $24.00               $ 24.75
September 30, 1998                            $22.50               $ 22.50
December 31, 1998                             $21.50               $ 23.00
March 31, 1999                                $22.00               $ 25.50
June 30, 1999                                 $20.25               $ 28.00
September 30, 1999                            $22.00               $24.875
December 31, 1999                             $20.31               $ 22.25

Cash dividends of $0.16, $0.15 $0.15 and $0.18 per share were declared quarterly in 1999. During 1998, the Company paid three cash dividends: $0.30 in June; $0.15 in September; and $0.15 in December. The Board of Directors intends to continue the payment of dividends on a quarterly basis, subject to its ongoing consideration of the Company's financial condition and operating results; market and economic conditions; and other factors.

JEFFERSONVILLE BANCORP

Subsidiary:

The First National Bank of Jeffersonville

Offices

Main Office
300 Main Street
Jeffersonville, New York 12748
(914) 482-4000

Callicoon Office
45 Main Street
Callicoon, New York 12723
(914) 887-4866

Eldred Office
561 Route 55
Eldred, New York 12732
(914) 557-8513

Liberty Office
Church & Darbee Lane
Liberty, New York 12754
(914) 292-6300

Livingston Manor Office
45 Main Street
Livingston Manor, New York 12758
(914) 439-8123

Loch Sheldrake Office
Route 52
Loch Sheldrake, New York 12759
(914) 434-1180

Monticello Office
15 Forestburgh Road
Monticello, New York 12701
(914) 791-4000

Narrowsburg Office
122 Kirk Road
Narrowsburg, New York 12764
(914) 252-6570

Wal*Mart Office
33 Anawana Lake Road
Monticello, New York 12701
(914) 794-3988

Stock Transfer Agent

American Stock Transfer Company
40 Wall Street
46 Floor
New York, New York 10005
(212) 936-5100

Cover photography by:
(C) NYS Department of Economic Development
and Sullivan County Visitors Association, Inc.

Jeffersonville Bancorp
P.O. Box 398
Jeffersonville, New York 12748

http://www.jeffbank.com