Form 10-K405, Exhibit 13
period 2000-12-31
JEFFERSONVILLE BANCORP
filed 2001-03-27
CIK 874495

(LOGO)

Jeffersonville Bancorp

2000 Annual Report and 10K

To Our Stockholders and Customers

(PHOTO)
Arthur E. Keesler

(PHOTO)
Raymond Walter

The year 2000 provided many challenges and successes for Jeffersonville Bancorp. We enjoyed growth in deposits in excess of 10%, while many community banks had deposit runoff. Our overall loan growth exceeded 5%, with commercial loan growth exceeding 10%. Our Year 2000 program proved to be very successful, with no significant year 2000 surprises. We continue to invest in our future, focusing on areas to improve efficiency, grow loans and deposits, improve net income, and expand customer services and products. We are currently undergoing a process to expedite the loan origination process. During 2000, we formed a Real Estate Investment Trust subsidiary to help minimize state tax expense. We also continued to expand our branch network capabilities and our product lines. All of these initiatives have associated costs, however we believe the rewards of these investments will greatly exceed the costs.

     Net income for 2000 was $1.86 per share, which was slightly below net income for 1999 of $1.87 per share. One of our goals at the beginning of the year 2000 was to achieve record earnings. The year 2000 got off to a great start, and we were on our way to realizing that goal. Unfortunately, the foreclosure and carrying costs incurred in connection with a large commercial loan foreclosure negatively impacted earnings in the latter half of the year. We will continue to incur carrying costs on this property, but based on collateral values and our liquidation plan, we believe a successful liquidation will offset much of these costs.

     Despite the impact of the above foreclosure on our overall asset quality statistics and other real estate balances, overall asset quality is satisfactory. Our net charge-offs during the year were less than 1999. We increased our loan loss reserve by almost $100,000, while maintaining our provision for loan losses at the same level of 1999. Despite the slight decline in earnings, your Board of Directors felt confident enough in the underlying strength of the bank to increase dividends from $.62 to $.72 per share, an increase of over 16%.

     We opened our Wurtsboro branch office this year, bringing the number of locations to 10 throughout Sullivan County. We have also continued to increase our market share of deposits within Sullivan County to almost 27% with our nearest competitor at less than 15%. Our continuing growth in market share and loan balances confirms that we are achieving our mission as a community bank, to serve the banking needs of the residents, small businesses and local governments of Sullivan County.

     Continuing our practice of prior years we continued to repurchase shares when market conditions warranted. During the year, we repurchased a total of 24,274 shares at a cost of $511,459. Your Board of Directors has earmarked an additional $1 million for stock repurchases for the current year.

     The Honorable Lawrence H. Cooke, former Chief Judge of the State of New York Court of Appeals died on August 17, 2000. Judge Cooke had been a member of our Board of Directors since 1985. The cover of our annual report is the Sullivan County Courthouse, which had been renamed in his honor several years ago. Judge Cooke was an asset to the board and his humor and wit will be missed.

     We are looking forward to meeting the challenges of the new year. We continue to consider opportunities to expand services to our customers and strive to improve upon all facets of our operation. If you have any questions regarding this report please contact us.

(PHOTO)
On the cover: The Lawrence H. Cooke Sullivan County Courthouse, renamed in honor of the late Judge Cooke.

/s/ Arthur E. Keesler
Arthur E. Keesler
President
Jeffersonville Bancorp

/s/ Raymond Walter
Raymond Walter
President
The First National Bank of Jeffersonville

Selected Financial Information


FIVE-YEAR SUMMARY

                                            2000              1999             1998              1997              1996
RESULTS OF OPERATIONS
Net interest income                 $ 11,084,000      $ 10,733,000     $  9,610,000      $  8,904,000      $  8,666,000
Provision for loan losses                300,000           300,000          600,000         1,150,000           290,000
Net income                             2,823,000         2,873,000        2,318,000         1,763,000         2,145,000

FINANCIAL CONDITION
Total assets                        $273,284,000      $256,960,000     $243,853,000      $213,659,000      $196,113,000
Deposits                             223,278,000       201,603,000      198,114,000       179,160,000       172,930,000
Loans, net                           145,021,000       137,925,000      130,031,000       125,793,000       115,605,000
Stockholders' equity                  25,109,000        22,001,000       23,017,000        22,176,000        20,975,000

AVERAGE BALANCES
Total assets                        $268,967,000      $254,777,000     $230,955,000      $211,034,000      $198,134,000
Deposits                             218,671,000       207,018,000      191,322,000       180,635,000       173,139,000
Gross loans                          143,954,000       137,696,000      129,754,000       122,567,000       113,981,000
Stockholders' equity                  24,261,000        22,816,000       22,752,000        21,539,000        20,751,000

FINANCIAL RATIOS
Net income to average
  total assets                              1.05%             1.13%            1.00%             0.84%             1.08%
Net income to average
  stockholders' equity                     11.64%            12.59%           10.19%             8.19%            10.34%
Average stockholders' equity
  to average total assets                   9.02%             8.96%            9.85%            10.21%            10.47%

PER SHARE DATA
Income per share                    $       1.86      $       1.87     $       1.49      $       1.13      $       1.35
Dividends per share                 $       0.72      $       0.62     $       0.55      $       0.51      $       0.49
Dividend payout ratio                      38.72%            33.41%           36.66%            44.92%            36.13%
Book value at year end              $      16.69      $      14.40     $      14.88      $      14.20      $      13.43
Total dividends paid                $  1,093,000      $    960,000     $    850,000      $    792,000      $    775,000
Average number of
  shares outstanding                   1,517,259         1,534,288        1,556,500         1,561,228         1,584,685
Shares outstanding at year end         1,504,085         1,528,359        1,546,485         1,561,225         1,561,288


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

     This document contains forward-looking statements, which are based on assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. The Company's ability to predict results and the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements. Actual results could differ materially from forward-looking statements.

GENERAL

The Parent Company is a one-bank holding company founded in 1982 and headquartered in Jeffersonville, New York. The Parent Company owns 100% of the outstanding shares of the Bank's common stock and derives substantially all of its income from the Bank's operations. The Bank is a commercial bank chartered in 1913 serving Sullivan County, New York with offices in Jeffersonville, Eldred, Liberty, Loch Sheldrake, Monticello (2), Livingston Manor, Narrowsburg, Callicoon and Wurtsboro.

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

LOCAL ECONOMY

The economy in Sullivan County continues to recover at a slower pace as compared to other areas of New York State. The Company continues to seek opportunities to invest in the local economy, without compromising asset quality. Non-performing assets and delinquency statistics showed some deterioration in 2000 as compared to 1999. Other real estate owned increased from $693,000 in 1999 to $2,564,000 in 2000. All of this increase is due to the foreclosure of 81 condominium units. Delinquencies of ninety days or more increased in the residential and commercial loan portfolios. However, management believes that the collateral supporting these loans is adequate to protect the Company. Due to the economic weaknesses in the local economy, it is critical that problem loans be identified early and that the Company maintains a strong collection and workout staff. Future improvement in the local economy will be heavily dependent on the Sullivan County tourism and real estate markets. Two major events occurred during the year, which increase optimism in the county's future. A permanent concert facility will be constructed on the original site of the Woodstock Festival in Bethel. Kohl's Department Store has begun construction of a major distribution center in the Town of Mamakating, which will employ five to six hundred individuals. The success of these projects, tourism, real estate values and the availability of qualified labor is critical to the economy and the Company.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

FINANCIAL CONDITION

Total assets increased by $16.3 million or 6.4% to $273.3 million at December 31, 2000 from $257.0 million at December 31, 1999. The increase was primarily due to a $7.2 million or 5.1% increase in gross loans outstanding from $140.3 million at December 31, 1999 to $147.5 million at December 31, 2000. Securities available for sale increased $5.4 million from $88.8 million at December 31, 1999 to $94.2 million at December 31, 2000. Securities held to maturity increased $700,000 from purchases of municipal securities. Much of the securities portfolio remains funded with long term borrowings from the Federal Home Loan Bank, a leveraging strategy implemented in 1997, in which the Company funded security purchases with FHLB borrowings at a positive interest rate spread.

     These asset increases were funded by a $21.7 million increase in total deposits from $201.6 million at December 31, 1999 to $223.3 million at December 31, 2000. Other real estate owned increased due to the foreclosure of one large commercial property.

     In 2000, total gross loans increased $7.2 million or 5.1% from 140.3 million to $147.5 million. Within the loan portfolio, commercial real estate loans increased $4.4 million to $33.6 million at December 31, 2000, commercial loans increased $4.3 million to $17.8 million, consumer loans decreased $200,000 to $19.7 million and residential mortgages decreased by $700,000. The commercial real estate growth reflects the Company's strategy to provide loans for local real estate projects where there is strong loan to values and solid principals. The installment lending decreases are primarily due to the economy. The lack of growth in residential mortgages reflects the highly competitive nature of this market. Additional growth is anticipated in commercial real estate loans during 2001. The overall loan portfolio is structured in accordance with management's belief that loans secured by residential and commercial real estate generally result in lower loan loss levels compared to other types of loans, because of the value of the underlying collateral.

     Other real estate owned at December 31, 2000 was $2.6 million compared to $693,000 at December 31, 1999. During the third quarter, the Bank obtained a deed in lieu of foreclosure to 81 condominium units at the Grandview Palace in Loch Sheldrake, New York. The total loan balance at that time was $2.2 million. The bank has been investing in additional construction in order to make the remaining 78 units saleable in time for the 2001 marketing season. Total non-performing loans increased from $1.9 million at December 31, 1999 to $2.4 million at December 31, 2000. Net loan charge-offs decreased from $274,000 in 1999 to $201,000 in 2000. At December 31, 2000, the allowance for loan losses equaled $2.4 million representing 1.60% of total gross loans outstanding and 99.8% of total non-performing loans.

     Total deposits increased $21.7 million to $223.3 million at December 31, 2000 from $201.6 million at December 31, 1999. Within the deposit mix, both lower costing demand and savings deposits increased as did higher costing time deposits. Much of the increase in deposits was caused by the Company's successful new branches and the attraction of new customers from larger regional banks. The Company continues to be successful in increasing demand deposit balances, which provides a pool of low cost funds for reinvestment in the community. Demand deposits increased from $33.3 million at December 21, 1999 to $39.7 million at December 31, 2000, an increase of $6.4 million or 19.3%. Short term borrowings were reduced by $9.2 million of the deposit increase.

     Total equity was $25.1 million at December 31, 2000, an increase of $3.1 million from December 31, 1999. The increase was due primarily to net income and the increase in accumulated other comprehensive income of $1.9 million reduced by cash dividends of $1,093,000, and stock repurchases and retirements of $511,000.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

RESULTS OF OPERATIONS 2000 VERSUS 1999

Net Income

Net income for 2000 of $2.8 million was down 1.7% or $50,000 from the 1999 net income of $2.9 million. The lower level of earnings in 2000 reflects the interaction of a number of factors including increases in net interest income, offset by increased interest expense and several higher non-interest expense categories. The most significant factor, which decreased 2000 net income was the increase in non interest expense to $9.6 million from $8.8 million in 1999, an increase of $784,000 or 8.9%. The provision for loan losses was $300,000 in 2000, as it was in 1999. Salary expense increased $162,000 or 4.7% in 2000, primarily due to the addition of new employees, a new branch and normal salary increases. Employee benefit expenses increased by $375,000 or 4.8% due to increased costs incurred for post retirement benefits and the pension plan. Net other real estate owned expense increased by $278,000 in 2000, primarily due to costs associated with Grandview Palace.

Interest Income and Interest Expense

Throughout the following discussion, net interest income and its components are expressed on a tax equivalent basis which means that, where appropriate, tax exempt income is shown as if it were earned on a fully taxable basis.

     The largest source of income for the Company is net interest income, which represents interest earned on loans, securities and short-term investments, less interest paid on deposits and other interest bearing liabilities. Tax equivalent net interest income of $11.7 million for 2000 represented an increase of 3.2% compared to $11.4 million for 1999. Net interest margin decreased to 4.76% in 2000 compared to 4.79% in 1999. Although the effects of a high interest rate environment in 2000 was a challenge in maintaining the net interest margin, the Company intends to continue efforts to stabilize the margin in 2001.

     Total interest income for 2000 was $20.0 million, compared to $19.1 million in 1999. The increase in 2000 is the result of an increase in the average balance of interest earning assets from $237.3 million in 1999 to $246.4 million in 2000, an increase of 3.8%. The increase in earning assets complemented an overall increase in average yield on earning assets of nine basis points in 2000. Total average securities (securities available for sale and securities held to maturity) increased $1.8 million or 1.8% in 2000 to $100.5 million. The increase in 2000 reflects excess funds derived from increased deposits, which were not needed to fund new loans. The benefits of increased average security balances was increased by an increasing yield on total securities which increased from 6.71% in 1999 to 6.88% in 2000. In 2000, average loans increased $6.3 million to $144.0 million from $137.7 million in 1999. Concurrently the average loan yield increased from 9.01% in 1999 to 9.02% in 2000. Average residential and commercial real estate loans continued to make up a major portion of the loan portfolio at 69.6% of total loans in 2000. In 2001, increases in funding will continue to be allocated first to meet loan demand, as necessary, and then to the securities portfolios.

     Total interest expense in 2000 increased $584,000 or 7.6% over 1999. The average balance of interest bearing liabilities increased from $197.4 million in 1999 to $204.3 million in 2000, an increase of 3.5%. During 2000, the average cost of total interest bearing liabilities increased by fifteen basis points, reflecting the higher market interest during the year.

     Average interest bearing deposits increased $6.9 million to reach $182.1 million in 2000, an increase of 3.9%. The higher interest rates paid on time savings certificates resulted in an increase in these deposits in both 2000 and 1999, as funds flowed from other types of accounts paying lower rates. Interest rates on interest bearing deposits increased from an average rate paid of 3.69% in 1999 to 3.92% in 2000. In 2000, average demand deposit balances increased 11.4% over 1999.

Provision for Loan Losses

The provision for loan losses was $300,000 in 2000 and 1999. Provisions for loan losses are recorded to maintain the allowance for loan losses at an amount management considers adequate to cover loan losses which are deemed probable and can be estimated. These provisions were based upon a number of factors, including asset classifications, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience, economic trends, industry experience and trends, estimated collateral values and underwriting policies. Total non-performing loans increased from $1.9 million at December 31, 1999 to $2.4 million at December 31, 2000. This increase was due to increases in 90 day and over delinquencies in the residential and commercial loan portfolios. Net loan charge-offs decreased from $274,000 in 1999 to $201,000 in 2000.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Summary of Loan Loss Experience

The following table indicates the amount of charge-offs and recoveries in the loan portfolio by category.


                                                                          2000                1999                 1998
ANALYSIS OF THE CHANGES IN ALLOWANCE
FOR LOAN LOSSES FOR 2000 AND 1999

Balance at beginning of year                                        $2,336,000          $2,310,000           $1,862,000

Charge-offs:
   Commercial, financial and agriculture                              (104,000)            (29,000)             (58,000)
   Real estate - mortgage                                              (28,000)            (73,000)             (57,000)
   Installment loans to individuals                                   (214,000)           (343,000)            (228,000)

         Total charge-offs                                            (346,000)           (445,000)            (343,000)

Recoveries:
   Commercial, financial and agriculture                                57,000              15,000               64,000
   Real estate - mortgage                                               16,000              59,000               42,000
   Installment loans to individuals                                     72,000              97,000               85,000

         Total recoveries                                              145,000             171,000              191,000

Net charge-offs                                                       (201,000)           (274,000)            (152,000)

Provision charged to operations                                        300,000             300,000              600,000

Balance at end of year                                              $2,435,000          $2,336,000           $2,310,000

Ratio of net charge-offs to average outstanding loans                      .14%                .20%                 .12%



                                                                          2000                1999                 1998
NET (CHARGE-OFFS) RECOVERIES BY LOAN CATEGORY
FOR YEARS ENDED DECEMBER 31,

Loan category:
   Residential Mortgages               Charge-off                    $ (28,000)          $ (58,000)           $ (57,000)
                                       Recovery                          2,000              30,000               39,000
   Commercial Mortgages                Charge-off                           --             (15,000)                 --
                                       Recovery                         14,000              29,000                3,000
   Commercial Loans                    Charge-off                       (9,000)            (29,000)             (58,000)
                                       Recovery                         31,000              15,000               64,000
   Consumer Loans                      Charge-off                     (214,000)           (247,000)            (136,000)
                                       Recovery                         72,000              82,000               78,000
   Other Loans                         Charge-off                      (95,000)            (96,000)             (92,000)
                                       Recovery                         26,000              15,000                7,000

         Net Charge-Offs                                             $(201,000)          $(274,000)           $(152,000)


     Net charge-offs were 0.14% of average outstanding loans in 2000 compared to 0.20% in 1999 and 0.12% in 1998, a continued stabilization of loan losses. Continuation of this trend in net charge-offs will still depend significantly on improvement in the local economy. On a combined basis, net charge-offs on residential and commercial mortgages decreased by $2,000 from $14,000 in 1999 to $12,000 in 2000. Management instituted new tax escrow policies on renewing mortgages and upgraded the Bank's loan collection practices in 1998, which has helped to mitigate the problem of rising delinquencies and loan losses.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

     The net recoveries on commercial loans were $22,000 in 2000 or 0.21% of average commercial loans outstanding, an increase compared to a 0.13% net charge-off percentage in 1999. Net charge-offs on consumer loans increased to $142,000 in 2000 from $165,000 in 1999.

     Other loan and credit card net charge-offs of $69,000 in 2000 represented 3.3% of average outstanding loans in this category, reflecting the higher credit risk inherent in these types of loans. Higher interest rates on these loans help compensate for this risk.

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

     The allowance for loan losses was $2.4 million at December 31, 2000 compared to $2.3 million and $2.3 million at December 31, 1999 and 1998, respectively. The allowance as a percentage of total loans was 1.60% at December 31, 2000, compared to 1.62% and 1.70% at December 31, 1999 and 1998, respectively. The allowance's coverage of non-performing loans was 99.8% and 123.6% at December 31, 2000 and 1999 respectively.

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


DISTRIBUTION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31, 2000

                                                                                                        Loan Balance by
                                                                     Allowance       Percentage of              Type to
                                                                       Balance     Total Allowance       Total Loan<F1>
Loan Category

Residential Mortgages - (includes home equity loans)                $  802,000                32.9%                56.0%
Commercial Mortgages                                                   500,000                20.5                 21.4
Commercial Loans                                                       381,000                15.7                  7.2
Consumer Loans                                                         542,000                22.3                 13.9
Other Loans                                                            210,000                 8.6                  1.5

                                                                    $2,435,000               100.0%               100.0%

DISTRIBUTION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31, 1999

                                                                                                        Loan Balance by
                                                                     Allowance       Percentage of              Type to
                                                                       Balance     Total Allowance      Total Loans<F1>
Loan Category

Residential Mortgages - (includes home equity loans)                $  816,000                34.9%                55.0%
Commercial Mortgages                                                   275,000                11.8                 22.3
Commercial Loans                                                       545,000                23.3                  9.4
Consumer Loans                                                         514,000                22.0                 12.0
Other Loans                                                            186,000                 8.0                  1.3

                                                                    $2,336,000               100.0%               100.0%


<F1> Percentage relationship between average loans outstanding by type compared to total average loans outstanding.


     The total allowance for loan losses at December 31, 2000 includes a specific allocation of $638,000, or 26.2% of thetotal allowance, to classified commercial mortgages and commercial loans; the remainder is a general allocation. The comparable specific allocation at December 31, 1999 was $363,000 or 15.5% of the total allowance.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

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


DECEMBER 31, 2000

                                                             90 Days
                                                            Or More,
                                     Nonaccrual       Still Accruing               Total    Percentage<F1>    Percentage<F2>
Loan Category

Residential Mortgages                  $718,000           $1,006,000          $1,724,000               2.3%             70.7%
Commercial Mortgages                     42,000              629,000             671,000               2.0              27.5
Commercial Loans                             --                   --                  --               0.0               0.0
Consumer Loans                           15,000               29,000              44,000               0.2               1.8

Total                                  $775,000           $1,664,000          $2,439,000               1.6%            100.0%

DECEMBER 31, 1999

                                                             90 Days
                                                            Or More,
                                     Nonaccrual       Still Accruing               Total    Percentage<F1>    Percentage<F2>
Loan Category

Residential Mortgages                  $727,000           $  699,000          $1,426,000               1.9%             75.5%
Commercial Mortgages                     42,000              346,000             388,000               1.3              20.5
Commercial Loans                             --                   --                  --               0.0               0.0
Consumer Loans                           21,000               55,000              76,000               0.3               4.0

Total                                  $790,000           $1,100,000          $1,890,000               1.3%            100.0%


<F1> Percentage of gross loans outstanding for each loan category.
<F2> Percentage of total nonaccrual and 90 day past due loans.


     The increase in total nonaccrual and 90 day past due loans is primarily due to increases in past due nonaccrual residential mortgages and commercial mortgages. Total nonaccrual and 90 day past due residential and commercial mortgage loans represent 2.3% and 2.0% of the respective portfolio totals, a deterioration over last year. The majority of the Company's total nonaccrual and past due loans are secured loans and, as such, management anticipates there will be limited risk of loss in their ultimate resolution.

     From time to time, loans may be renegotiated in a troubled debt restructuring when the Company determines that it will ultimately receive greater economic value under the new terms than through foreclosure, liquidation, or bankruptcy. Candidates for renegotiation must meet specific guidelines. There were no restructured loans as of December 31, 2000 and 1999.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Loan Portfolio

The following table indicates the amount of loans in portfolio categories according to their period to maturity. The table also indicates the dollar amount of these loans that have predetermined or fixed rates vs. variable or adjustable rates.


                                                                                  One Year
                                                                   One Year        Through         After
                                                                    or Less     Five Years    Five Years          Total
MATURITIES AND SENSITIVITIES OF LOANS TO
CHANGES IN INTEREST RATES AT DECEMBER 31, 2000

Commercial, financial and agricultural                               $7,165         $6,547        $2,375        $16,087
Real estate construction                                              1,302            114           --           1,416

         Total                                                       $8,467         $6,661        $2,375        $17,503

Interest sensitivity of loans:
   Predetermined rate                                                $4,200         $6,106        $2,375        $12,681
   Variable rate                                                      4,267            555            --          4,822

         Total                                                       $8,467         $6,661        $2,375        $17,503


Other Real Estate Owned

Other real estate owned represents properties acquired through foreclosure and is recorded on an individual-asset basis at the lower of (1) fair value less estimated costs to sell or (2) cost, which represents the fair value at initial foreclosure. When a property is acquired, the excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Subsequent write downs to reflect further declines in fair value are included in non-interest expense.

     The following are the changes in other real estate owned during the last two years:

                                                Years Ended December 31,
                                                 2000              1999

Beginning balance                          $  693,000         $ 535,000
Additions (includes costs capitalized)      2,629,000           596,000
Sales                                        (678,000)         (426,000)
Write downs                                   (80,000)          (12,000)

Ending balance                             $2,564,000         $ 693,000

Non-Interest Income and Expense

Non-interest income primarily consists of service charges, commissions and fees for various banking services, and securities gains and losses. Total non-interest income in 2000 increased 9.7% or $213,000 over 1999. The increase is attributable to ATM debit card revenue, income from ATM fees charged to nonbank customers, increases in fees for NSF checks, higher monthly service charges for checking accounts, and income recorded for the increase in cash surrender value of bank-owned life insurance.

     Non-interest expense increased by $784,000 or 8.9% in 2000. Salary and wage expense combined with employee benefit expense increased 4.8% to $5.2 million in 2000. This increase was caused by increased expenses for post-retirement benefits and pension plans. Occupancy and equipment expense increased 2.3% to reach $1.5 million in 2000. Net other real estate owned expense increased $278,000 to $522,000 in 2000 from $244,000 in 1999 primarily due to expenses related to Grandview Palace. Only an upturn in the local economy will decrease foreclosure activity and the associated costs. In the interim, however, the Company will continue to follow its loan underwriting and appraisal standards to minimize future losses, and will continue to make every effort to liquidate foreclosed property in a fashion that will minimize loss. Other non-interest expense increased by $236,000 or 11.3% in 2000 to $2.3 million from $2.1 million in 1999, reflecting among other things higher professional costs incurred in connection with the Real Estate Investment Trust.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

Income Tax Expense

Income tax expense totaled $822,000 in 2000 versus $992,000 in 1999. The effective tax rate approximated 22.6% in 2000 and 25.7% in 1999. This relatively low tax rate reflects the favorable tax treatment received on municipal security interest and other tax reduction strategies.

RESULTS OF OPERATIONS 1999 VERSUS 1998

Net Income

Net income for 1999 of $2.9 million was up 23.9% from the 1998 net income of $2.3 million. The higher level of earnings in 1999 reflects the interaction of a number of factors including increases in net interest income and non-interest income and a lower loan loss provision, offset by several higher non-interest expense categories. The most significant factor, which increased 1999 net income was the increase in net interest income to $10.7 million from $9.6 million in 1998, an increase of $1.1 million or 11.7%. The provision for loan losses was $300,000 in 1999, compared to $600,000 in 1998, a decrease of $300,000 or 50%, which reflects the continued improvement in the Company's asset quality. Salary expense increased $406,000 or 13.4% in 1999, primarily due to the addition of new employees, a new branch and normal salary increases. Employee benefit expenses increased by $560,000 or 56.2% due to the costs incurred for directors insurance plans. Other non-interest expense increased by $205,000 or 10.9% in 1999, primarily due to increases in equipment, telephone, stationary, courier costs and ATM expenses.

Interest Income and Interest Expense

Tax equivalent net interest income of $11.4 million for 1999 represented an increase of 11.4%, compared to $10.2 million for 1998. Total interest income for 1999 was $19.1 million, compared to $17.7 million in 1998. The increase in 1999 is the result of an increase in the average balance of interest earning assets from $215.4 million in 1998 to $237.3 million in 1999, an increase of 10.2%. The increase in earning assets was partially offset by an overall decrease in average yield on earning assets of eighteen basis points in 1999.

     Total interest expense in 1999 increased $219,000 or 2.9% over 1998. The average balance of interest bearing liabilities increased from $177.7 million in 1998 to 197.4 million in 1999, an increase of 11.1%. During 1999, the average deposit rate and the average cost of total interest bearing liabilities decreased by thirty-seven basis points and thirty-one basis points, respectively, reflecting the lower market interest rates during the year. Net interest margin increased to 4.79% in 1999, compared to 4.74% in 1998.

Provision for Loan Losses

The provision for loan losses was $300,000 in 1999 compared to $600,000 in 1998. Provisions for loan losses are recorded to maintain the allowance for loan losses at an amount management considers adequate to cover loan losses, which are deemed probable and can be estimated. These provisions were based upon a number of factors, including asset classifications, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience, economic trends, industry experience and trends, estimated collateral values and underwriting policies. Total non-performing loans decreased from $3.0 million at December 31, 1998 to $1.9 million at December 31, 1999. Net loan charge-offs increased from $152,000 in 1998 to $274,000 in 1999. At December 31, 1999, the allowance for loan losses equaled $2.3 million representing 1.62% of total gross loans outstanding and 123.6% of total non-performing loans.

Non-Interest Income and Expense

Total non-interest income in 1999 increased 38.8% or $616,000 over 1998. The increase is attributable to income earned on ATM debit card fees, income from ATM fees charged to nonbank customers, increases in fees for NSF checks, higher monthly service charges for commercial checking accounts, and income recorded for the increase in cash surrender value of bank-owned life insurance.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

     Non-interest expense increased by $1.3 million or 16.8% in 1999, compared to increases of 9.5% in 1998. Salary and wage expense, combined with employee benefit expense, increased 24.1% to $5.0 million in 1999, compared to $4.0 million in 1998. Occupancy and equipment expense increased 13.9% to reach $1.5 million in 1999, up from $1.3 million in 1998. This increase reflects the Company's commitment to upgrade and expand computer network technology. Net other real estate owned expense decreased 26.5% to $244,000 in 1999 from $332,000 in 1998. Other non-interest expense increased by $205,000 or 10.9% in 1999 to $2.1 million from $1.9 million.

Income Tax Expense

Income tax expense increased to $992,000 from $768,000, primarily as a result of the increase in income before taxes. The effective tax rates of 25.7% and 24.9% for 1999 and 1998, respectively, are a result of the favorable tax treatment on tax exempt interest income.

LIQUIDITY

Liquidity is the ability to provide sufficient cash flow to meet financial commitments such as additional loan demand and withdrawals of existing deposits. The Company's primary sources of liquidity are its deposit base; FHLB borrowings; repayments and maturities on loans; short-term assets such as federal funds and short-term interest bearing deposits in banks; and maturities and sales of securities available for sale. These sources are available in amounts sufficient to provide liquidity to meet the Company's ongoing funding requirements. The Bank's membership in the FHLB of New York enhances liquidity in the form of overnight and 30 day lines of credit of approximately $26.0 million, which may be used to meet unforeseen liquidity demands. Overnight borrowings totaling $2.4 million were being used at December 31, 2000. Four separate FHLB term advances totaling $20.0 million at December 31, 2000 were being used to fund securities leverage transactions.

     In 2000, cash generated from operating activities amounted to $3.1 million and cash generated from financing activities amounted to $10.9 million. These amounts were offset by a use of cash in investing activities of $12.8 million, resulting in a net increase in cash and cash equivalents of $1.3 million. See the Consolidated Statements of Cash Flows for additional information.

MATURITY SCHEDULE OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 2000

Deposits
Due three months or less                        $ 6,993,000
Over three months through six months              7,794,000
Over six months through twelve months             1,710,000
Over twelve months                                  558,000

                                                $17,055,000

     Management anticipates much of these maturing deposits to rollover at maturity, and that liquidity will be adequate to meet funding requirements.

CAPITAL ADEQUACY

One of management's primary objectives is to maintain a strong capital position to merit the confidence of depositors, the investing public, bank regulators and shareholders. A strong capital position should help the Company withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. Stockholder's equity increased $3.1 million or 14.1% in 2000 following a decrease of 4.4% in 1999.

     In 2000, the Board of Directors authorized that $1.0 million be made available to purchase shares on the open market and retire them. Through December 31, 2000, a total of 16,558 common shares were purchased and retired, reducing stockholders' equity by $511,000. Management believes that the repurchase of Company stock represents a prudent use of excess capital.

Management's Discussion and Analysis of
Financial Condition and Results of Operations

     The Company retained $1.7 million from 2000 earnings, while the after-tax adjustment for the change in the net unrealized gain or loss on securities available for sale increased stockholders equity by $1.9 million. In accordance with regulatory capital rules, the adjustment for securities available for sale is not considered in the computation of regulatory capital ratios.

     Under the Federal Reserve Bank's risk-based capital rules, the Company's Tier I risk-based capital was 16.6% and total risk-based capital was 17.8% of risk-weighted assets. These risk-based capital ratios are well above the minimum regulatory requirements of 4.0% for Tier I capital and 8.0% for total capital. The Company's leverage ratio (Tier I capital to average assets) of 9.5% is well above the 4.0% minimum regulatory requirement. The following table shows the Company's actual capital measurements compared to the minimum regulatory requirements.


                                                                                              As of December 31,
                                                                                                 2000              1999
TIER I CAPITAL
Stockholders' equity, excluding the after-tax
  net unrealized gain on debt securities available for sale                              $ 25,543,000      $ 24,324,000

TIER II CAPITAL
Allowance for loan losses<F1>                                                               1,931,000         1,801,000
Total risk-based capital                                                                 $ 27,474,000      $ 26,125,000
Risk-weighted assets<F2>                                                                 $153,995,000      $143,526,000
Average assets                                                                           $268,967,000      $254,777,000

RATIOS
Tier I risk-based capital (minimum 4.0%)                                                         16.6%             17.0%
Total risk-based capital (minimum 8.0%)                                                          17.8%             18.2%
Leverage ( minimum 4.0%)                                                                          9.5%              9.6%


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

Distribution of Assets, Liabilities & Stockholders' Equity:
Interest Rates & Interest Differential

The following schedule presents the condensed average consolidated balance sheets for 2000, 1999 and 1998. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a tax equivalent basis. The interest paid on interest-bearing liabilities, expressed in dollars and rates, are also presented.

CONSOLIDATED AVERAGE BALANCE SHEET 2000


                                                                               Percentage
                                                               Average           of Total        Interest       Average
                                                               Balance     Average Assets     Earned/Paid    Yield/Rate
ASSETS
Securities available for sale and held to maturity:<F3>
Taxable securities                                        $ 76,168,000              28.32%    $ 5,013,000          6.58%
Tax exempt securities                                       24,305,000               9.04       1,901,000          7.82

         Total Securities                                  100,473,000              37.36       6,914,000          6.88

Short-term investments                                       1,963,000               0.73         133,000          6.78
Loans (net of unearned discount)
   Real estate mortgages                                   100,217,000              37.26       8,517,000          8.50
   Home equity loans                                        11,247,000               4.18       1,015,000          9.02
   Time and demand loans                                    10,366,000               3.85       1,037,000         10.00
   Installment loans                                        20,034,000               7.45       2,136,000         10.66
   Other loans                                               2,090,000               0.78         274,000         13.11

         Total Loans<F1>                                   143,954,000              53.52      12,979,000          9.02

         Total Interest Earning Assets                     246,390,000              91.61      20,026,000          8.13%

Allowance for loan losses                                   (2,405,000)             (0.89)
Unrealized gains and losses on portfolio                    (3,671,000)             (1.36)
Cash and due from Banks (demand)                             8,403,000               3.12
Fixed assets (net)                                           2,888,000               1.07
Bank owned Life Insurance                                    6,684,000               2.48
Other assets                                                10,678,000               3.97

         Total Assets                                     $268,967,000             100.00%

LIABILITIES AND STOCKHOLDERS' EQUITY
NOW and Super NOW deposits                                $ 30,276,000              11.26%        674,000          2.23%
Savings and insured money market deposits                   63,551,000              23.63       1,889,000          2.97
Time deposits                                               88,224,000              32.80       4,578,000          5.19

         Total Interest Bearing Deposits                   182,051,000              67.69       7,141,000          3.92

Federal funds purchased and other short-term debt            2,221,000               0.83         138,000          6.21
Long-term debt                                              20,000,000               7.43       1,016,000          5.08

         Total Interest Bearing Liabilities                204,272,000              75.95       8,295,000          4.06

Demand deposits                                             36,620,000              13.61
Other liabilities                                            3,814,000               1.42

         Total Liabilities                                 244,706,000              90.98

Stockholders' Liability                                     24,261,000               9.02

         Total Liabilities and Stockholders' Equity       $268,967,000             100.00%

Net interest income                                                                           $11,731,000
Net interest spread                                                                                                4.07%
Net interest margin<F2>                                                                                            4.76%


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


Distribution of Assets, Liabilities & Stockholders' Equity:
Interest Rates & Interest Differential

CONSOLIDATED AVERAGE BALANCE SHEET 1999


                                                                               Percentage
                                                               Average           of Total        Interest       Average
                                                               Balance     Average Assets     Earned/Paid    Yield/Rate
ASSETS
Securities available for sale and held to maturity:<F3>
   Taxable securities                                     $ 75,354,000              29.58%    $ 4,755,000          6.31%
   Tax exempt securities                                    23,339,000               9.16       1,870,000          8.01

         Total Securities                                   98,693,000              38.74       6,625,000          6.71

Short-term investments                                         937,000               0.37          45,000          4.80
Loans (net of unearned discount)
   Real estate mortgages                                    96,112,000              37.72       8,258,000          8.59
   Home equity loans                                         9,969,000               3.91         874,000          8.77
   Time and demand loans                                    10,645,000               4.18         995,000          9.35
   Installment loans                                        18,812,000               7.38       1,986,000         10.56
   Other loans                                               2,158,000               0.85         297,000         13.76

         Total Loans<F1>                                   137,696,000              54.05      12,410,000          9.01

         Total Interest Earning Assets                     237,326,000              93.15      19,080,000          8.04%

Allowance for loan losses                                   (2,379,000)             (0.93)
Unrealized gains and losses on portfolio                    (1,313,000)             (0.52)
Cash and due from Banks (demand)                             7,833,000               3.07
Fixed assets (net)                                           2,781,000               1.09
Bank owned Life Insurance                                    6,258,000               2.46
Other assets                                                 4,271,000               1.68

         Total Assets                                     $254,777,000             100.00%

LIABILITIES AND STOCKHOLDERS' EQUITY
NOW and Super NOW deposits                                $ 28,911,000              11.35%        642,000          2.22%
Savings and insured money market deposits                   59,716,000              23.44       1,615,000          2.70
Time deposits                                               86,550,000              33.97       4,201,000          4.85

         Total Interest Bearing Deposits                   175,177,000              68.76       6,458,000          3.69

Federal funds purchased and other short-term debt            2,260,000               0.89          94,000          4.16
Long-term debt                                              20,000,000               7.85       1,159,000          5.80

         Total Interest Bearing Liabilities                197,437,000              77.49       7,711,000          3.91

Demand deposits                                             32,880,000              12.91
Other liabilities                                            1,644,000               0.65

         Total Liabilities                                 231,961,000              91.04

Stockholders' Liability                                     22,816,000               8.96

         Total Liabilities and Stockholders' Equity       $254,777,000             100.00%

Net interest income                                                                           $11,369,000
Net interest spread                                                                                                4.13%
Net interest margin<F2>                                                                                            4.79%


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


Distribution of Assets, Liabilities & Stockholders' Equity:
Interest Rates & Interest Differential

CONSOLIDATED AVERAGE BALANCE SHEET 1998


                                                                               Percentage
                                                               Average           of Total        Interest       Average
                                                               Balance     Average Assets     Earned/Paid    Yield/Rate
ASSETS
Securities available for sale  and held to maturity:<F1>
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


Summary of Unaudited Quarterly Financial Information

SUMMARY OF QUARTERLY RESULTS OF OPERATIONS FOR 2000 AND 1999


                                         March 31          June 30      September 30      December 31             Total
2000
Interest income                       $ 4,678,000      $ 4,868,000       $ 4,904,000      $ 4,929,000       $19,379,000
Interest expense                       (1,983,000)      (2,068,000)       (2,180,000)      (2,064,000)       (8,295,000)
Net interest income                     2,695,000        2,800,000         2,724,000        2,865,000        11,084,000
Provision for loan losses                 (75,000)         (75,000)          (75,000)         (75,000)         (300,000)
Non-interest income                       557,000          673,000           654,000          532,000         2,416,000
Non-interest expenses                  (2,178,000)      (2,481,000)       (2,406,000)      (2,490,000)       (9,555,000)
Income before taxes                       999,000          917,000           897,000          832,000         3,645,000
Income taxes                             (247,000)         (38,000)         (298,000)        (239,000)         (822,000)

Net income                            $   752,000      $   879,000       $   599,000      $   593,000       $ 2,823,000

Basic earnings per share              $      0.49      $      0.58       $      0.39      $      0.40       $      1.86

                                         March 31          June 30      September 30      December 31            Total
1999
Interest income                       $ 4,491,000      $ 4,551,000       $ 4,608,000      $ 4,794,000       $18,444,000
Interest expense                       (1,920,000)      (1,897,000)       (1,871,000)      (2,023,000)       (7,711,000)
Net interest income                     2,571,000        2,654,000         2,737,000        2,771,000        10,733,000
Provision for loan losses                 (75,000)         (75,000)          (75,000)         (75,000)         (300,000)
Non-interest income                       427,000          544,000           683,000          635,000         2,289,000
Non-interest expenses                  (1,890,000)      (2,026,000)       (2,318,000)      (2,623,000)       (8,857,000)
Income before taxes                     1,033,000        1,097,000         1,027,000          708,000         3,865,000
Income taxes                             (285,000)        (334,000)         (297,000)         (76,000)         (992,000)

Net income                            $   748,000      $   763,000       $   730,000      $   632,000       $ 2,873,000

Basic earnings per share              $      0.48      $      0.50       $      0.48      $      0.41       $      1.87


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

INTEREST RATE RISK


SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES ANALYSIS<F1>
ANALYSIS BY TYPE AND BY PERIOD TO MATURITY

                                    Under 1 Year          1-5 Years           5-10 Years         After 10 Years
                                   Balance  Rate        Balance  Rate        Balance  Rate        Balance  Rate           Total
DECEMBER 31, 2000
U.S. Government Agency         $26,490,000  6.71%   $20,947,000  6.49%   $15,934,000  6.38%   $11,462,000  7.51%   $ 74,833,000
Municipal Securities -
  Tax Exempt<F2>                 5,508,000  5.21     10,297,000  5.22      5,732,000  4.81        140,000  4.25      21,677,000
Municipal Securities -
  Taxable                               --    --             --    --             --    --             --    --              --
Mortgage Backed Securities
  and Collateralized Mortgage
  Obligations other than US
  Government Agencies              291,000  6.21      1,121,000  6.21         18,000  6.90             --    --       1,430,000
Other Securities                 1,723,000  6.50        200,000  6.62        495,000  7.08             --    --       2,418,000

                               $34,012,000  6.45%   $32,565,000  6.08%   $22,179,000  5.99%   $11,602,000  7.47%   $100,358,000


<F1> The analysis shown above combines the Company's Securities Available for
     Sale portfolio and the Investment Securities portfolio. All securities are included above at their historical amortized cost.

<F2> Yields on tax exempt securities have not been stated on tax equivalent basis.


Management's Discussion and Analysis of
Financial Condition and Results of Operations

INTEREST RATE RISK

Management of interest rate risk involves continual monitoring of the relative sensitivity of asset and liability portfolios to changes in rates due to maturities or repricing. Interest rate sensitivity is a function of the repricing of assets and liabilities through maturity and interest rate changes. The objective of interest rate risk management to maintain an appropriate balance between income growth and the risks associated with maximizing income through the mismatch of the timing of interest rate is changes between assets and liabilities. Perfectly matching the repricing of assets and liabilities can eliminate interest rate risk, but net interest income is not always enhanced. One measure of interest rate risk, the so-called "gap," is illustrated in the table below as of December 31, 2000. This table measures the incremental and cumulative gap, or difference between assets and liabilities subject to repricing during the periods indicated. The dollar amounts presented are stated on the basis of "contractual gap" which measures the stated repricing and maturity of assets and liabilities. The data presented indicates that rate sensitive liabilities are generally subject to repricing sooner than rate sensitive assets. Management retains the ability to change, or not change, interest rates on certain deposit products as general market rates change in the future, and is also in the position to liquidate a portion of its securities available for sale should conditions warrant such action. The following is one of several different analysis tools management utilizes in managing interest rate risk.


                                               0 to 3         3 to 12          1 to 5          Over 5
                                               Months          Months           Years           Years             Total
MATURITY
Loans, Net<F1>                           $ 26,703,000     $45,301,000     $61,617,000     $11,400,000      $145,021,000
Taxable Securities<F2>                     18,736,000      21,925,000      22,068,000      15,952,000        78,681,000
Non Taxable Securities<F2>                  1,998,000       3,510,000      10,297,000       5,872,000        21,677,000

Total Interest Earning Assets            $ 47,437,000     $70,736,000     $93,982,000     $33,224,000      $245,379,000

NOW and Super NOW Accounts               $  4,664,000     $        --     $24,487,000     $        --      $ 29,151,000
Savings and Insured
Money Market Deposits<F1><F3>              29,754,000              --      32,376,000              --        62,130,000
Time Deposits<F3>                          28,223,000      43,247,000      20,812,000              --        92,282,000
Long Term Debt<F1>                                 --       5,000,000      15,000,000              --        20,000,000
Short Term Debt<F1>                         2,807,000              --             --               --         2,807,000

Total Interest Bearing Liabilities       $ 65,448,000     $48,247,000     $92,675,000     $        --      $206,370,000

Gap                                      $(18,011,000)    $22,489,000     $ 1,307,000     $33,224,000        39,009,000
Cumulative Gap                            (18,011,000)      4,478,000       5,785,000      39,009,000
Cumulative Gap as a Percentage of
  Total Interest Earning Assets                 (7.34)%          1.82%           2.36%          15.90%


<F1> Based on contractual maturity or period to repricing.

<F2> Based on anticipated maturity. Includes Securities Available for Sale and Securities Held to Maturity, at their historical amortized cost.

<F3> Fixed rate deposits and deposits with fixed pricing intervals are included in the period of contractual maturity. Deposits withdrawable on demand or within short notice periods (such as NOW and savings accounts) are shown in repricing periods based on management's estimate of the interest rate sensitivity of these accounts, based in part on the Company's favorable historical experience of a substantial portion of these balances during periods of changing interest rates.


Management's Discussion and Analysis of
Financial Condition and Results of Operations

MANAGEMENT'S STATEMENT OF RESPONSIBILITY

The consolidated financial statements and related information in the 2000 Annual Report were prepared by management in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the consolidated financial statements and related information. Accordingly, it maintains internal controls and accounting policies and procedures designed to provide reasonable assurance of the accountability and safeguarding of the Company's assets and of the accuracy of reported financial information. These controls and procedures include management evaluations of asset quality and the impact of economic events; organizational arrangements that provide an appropriate division of responsibility; and a program of internal audits to evaluate independently the effectiveness of internal controls and the extent of ongoing compliance with the Company's adopted policies and procedures.

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

/s/ Arthur E. Keesler
Arthur E. Keesler
President
Jeffersonville Bancorp

/s/ Raymond Walter
Raymond Walter
Vice President
Jeffersonville Bancorp

/s/ John M. Riley
John M. Riley
Treasurer
Jeffersonville Bancorp

Volume and Rate Analysis

The following schedule sets forth, for each major category of interest earning assets and interest bearing liabilities, the dollar amount of interest income (calculated on a tax equivalent basis) and interest expense, and changes therein for 2000 as compared to 1999, and 1999 as compared to 1998.

     The changes in interest income and expense attributable to both rate and volume have been allocated to rate on a consistent basis.

VOLUME AND RATE ANALYSIS


                                              2000 Compared to 1999                      1999 Compared to 1998
                                       Increase (Decrease) Due to Change In        Increase (Decrease) Due to Charge In

                                        Volume          Rate          Total         Volume          Rate          Total
INTEREST INCOME
Investment securities and
  securities available for sale       $119,000     $ 170,000      $ 289,000     $1,125,000   $  (162,000)    $  963,000
Federal funds sold                      48,000        40,000         88,000       (127,000)       (5,000)      (132,000)
Loans                                  564,000         5,000        569,000        726,000      (177,000)       549,000

         Total Interest Income         731,000       215,000        946,000      1,725,000      (345,000)     1,380,000

INTEREST EXPENSE
NOW and Super NOW deposits              30,000         2,000         32,000          9,000      (133,000)      (124,000)
Savings and insured
  money market deposits                104,000       170,000        274,000        112,000      (185,000)       (73,000)
Time deposits                           81,000       296,000        377,000        370,000      (351,000)        19,000
Federal funds sold and other
  short-term debt                       (2,000)       46,000         44,000         89,000       (19,000)        70,000
Long-term debt                              --      (143,000)      (143,000)       830,000      (503,000)       327,000

         Total Interest Expense        213,000       371,000        584,000      1,410,000    (1,191,000)       219,000

         Net Interest Income          $518,000     $(156,000)     $ 362,000     $  315,000   $   846,000     $1,161,000


Independent Auditors' Report

(LOGO)

The Board of Directors and Stockholders
Jeffersonville Bancorp:

We have audited the accompanying consolidated balance sheets of Jeffersonville Bancorp and subsidiary (the "Company") as of December 31, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jeffersonville Bancorp and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Albany, New York
February 16, 2001

Consolidated Balance Sheets


December 31, 2000 and 1999

                                                                                      2000                         1999
ASSETS
Cash and due from banks (note 2)                                              $ 10,362,000                 $  9,104,000
Securities available for sale, at fair value (notes 3 and 8)                    94,217,000                   88,847,000
Securities held to maturity (estimated fair value of $5,496 at
  December 31, 2000 and $4,768 at December 31, 1999) (note 4)                    5,408,000                    4,730,000
Loans, net of allowance for loan losses of $2,435 at December 31, 2000
  and $2,336 at December 31, 1999 (notes 5, 8 and 9)                           145,021,000                  137,925,000
Accrued interest receivable                                                      1,966,000                    1,695,000
Premises and equipment, net (note 6)                                             2,648,000                    2,984,000
Federal Home Loan Bank stock (notes 8 and 9)                                     1,628,000                    1,628,000
Other real estate owned                                                          2,564,000                      693,000
Cash surrender value of bank-owned life insurance                                6,918,000                    6,265,000
Other assets (notes 10 and 16)                                                   2,552,000                    3,089,000

            Total assets                                                      $273,284,000                 $256,960,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits:
Demand deposits                                                               $ 39,715,000                 $ 33,278,000
NOW and Super NOW accounts                                                      29,151,000                   28,092,000
Savings and money market deposits                                               62,130,000                   58,382,000
Time deposits (note 7)                                                          92,282,000                   81,851,000
Total deposits                                                                 223,278,000                  201,603,000
Federal Home Loan Bank borrowings (note 8)                                      20,000,000                   20,000,000
Short-term debt (note 9)                                                         2,807,000                   11,981,000
Accrued expenses and other liabilities (note 16)                                 2,090,000                    1,375,000

            Total liabilities                                                  248,175,000                  234,959,000

Commitments and contingent liabilities (note 17)
Stockholders' equity (notes 12, 13 and 14):
   Series A preferred stock, no par value; 2,000,000 shares
     authorized; none issued                                                            --                           --
   Common stock, $0.50 par value; 2,225,000 shares authorized;
     1,589,262 shares and 1,596,978 shares issued at
     December 31, 2000 and 1999, respectively                                      795,000                      798,000
   Paid-in capital                                                               8,072,000                    8,232,000
   Treasury stock, at cost; 85,177 shares and 68,619 shares
     at December 31, 2000 and 1999, respectively                                  (554,000)                    (206,000)
   Retained earnings                                                            17,230,000                   15,500,000
   Accumulated other comprehensive loss, net of
     taxes of $(299) in 2000 and $(1,603) in 1999                                 (434,000)                  (2,323,000)

            Total stockholders' equity                                          25,109,000                   22,001,000

            Total liabilities and stockholders' equity                        $273,284,000                 $256,960,000


See accompanying notes to consolidated financial statements.

Consolidated Statements of Income


Years Ended December 31, 2000, 1999 and 1998

                                                                          2000                 1999                1998
INTEREST INCOME
Loan interest and fees                                             $12,979,000          $12,410,000         $11,861,000
Securities:
   Taxable                                                           5,013,000            4,755,000           3,904,000
   Non-taxable                                                       1,254,000            1,234,000           1,160,000
Federal funds sold                                                     133,000               45,000             177,000

            Total interest income                                   19,379,000           18,444,000          17,102,000

INTEREST EXPENSE
Deposits                                                             7,141,000            6,458,000           6,636,000
Federal Home Loan Bank borrowings                                    1,016,000            1,159,000             817,000
Other                                                                  138,000               94,000              39,000

            Total interest expense                                   8,295,000            7,711,000           7,492,000

            Net interest income                                     11,084,000           10,733,000           9,610,000

Provision for loan losses (note 5)                                     300,000              300,000             600,000

            Net interest income after provision for loan losses     10,784,000           10,433,000           9,010,000

NON-INTEREST INCOME
Service charges                                                      1,294,000            1,112,000             839,000
Earnings from cash surrender value
  of bank-owned life insurance                                         371,000              350,000             202,000
Net security gains (note 3)                                              5,000               30,000              17,000
Other non-interest income                                              746,000              711,000             529,000

            Total non-interest income                                2,416,000            2,203,000           1,587,000

NON-INTEREST EXPENSES
Salaries and wages                                                   3,587,000            3,425,000           3,019,000
Employee benefits (note 16)                                          1,631,000            1,556,000             996,000
Occupancy and equipment expenses                                     1,486,000            1,453,000           1,276,000
Other real estate owned expenses, net                                  522,000              244,000             332,000
Other non-interest expenses (note 11)                                2,329,000            2,093,000           1,888,000

            Total non-interest expenses                              9,555,000            8,771,000           7,511,000

Income before income tax expense                                     3,645,000            3,865,000           3,086,000
Income tax expense (note 10)                                           822,000              992,000             768,000

Net income                                                         $ 2,823,000          $ 2,873,000         $ 2,318,000

Basic earnings per common share                                    $      1.86          $      1.87         $      1.49


See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Stockholders' Equity


Years Ended December 31, 2000, 1999 and 1998

                                                                                               Accumulated
                                                                                                     Other            Total
                                        Common       Paid-in       Treasury       Retained   Comprehensive    Stockholders'
                                         Stock       Capital          Stock       Earnings   Income (Loss)           Equity
BALANCE AT DECEMBER 31, 1997        $  617,000    $  446,000      $(206,000)   $20,766,000     $   553,000      $22,176,000
Net income                                  --            --             --      2,318,000              --        2,318,000
Other comprehensive (loss)                  --            --             --             --        (290,000)        (290,000)
Comprehensive income                                                                                              2,028,000
Cash dividends ($0.60 per share)            --            --             --       (850,000)             --         (850,000)
Purchases and retirements
  of common stock                       (7,000)     (330,000)            --             --              --         (337,000)
Stock dividend                         124,000     5,315,000             --     (5,439,000)             --               --

BALANCE AT DECEMBER 31, 1998           734,000     5,431,000       (206,000)    16,795,000         263,000       23,017,000
Net income                                  --            --             --      2,873,000              --        2,873,000
Other comprehensive (loss)                  --            --             --             --      (2,586,000)      (2,586,000)
Comprehensive income                                                                                                287,000
Cash dividends ($0.62 per share)            --            --             --       (960,000)             --         (960,000)
Purchases and retirements
  of common stock                       (6,000)     (337,000)            --             --              --         (343,000)
Stock dividend                          70,000     3,138,000             --     (3,208,000)             --               --

BALANCE AT DECEMBER 31, 1999           798,000     8,232,000       (206,000)    15,500,000      (2,323,000)      22,001,000
Net income                                  --            --             --      2,823,000              --        2,823,000
Other comprehensive income                  --            --             --             --       1,889,000        1,889,000
Comprehensive income                                                                                              4,712,000
Cash dividends ($0.72 per share)            --            --             --     (1,093,000)             --       (1,093,000)
Purchases and retirements
  of common stock                       (3,000)     (160,000)            --             --              --         (163,000)
Treasury stock purchased                    --            --       (348,000)            --              --         (348,000)

BALANCE AT DECEMBER 31, 2000        $  795,000    $8,072,000      $(554,000)   $17,230,000     $  (434,000)     $25,109,000


Consolidated Statements of Cash Flows


Years Ended December 31, 2000, 1999 and 1998

                                                                          2000                 1999                1998
OPERATING ACTIVITIES
Net income                                                        $  2,823,000         $  2,873,000        $  2,318,000
Adjustments to reconcile net income to net
   cash provided by operating activities:
   Provision for loan losses                                           300,000              300,000             600,000
   Write down of other real estate owned                                80,000               12,000             126,000
   Gain on sales of other real estate owned                            (99,000)             (47,000)            (83,000)
   Depreciation and amortization                                       658,000              636,000             559,000
   Net earnings from cash surrender value
   of bank-owned life insurance                                       (303,000)            (273,000)           (175,000)
   Deferred income tax benefit                                        (175,000)             (29,000)           (192,000)
   Net security gains                                                   (5,000)             (30,000)            (17,000)
   Increase in accrued interest receivable                            (271,000)            (303,000)           (101,000)
   Decrease (increase) in other assets                                (592,000)              91,000             434,000
   Increase in accrued expenses and other liabilities                  715,000               26,000             469,000

         Net cash provided by operating activities                   3,131,000            3,256,000           3,938,000

INVESTING ACTIVITIES
Proceeds from maturities and calls:
   Securities available for sale                                     8,293,000           10,276,000          42,978,000
   Securities held to maturity                                       2,575,000              685,000             858,000
Proceeds from sales of securities available for sale                 1,755,000            7,163,000          11,586,000
Purchases:
   Securities available for sale                                   (12,220,000)         (21,736,000)        (73,136,000)
   Securities held to maturity                                      (3,253,000)          (1,813,000)           (720,000)
Disbursements for loan originations,
  net of principal collections                                      (9,872,000)          (8,790,000)         (5,798,000)
Purchase of Federal Home Loan Bank stock                                    --             (468,000)           (407,000)
Purchase of bank-owned life insurance                                 (350,000)                  --          (6,008,000)
Net purchases of premises and equipment                               (322,000)            (939,000)           (631,000)
Capital improvements made on other real estate                        (153,000)                  --                  --
Proceeds from sales of other real estate owned                         777,000              473,000             683,000

         Net cash used in investing activities                     (12,770,000)         (15,149,000)        (30,595,000)

FINANCING ACTIVITIES
Net increase in deposits                                            21,675,000            2,450,000          18,954,000
Proceeds from Federal Home Loan Bank borrowings                      5,000,000           10,000,000          20,000,000
Repayments of Federal Home Loan Bank borrowings                     (5,000,000)         (10,000,000)        (10,000,000)
Net (decrease) increase in short-term debt                          (9,174,000)          11,647,000             (70,000)
Cash dividends paid                                                 (1,093,000)            (960,000)           (850,000)
Purchases and retirements of common stock                             (163,000)            (343,000)           (337,000)
Purchases of treasury stock                                           (348,000)                  --                  --

         Net cash provided by financing activities                  10,897,000           12,794,000          27,697,000

Net increase in cash and cash equivalents                            1,258,000              901,000           1,040,000
Cash and cash equivalents at beginning of year                       9,104,000            8,203,000           7,163,000
Cash and cash equivalents at end of year                          $ 10,362,000         $  9,104,000        $  8,203,000

SUPPLEMENTAL INFORMATION
Cash paid for:
   Interest                                                       $  8,223,000         $  7,741,000        $  7,508,000
   Income taxes                                                        880,000            1,250,000             903,000
Transfers of loans to other real estate owned                        2,476,000              596,000             960,000


See accompanying notes to consolidated financial statements

Notes to Consolidated Financial Statements

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements of Jeffersonville Bancorp (the "Parent Company") include its wholly-owned subsidiary, The First National Bank of Jeffersonville (the "Bank"). Collectively, these entities are referred to herein as the "Company." All significant intercompany transactions have been eliminated in consolidation.

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

Securities

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value. Net unrealized gains or losses on securities available for sale are reported (net of income taxes) in stockholders' equity as accumulated other comprehensive income (loss). Non-marketable equity securities are carried at cost. At December 31, 2000 and 1999, the Company had no trading securities.

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

Notes to Consolidated Financial Statements

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged-off against the allowance when management believes that the collectability of all or a portion of the principal is unlikely. Recoveries of loans previously charged-off are credited to the allowance when realized.

     The Company identifies impaired loans and measures loan impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No.
118. Under SFAS No. 114, a loan is considered to be impaired when, based on current information and events, it is probable that the creditor will be unable to collect all principal and interest contractually due. SFAS No. 114 applies to loans that are individually evaluated for collectibility in accordance with the Company's ongoing loan review procedures, principally commercial mortgage loans and commercial loans. Smaller balance homogenous loans which are collectively evaluated, such as consumer and smaller balance residential mortgage loans, are specifically excluded from the classification of impaired loans. Creditors are permitted to measure impaired loans based on
(i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

Notes to Consolidated Financial Statements

Bank-Owned Life Insurance

The investment in bank-owned life insurance, which covers certain officers of the Bank, is carried at the policies' cash surrender value. Increases in the cash surrender value are recognized in non-interest income, and premiums paid are included in non-interest expenses.

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

     Basic earnings per common share was computed based on average outstanding common shares of 1,517,000 in 2000, 1,534,000 in 1999 and 1,557,000 in 1998. Income available to common stockholders equaled net income for each of these years.

Recent Accounting Pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The Company adopted the provisions of SFAS No. 133 effective January 1, 2001. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in the fair value of the derivative financial instruments are reported in either earnings or comprehensive income, depending on the use of the derivative and whether or not it qualified for hedge accounting.

     Special hedge accounting treatment is permitted only if specific criteria are met, including a requirement that the hedging relationship be highly effective both at inception and on an ongoing basis. Accounting for hedges varies based on the type of hedge - fair value or cash flow. Results of effective hedges are recognized in current earnings for fair value hedges and in other comprehensive income for cash flow hedges. Ineffective portions of hedges are recognized immediately in earnings and are not deferred.

     The adoption of SFAS No. 133 as of January 1, 2001 did not have a material effect on the Company's consolidated financial statements.

2. CASH AND DUE FROM BANKS

The Bank is required to maintain certain reserves in the form of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, which is included in cash and due from banks, was approximately $3,059,000 at December 31, 2000 and $2,871,000 at December 31, 1999.

Notes to Consolidated Financial Statements

3. SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated fair value of securities available for sale are as follows:


                                                                               Gross            Gross         Estimated
                                                         Amortized        Unrealized       Unrealized              Fair
                                                              Cost             Gains           Losses             Value
DECEMBER 31, 2000
U.S. Government agency securities                      $46,515,000          $104,000      $  (687,000)      $45,932,000
Obligations of states and political subdivisions        16,269,000           421,000          (34,000)       16,656,000
Mortgage-backed securities and collateralized
mortgage obligations                                    29,748,000            64,000         (352,000)       29,460,000
Corporate debt securities                                  695,000                --           (3,000)          692,000

Total debt securities                                   93,227,000           589,000       (1,076,000)       92,740,000
Equity securities                                        1,723,000             9,000         (255,000)        1,477,000

Total securities available for sale                    $94,950,000          $598,000      $(1,331,000)      $94,217,000



                                                                               Gross            Gross         Estimated
                                                         Amortized        Unrealized       Unrealized              Fair
                                                              Cost             Gains           Losses             Value
DECEMBER 31, 1999
U.S. Government agency securities                      $40,443,000        $7,000,000      $(2,573,000)      $37,877,000
Obligations of states and political subdivisions        19,811,000           322,000         (233,000)       19,900,000
Mortgage-backed securities and collateralized
  mortgage obligations                                  30,103,000                --       (1,153,000)       28,950,000
Corporate debt securities                                  694,000                --          (25,000)          669,000

Total debt securities                                   91,051,000           329,000       (3,984,000)       87,396,000
Equity securities                                        1,722,000                --         (271,000)        1,451,000

Total securities available for sale                    $92,773,000        $  329,000      $(4,255,000)      $88,847,000


     Proceeds from sales of securities available for sale during 2000, 1999 and 1998 were $1,755,000, $7,163,000, and $11,586,000, respectively. Gross gains and gross losses realized on these transactions were as follows:


                                                                                2000             1999              1998
Gross realized gains                                                        $ 16,000          $35,000           $18,000
Gross realized losses                                                        (11,000)          (5,000)           (1,000)

Net security gains                                                          $  5,000          $30,000           $17,000


Notes to Consolidated Financial Statements

     The amortized cost and estimated fair value of debt securities available for sale at December 31, 2000, by remaining period to contractual maturity, are shown in the following table. Actual maturities will differ from contractual maturities because of security prepayments and the right of certain issuers to call or prepay their obligations.

                                        Amortized         Estimated
                                             Cost        Fair Value

Within one year                       $30,328,000       $30,108,000
One to five years                      30,960,000        31,084,000
Five to ten years                      20,337,000        20,141,000
Over ten years                         11,602,000        11,407,000

Total                                 $93,227,000       $92,740,000

     Substantially all mortgage-backed securities and collateralized mortgage obligations are securities guaranteed by Freddie Mac or Fannie Mae, which are U.S. government-sponsored entities.

     Securities available for sale with an estimated fair value of $44,255,000 at December 31, 2000 were pledged to secure public funds on deposit and for other purposes.

4. SECURITIES HELD TO MATURITY

The amortized cost and estimated fair value of securities held to maturity are as follows:


                                                                               Gross            Gross         Estimated
                                                         Amortized        Unrealized       Unrealized              Fair
                                                              Cost             Gains           Losses             Value
DECEMBER 31, 2000
Obligations of states and political subdivisions        $5,408,000           $89,000         $ (1,000)       $5,496,000

DECEMBER 31, 1999
Obligations of states and political subdivisions        $4,730,000           $50,000         $(12,000)       $4,768,000


     The amortized cost and estimated fair value of these securities at December 31, 2000, by remaining period to contractual maturity, are shown in the following table. Actual maturities will differ from contractual maturities because certain issuers have the right to call or prepay their obligations.

                                        Amortized         Estimated
                                             Cost        Fair Value

Within one year                        $1,961,000        $1,961,000
One to five years                       1,605,000         1,626,000
Five to ten years                       1,842,000         1,909,000

Total                                  $5,408,000        $5,496,000

     There were no sales of securities held to maturity in 2000, 1999 or 1998.

Notes to Consolidated Financial Statements

5. LOANS

The major classifications of loans are as follows at December 31:

                                             2000              1999
REAL ESTATE LOANS
Residential                          $ 64,933,000      $ 65,676,000
Commercial                             33,638,000        29,211,000
Home equity                            11,496,000        10,359,000
Farm land                               1,537,000         1,388,000
Construction                            1,416,000         1,915,000

                                      113,020,000       108,549,000

OTHER LOANS
Commercial loans                       17,822,000        13,498,000
Consumer installment loans             19,685,000        19,922,000
Other consumer loans                    1,409,000         1,876,000
Agricultural loans                        421,000           370,000

                                       39,337,000        35,666,000

Total loans                           152,357,000       144,215,000
Unearned discounts                     (4,901,000)       (3,954,000)
Allowance for loan losses              (2,435,000)       (2,336,000)

Total loans, net                     $145,021,000       137,925,000

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

     Non-performing loans are summarized as follows at December 31:


                                                                                2000             1999              1998
Non-accrual loans                                                         $  775,000       $  790,000        $1,842,000
Loans past due 90 days or more and still accruing interest                 1,664,000        1,100,000         1,146,000

Total non-performing loans                                                $2,439,000       $1,890,000        $2,988,000

Non-performing loans as a percentage of total loans                              1.6%             1.3%              2.2%


     Non-accrual loans had the following effect on interest income for the years ended December 31:


                                                                                2000             1999              1998
Interest contractually due at original rates                                 $72,000         $ 73,000         $ 199,000
Interest income recognized                                                    (9,000)         (31,000)         (118,000)

Interest income not recognized                                               $63,000         $ 42,000         $  81,000


Notes to Consolidated Financial Statements

     Changes in the allowance for loan losses are summarized as follows for the years ended December 31:


                                                                                2000             1999              1998
Balance at beginning of the year                                          $2,336,000       $2,310,000        $1,862,000
Provision for loan losses                                                    300,000          300,000           600,000
Loans charged-off                                                           (346,000)        (445,000)         (343,000)
Recoveries                                                                   145,000          171,000           191,000

Balance at end of the year                                                $2,435,000       $2,336,000        $2,310,000


     As of December 31, 2000 and 1999, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled $674,000 and $689,000, respectively. There was no allowance for loan impairment under SFAS No. 114 at either date, primarily due to prior charge-offs and the adequacy of collateral values on these loans. During 2000, 1999 and 1998, the average recorded investment in impaired loans was $684,000, $694,000, and $978,000, respectively. Interest income of $34,000, $22,000, and $87,000 was recognized on impaired loans during 2000, 1999 and 1998, respectively, using a cash-basis method of accounting.

6. PREMISES AND EQUIPMENT

The major classifications of premises and equipment were as follows at December 31:

                                             2000              1999

Land                                  $   377,000       $   392,000
Buildings                               2,228,000         2,219,000
Furniture and fixtures                    440,000           428,000
Equipment                               4,172,000         4,866,000
Building and leasehold improvements       724,000           611,000
Construction in progress                       --            57,000

                                        7,941,000         8,573,000
Less accumulated depreciation
  and amortization                     (5,293,000)       (5,589,000)

Total premises and equipment, net     $ 2,648,000       $ 2,984,000

     Depreciation and amortization expense was $658,000, $636,000, and $559,000 in 2000, 1999 and 1998, respectively.

7. TIME DEPOSITS

The following is a summary of time deposits at December 31, 2000 by remaining period to contractual maturity:

Within one year                                         $71,470,000
One to two years                                         12,965,000
Two to three years                                        2,324,000
Three to five years                                       5,523,000

Total time deposits                                     $92,282,000

     Time deposits of $100,000 or more totaled $17,055,000 at December 31, 2000 and $14,248,000 at December 31, 1999. Interest expense related to time deposits over $100,000 was $923,000, $786,000, and $761,000 for 2000, 1999
and 1998, respectively.

Notes to Consolidated Financial Statements

8. FEDERAL HOME LOAN BANK BORROWINGS

The following is a summary of FHLB advances outstanding at December 31:


                                                                    2000       2000              1999        1999
                                                                  Amount       Rate            Amount        Rate
Variable rate advances maturing within one year              $ 5,000,000       6.41%      $ 5,000,000        5.38%
Fixed rate advances maturing in 2008                          15,000,000       5.16%       15,000,000        5.16%

Total FHLB advances                                          $20,000,000       5.47%      $20,000,000        5.22%


     Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at December 31, 2000 and 1999.

9. SHORT-TERM DEBT

Short-term borrowings at December 31, 1999 and 1998 are primarily comprised of overnight FHLB borrowings. The Bank, as a member of the FHLB, has access to a line of credit program with a maximum borrowing capacity of $26.0 million and $25.0 million as of December 31, 2000 and 1999, respectively. Borrowings under the overnight program at December 31, 2000 and 1999, were $2.4 million, at a rate of 5.85% and $11.4 million at a rate of 5.88%, respectively. The Bank has pledged mortgage loans and FHLB stock as collateral on these borrowings. During 2000, the maximum month-end balance was $7.3 million, the average balance was $1.6 million, and the average interest rate was 5.84%. During 1999, the maximum month-end balance was $11.4 million, the average balance was $1.8 million, and the average interest rate was 5.28%.

10. INCOME TAXES

The components of income tax expense are as follows for the years ended December 31:


                                                                                2000             1999              1998
Current tax expense:
   Federal                                                                 $ 891,000         $733,000         $ 690,000
   State                                                                     106,000          288,000           270,000
Deferred tax benefit                                                        (175,000)         (29,000)         (192,000)

Total income tax expense                                                   $ 822,000         $992,000         $ 768,000


     The reasons for the differences between income tax expense and taxes computed by applying the statutory Federal tax rate of 34% to income before income taxes are as follows:


                                                                                2000             1999              1999
Tax at statutory rate                                                     $1,239,000       $1,314,000        $1,049,000
State taxes, net of Federal tax benefit                                       33,000          190,000           134,000
Tax-exempt interest                                                         (426,000)        (420,000)         (394,000)
Interest expense allocated to tax-exempt securities                           53,000           48,000            47,000
Net earnings from cash surrender value of bank-owned life insurance         (103,000)        (119,000)          (69,000)
Other adjustments                                                             26,000          (21,000)            1,000

Income tax expense                                                        $  822,000       $  992,000        $  768,000


Notes to Consolidated Financial Statements

     The tax effects of temporary differences and tax credits that give rise to deferred tax assets and liabilities at December 31 are presented below:

                                                       2000              1999

Deferred tax assets:
   Allowance for loan losses in
     excess of tax bad debt reserve              $  755,000        $  681,000
   Interest on non-accrual loans                    132,000           126,000
   Postretirement benefits                          427,000           258,000
   Deferred compensation                             73,000           109,000
   Net unrealized loss on available
     for sale securities                            299,000         1,603,000

            Total deferred tax assets             1,686,000         2,777,000

Deferred tax liabilities:
   Prepaid expenses                                (334,000)         (296,000)
   Other taxable temporary differences               (6,000)           (6,000)

            Total deferred tax liabilities         (340,000)         (302,000)

            Net deferred tax asset               $1,346,000        $2,475,000

     In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at December 31, 2000 and 1999.

11. OTHER NON-INTEREST EXPENSES

The major components of other non-interest expenses are as follows for the years ended December 31:


                                                                                2000             1999              1998
Stationery and supplies                                                   $  247,000       $  272,000        $  224,000
Director expenses                                                            232,000          227,000           228,000
ATM and credit card processing fees                                          400,000          400,000           323,000
Professional services                                                        324,000          137,000           155,000
Other expenses                                                             1,126,000        1,057,000           958,000

                                                                          $2,329,000       $2,093,000        $1,888,000


Notes to Consolidated Financial Statements

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

     Management believes that, as of December 31, 2000 and 1999, the Bank and the Parent Company met all capital adequacy requirements to which they are subject. Further, the most recent OCC notification categorized the Bank as a well-capitalized bank under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

     The following is a summary of the actual capital amounts and ratios as of December 31, 2000 and 1999 for the Bank and the Parent Company
(consolidated), compared to the required ratios for minimum capital adequacy and for classification as well-capitalized:


                                                                Actual                            Required Ratios
                                                                                      Minimum Capital      Classification as
                                                      Amount             Ratio               Adequacy       Well Capitalized
DECEMBER 31, 2000
BANK
Leverage (Tier 1) capital                        $22,528,000               8.2%                   4.0%                   5.0%
Risk-based capital:
   Tier 1                                         22,528,000              14.9                    4.0                    6.0
   Total                                          24,427,000              16.1                    8.0                   10.0

CONSOLIDATED
Leverage (Tier 1) capital                        $25,543,000               9.5%                   4.0%
Risk-based capital:
   Tier 1                                         25,543,000              16.6                    4.0
   Total                                          27,474,000              17.8                    8.0

DECEMBER 31, 1999
BANK
Leverage (Tier 1) capital                        $21,533,000               8.5%                   4.0%                   5.0%
Risk-based capital:
   Tier 1                                         21,533,000              15.3                    4.0                    6.0
   Total                                          23,305,000              16.5                    8.0                   10.0

CONSOLIDATED
Leverage (Tier 1) capital                        $24,324,000               9.6%                   4.0%
Risk-based capital:
   Tier 1                                         24,324,000              17.0                    4.0
   Total                                          26,125,000              18.2                    8.0


Notes to Consolidated Financial Statements

13. STOCKHOLDERS' EQUITY

Dividend Restrictions

Dividends paid by the Bank are the primary source of funds available to the Parent Company for payment of dividends to its stockholders and for other working capital needs. Applicable Federal statutes, regulations and guidelines impose restrictions on the amount of dividends that may be declared by the Bank. Under these restrictions, the dividends declared and paid by the Bank to the Parent Company may not exceed the total amount of the Bank's net profit retained in the current year plus its retained net profits, as defined, from the two preceding years. The Bank's retained net profits (after dividend payments to the Parent Company) for 2000 and 1999 totaled approximately $2,400,000.

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

Notes to Consolidated Financial Statements

14. COMPREHENSIVE INCOME (LOSS)

Comprehensive income represents the sum of net income and items of "other comprehensive income" which are reported directly in stockholders' equity, such as the net unrealized gain or loss on securities available for sale. The Company has reported its comprehensive income for 2000, 1999 and 1998 in the consolidated statements of changes in stockholders' equity.

     The Company's accumulated other comprehensive income, which is included in stockholders' equity, represents the after-tax net unrealized gain (loss) on securities available for sale at the consolidated balance sheet date. The Company's other comprehensive income, which is attributable to gains and losses on securities available for sale, consisted of the following components for the years ended December 31:


                                                                                2000             1999              1998
Net unrealized holding gains (losses) arising during the year, net of taxes of ($1,304,000) in 2000,
  $1,772,000 in 1999 and $192,000 in 1998                                 $1,892,000      $(2,568,000)        $(280,000)
Reclassification adjustment for net realized gains included
  in income, net of taxes of $2,000 in 2000,
  $12,000 in 1999 and $7,000 in 1998                                          (3,000)         (18,000)          (10,000)

Other comprehensive income (loss)                                         $1,889,000      $(2,586,000)        $(290,000)


15. RELATED PARTY TRANSACTIONS

Certain directors and executive officers of the Company, as well as certain affiliates of these directors and officers, have engaged in loan transactions with the Company. Such loans were made in the ordinary course of business at the Company's normal terms, including interest rates and collateral requirements, and do not represent more than normal risk of collection. Outstanding loans to these related parties are summarized as follows at December 31:

                                             2000              1999

Directors                              $1,115,000        $1,379,000
Executive officers (non-director)         216,000           237,000

                                       $1,331,000        $1,616,000

     Total advances to these directors and officers during the years 2000 and 1999 were $417,000 and $1,094,000, respectively. Total payments made on these loans were $702,000 in 2000 and $1,200,000 in 1999. These directors and officers had unused lines of credit with the Company of $1,803,000 at December 31, 2000.

Notes to Consolidated Financial Statements

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

     The Company also sponsors postretirement medical and life insurance benefit plans for retirees in the pension plan. Effective in 1993, employees must retire after age 60 with at least 10 years of service to be eligible for medical benefits. The plans are non-contributory, except that the retiree must pay the full cost of spouse medical coverage. Both of the plans are unfunded. The Company accounts for the cost of these postretirement benefits in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Accordingly, the cost of these benefits is recognized on an accrual basis as employees perform services to earn the benefits. The Company adopted SFAS No. 106 as of January 1, 1993 and elected to amortize the accumulated benefit obligation at that date ("transition obligation") into expense over the allowed period of 20 years.

     The following is a summary of changes in the benefit obligations and plan assets for the pension plan and the other postretirement benefits plan, together with a reconciliation of each plan's funded status to the amounts recognized in the consolidated balance sheets:


                                                           Pension Benefits               Other Postretirement Benefits
                                                        2000              1999                   2000              1999
CHANGE IN BENEFIT OBLIGATION
Beginning of year                                 $3,809,000        $3,290,000            $ 1,255,000       $ 1,315,000
Service cost                                         174,000           189,000                 99,000            95,000
Interest cost                                        278,000           252,000                 90,000            88,000
Amendments                                                --           417,000                     --                --
Actuarial (gain) loss                                112,000          (204,000)               231,000          (209,000)
Benefits paid                                       (168,000)         (135,000)               (36,000)          (34,000)

End of year                                        4,205,000         3,809,000              1,639,000         1,255,000

CHANGE IN FAIR VALUE OF PLAN ASSETS
Beginning of year                                  3,038,000         2,769,000                     --                --
Actual return on plan assets                         334,000           240,000                     --                --
Employer contributions                               392,000           184,000                 36,000            34,000
Benefits and plan expenses                          (185,000)         (155,000)               (36,000)          (34,000)

End of year                                        3,579,000         3,038,000                     --                --

Funded status at end of year                        (626,000)         (771,000)            (1,639,000)       (1,255,000)
Unrecognized net transition (asset) obligation       (23,000)          (27,000)               221,000           239,000
Unrecognized net loss subsequent to transition       755,000           724,000                359,000           128,000
Unrecognized prior service cost                      337,000           362,000                     --                --

Prepaid (accrued) benefit cost                    $  443,000        $  288,000            $(1,059,000)      $  (888,000)


Notes to Consolidated Financial Statements

     The components of the net periodic benefit cost for these plans were as follows:


                                                                                2000             1999              1998
PENSION BENEFITS
Service cost                                                               $ 174,000        $ 189,000         $ 124,000
Interest cost                                                                278,000          252,000           203,000
Expected return on plan assets                                              (268,000)        (237,000)         (228,000)
Amortization of prior service cost                                            25,000           25,000            (3,000)
Amortization of transition asset                                              (4,000)          (4,000)           (4,000)
Recognized net actuarial loss                                                 32,000           44,000            18,000

Net periodic benefit expense                                               $ 237,000        $ 269,000         $ 110,000



                                                                                2000             1999              1998
OTHER POSTRETIREMENT BENEFITS
Service cost                                                                $ 99,000         $ 95,000          $ 78,000
Interest cost                                                                 90,000           88,000            79,000
Amortization of transition obligation                                         18,000           18,000            18,000
Recognized net actuarial loss                                                     --           11,000            11,000

Net periodic benefit expense                                                $207,000         $212,000          $186,000


     The discount rates used to determine the benefit obligations in 2000, 1999 and 1998 were 7.25%, 7.25%, and 6.75%, respectively, for the pension plan; 7.25%, and 7.25%, and 6.75%, respectively, for the other postretirement benefits plan. For the pension plan, the expected rate of return on plan assets was 8.50% and the rate of increase in future compensation was 5.0% for each of the years 2000, 1999 and 1998. The assumed health care cost trend rate used to determine the benefit obligation for the other postretirement benefits plan at December 31, 2000 was 10.0%, declining gradually to 4.0% in 2007 and remaining at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the benefit obligation at December 31, 2000 by approximately $267,000 and the net periodic benefit cost for the year by approximately $43,000; a one percentage point decrease would decrease the benefit obligation and benefit cost by approximately $213,000 and $23,000, respectively.

Tax-Deferred Savings Plan

The Company maintains a qualified 401(k) plan for all employees, which permits tax-deferred employee contributions up to 15% of salary and provides for matching contributions by the Company. The Company matches 100% of employee contributions up to 4% of the employee's salary and 25% of the next 2% of the employee's salary. The Company continues to match 25% of employee contributions beyond 6% of the employee's salary until the total matching contribution reaches $1,500 or 15%. The Company contributed approximately $127,000 in 2000, $114,000 in 1999 and $111,000 in 1998.

Notes to Consolidated Financial Statements

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

     The Company uses the same credit policies in making commitments as it does for on-balance-sheet extensions of credit.

     Contract amounts of financial instruments that represent agreements to extend credit are as follows at December 31:

                                           2000              1999
Loan origination commitments
  and unused lines of credit:
   Mortgage loans                   $ 2,419,000       $ 1,868,000
   Commercial loans                   3,894,000         4,380,000
   Credit card lines                  3,124,000         2,934,000
   Home equity lines                  3,390,000         3,727,000
   Other revolving credit             4,851,000         3,541,000

                                     17,678,000        16,450,000
Standby letters of credit               315,000           222,000

                                    $17,993,000       $16,672,000

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

Notes to Consolidated Financial Statements

18. FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its on- and off-balance-sheet financial instruments. SFAS No. 107 defines fair value as the amount at which a financial instrument could be exchanged in a current transaction between parties other than in a forced sale or liquidation.

     Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holding of a particular financial instrument, nor do they reflect possible tax ramifications or transaction costs. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected net cash flows, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision.Changes in assumptions could significantly affect the estimates.

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

     The following is a summary of the net carrying values and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at December 31:


                                                               2000                                     1999
                                                         Net         Estimated                    Net         Estimated
                                                    Carrying              Fair               Carrying              Fair
                                                       Value             Value                  Value             Value
FINANCIAL ASSETS
Cash and due from banks                         $ 10,362,000      $ 10,362,000           $  9,104,000      $  9,104,000
Securities available for sale                     94,217,000        94,217,000             88,847,000        88,847,000
Securities held to maturity                        5,408,000         5,496,000              4,730,000         4,768,000
Loans                                            145,021,000       146,039,000            137,925,000       138,149,000
Accrued interest receivable                        1,966,000         1,966,000              1,695,000         1,695,000
FHLB stock                                         1,628,000         1,628,000              1,628,000         1,628,000

FINANCIAL LIABILITIES
Demand deposits (non-interest bearing)            39,715,000        39,715,000             33,278,000        33,278,000
Interest-bearing deposits                        183,563,000       183,661,000            168,325,000       168,375,000
FHLB advances                                     20,000,000        20,001,000             20,000,000        20,412,000
Short-term debt                                    2,807,000         2,807,000             11,981,000        11,981,000
Accrued interest payable                             645,000           645,000                573,000           573,000


     The specific estimation methods and assumptions used can have a substantial impact on the estimated fair values. The following is a summary of the significant methods and assumptions used by the Company to estimate the fair values shown in the preceding table:

Notes to Consolidated Financial Statements

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

Other Financial Instruments

The fair values of cash and cash equivalents, FHLB stock, accrued interest receivable, accrued interest payable and short-term debt approximated their carrying values at December 31, 2000 and 1999.

     The fair values of the agreements to extend credit described in note 16 are estimated based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value estimates also consider the difference between current market interest rates and the committed rates. At December 31, 2000 and 1999, the fair values of these financial instruments approximated the related carrying values which were not significant.

Notes to Consolidated Financial Statements

19. CONDENSED PARENT COMPANY FINANCIAL STATEMENTS

The following are the condensed parent company only financial statements for Jeffersonville Bancorp: December 31,


                                                                                                 2000              1999
BALANCE SHEETS
Assets:
   Cash                                                                                   $   576,000       $   237,000
   Securities available for sale                                                            1,436,000         1,411,000
   Investment in subsidiary                                                                22,241,000        19,370,000
   Premises and equipment                                                                   1,071,000         1,148,000
   Other assets                                                                               131,000           142,000

            Total assets                                                                  $25,455,000       $22,308,000

Liabilities and stockholders' equity:
   Liabilities                                                                            $    46,000       $   307,000
   Stockholders' equity                                                                    25,109,000        22,001,000

            Total liabilities and stockholders' equity                                    $25,455,000       $22,308,000



                                                                                    Years Ended December 31,
                                                                                2000             1999              1998
STATEMENTS OF INCOME
Dividend income from subsidiary                                           $1,650,000       $1,275,000        $1,125,000
Dividend income on securities available for sale                             145,000          140,000           125,000
Rental income from subsidiary                                                310,000          258,000           246,000

                                                                           2,105,000        1,673,000         1,496,000

Occupancy and equipment expenses                                             115,000           92,000            62,000
Other non-interest expenses                                                   53,000           58,000            49,000

                                                                             168,000          150,000           111,000
Income before income taxes and
  undistributed income of subsidiary                                       1,937,000        1,523,000         1,385,000
Income tax expense                                                           109,000           99,000           109,000

Income before undistributed income of subsidiary                           1,828,000        1,424,000         1,276,000
Equity in undistributed income of subsidiary                                 995,000        1,449,000         1,042,000

         Net income                                                       $2,823,000       $2,873,000        $2,318,000


Notes to Consolidated Financial Statements


                                                                                    Years Ended December 31,
                                                                                2000             1999              1998
STATEMENTS OF CASH FLOWS
Operating activities:
   Net income                                                            $ 2,823,000      $ 2,873,000       $ 2,318,000
   Equity in undistributed income of subsidiary                             (995,000)      (1,449,000)       (1,042,000)
   Depreciation and amortization                                              86,000           92,000            62,000
   Other adjustments, net                                                     29,000           67,000           110,000

         Net cash provided by operating activities                         1,943,000        1,583,000         1,448,000

Investing activities:
   Purchases of securities available for sale                                     --         (150,000)         (250,000)

         Cash used in investing activities                                        --         (150,000)         (250,000)

Financing activities:
   Cash dividends paid                                                    (1,093,000)        (959,000)         (850,000)
   Purchases and retirements of common stock                                (163,000)        (343,000)         (337,000)
   Purchases of treasury stock                                              (348,000)              --                --

         Net cash used in financing activities                            (1,604,000)      (1,302,000)       (1,187,000)

Net increase in cash                                                         339,000          131,000            11,000
Cash at beginning of year                                                    237,000          106,000            95,000

Cash at end of year                                                      $   576,000      $   237,000       $   106,000


The First National Bank of Jeffersonville

OFFICERS

Arthur E. Keesler
Chairman of the Board

Raymond Walter
President and Chief Executive Officer

John M. Riley
Executive Vice President/Chief Lending Officer

Charles E. Burnett
Senior Vice President/Chief Financial Officer/Cashier

Wayne V. Zanetti
Senior Vice President/Chief Operating Officer

June B. Tegeler
Vice President/Branch Coordinator

Claire A. Pecsi
Vice President/Human Resources

Tatiana Hahn
Vice President/Senior Loan Officer

Loreen Gebelein
Assistant Vice President/Mortgage Administrator

Andrew McKean
Assistant Vice President/Commercial Loans

Martha Huebsch
Assistant Vice President/Installment Loans

Theodore Bertot
Auditor

Scott R. Johnson
IS Manager

Stacey Stephenson
Compliance Officer

Pearl L. Gain
Assistant Cashier/Accounting

Barbara Hahl
Marketing Manager

Sandee Sipple
Installment Lending Officer

Lorraine Lilholt
Branch Manager - Monticello

Rhonda Decker
Branch Manager - Liberty

Tanja McKerrell
Branch Manager - Eldred

Kathleen Beseth
Branch Manager - Loch Sheldrake

Gale A. Myers
Assistant Branch Manager - Monticello

Lisa Dreher
Assistant Branch Manager - Liberty

JoAnne Girardi
Assistant Branch Manager - Eldred

Edie Houghtaling
Assistant Branch Manager - Loch Sheldrake

Linda Fisk
Sales Manager - Livingston Manor

Florence Horecky
Sales Manager - Callicoon

Jayne Wartell
Sales Manager - Narrowsburg

Janet R. Siano
Sales Manager - Wal*Mart

Christina Bendi-Manna
Sales Manager - Wurtsboro

STAFF

Angela M. Barstow                       Charlotte Mattice
Eleida Black                            Jamie McAteer
Jerilynn Brock                          Diane McGrath
Michelle Brockner                       Jonathan McGruder
Nancy Brown                             Toni McKay
Denise Buchholz                         Denise Minckler
Shauna A. Buchholz                      Jennifer Murphy
Christina Carlson                       Deborah Muzuruk
Alyson Cogswell                         Diane O'Dell
Nancy Crumley                           Kelli Pagan
Lydia D'Antoni                          Valerie Panich
Susan DeVito                            George Lewis Palmer
Melanie Dirie                           Kimberly Peck
Barbara Donnelly                        Bruce Pecsi
Kelly Ellsworth                         Kimberly Pecsi
Tara Everett                            Jenny Peters
Rosemarie Finkle                        LeighAnne Pfriender
Susan Fippinger                         Barbara Pietrucha
Deborah Forsblom                        Jimmy Porter
Helen Forster                           Margaret Porter
Karen M. Gabriel                        Alice Reisen
Dawn Gandy                              Muriel Rembe
Eugene Hahn                             Sherri Rhyne
Amy Hiller                              Andrew Richardson
Alisa Horan                             Damaris Rios
Cathy Horan                             Mandy Roberts
Carolyn Hubert                          Silvia Robinson
Vivian A. Huggler                       Sandra Ross
Heidi Hulse                             John Rudy
Betty Johaneman                         Amanda Scholz
Michele Kaiser                          Nancy Scott
Helen Karkkainen                        Theresa Specht
Laurie Keeler                           Kristie Stauch
Jean Kelly                              Julianna Sullivan
Jessica Kenyon                          Thomas Tegeler
Lauren Kickuth                          Tammie Vargas
Rebekah Lee-Cahill                      Barbara Walter
Brandy Leonardo                         Natasha Ward
Frank Leonardo                          Janet Warden
Patricia Leonardo                       Jayne Wartell
Shirley Lindsley                        Carol Welton
Michele Lupardo                         Everett Williams
Merrily Lynch                           Jean Wood
Martha Lyons                            Heather Worzel
Linda Mall                              Barry Yoder
JoAnn Malley

Jeffersonville Bancorp Board of Directors

(PHOTO)
ARTHUR E. KEESLER
Chairman of the Board
Retired Chief Executive Officer
First National Bank of Jeffersonville
Jeffersonville, New York

(PHOTO)
JOHN W. GALLIGAN
Owner
John Galligan, Land Surveyor
Monticello, New York
Surveyor

(PHOTO)
JOHN K. GEMPLER
Secretary/Treasurer
Callicoon Co-op Insurance Company
Jeffersonville, New York

(PHOTO)
DOUGLAS A. HEINLE
Retired Postmaster
Cochecton Center, New York

(PHOTO)
SOLOMON KATZOFF
President
Katzoff Realty, Inc.
Jeffersonville, New York
Real Estate Sales

(PHOTO)
KENNETH C. KLEIN
Attorney
Liberty and Jeffersonville, New York

(PHOTO)
GIBSON MCKEAN
President
McKean Real Estate, Inc.
Barryville, New York
Real Estate Sales

(PHOTO)
JAMES F. ROCHE
President
Roche's Garage Inc.
Callicoon, New York
Automobile Dealer

(PHOTO)
EDWARD T. SYKES
President
Mike Preis Inc.
Callicoon, New York
Insurance Agency

(PHOTO)
RAYMOND WALTER
President
First National Bank of Jeffersonville
Jeffersonville, New York

(PHOTO)
GILBERT E. WEISS
Retired Chief Executive Officer
First National Bank of Jeffersonville
Jeffersonville, New York

(PHOTO)
EARL A. WILDE
Retired
Sullivan County Cooperative Extension
Liberty, New York

                                   OFFICERS

                              ARTHUR E. KEESLER
                                  President

                                RAYMOND WALTER
                                Vice President

                               JOHN K. GEMPLER
                                  Secretary

                                JOHN M. RILEY
                                  Treasurer

Corporate Information

CORPORATE HEADQUARTERS

Jeffersonville Bancorp                         Telephone (845) 482-4000
4866 State Rt. 52                              Web site: www.jeffbank.com
Box 398                                        E-mail: jeffbank@jeffbank.com
Jeffersonville, New York 12748

DESCRIPTION OF BUSINESS

Jeffersonville Bancorp is a one-bank holding company formed in June 1982 under the laws of the State of New York. Its subsidiary is The First National Bank of Jeffersonville, which serves customers in Sullivan County, New York and surrounding communities in Southeastern, New York through ten offices. A full-service commercial bank, providing a broad range of financial products, including demand, savings and time deposits, and mortgage, consumer and commercial loans.

ANNUAL MEETING

The Annual Meeting of stockholders will be held on Tuesday, April 24, 2001 at 3:00 p.m., in the Company's Board Room at Jeffersonville, New York.

STOCK INFORMATION

The Company's common stock has traded in the Over-the-Counter market under the symbol JFBC since January 1997. The following investment firms are known to handle Jeffersonville Bancorp stock transactions: Barriger & Barriger Inc., Monticello, NY (845) 791-6600, Boenning & Scattergood Inc., Conshohocken, PA (610) 832-1212 and Ryan, Beck & Co., Livingston, NJ (800) 342-2325. On April 13, 1999, Jeffersonville Bancorp announced a 10% stock dividend payable on May 11, 1999 to common stockholders of record as of April 27, 1999. Stockholders received a dividend of one share of common stock for every ten shares owned as of the record date. Cash was paid in lieu of fractional shares. Shareholders participating in our Dividend Reinvestment Plan were credited for the fractional shares.

     The following table shows the range of high and low bid prices for the Company's stock for the quarters indicated. Prices have been adjusted for the 10% stock dividend, for periods prior to the payment date.

BID PRICE
Quarter Ended                               Low                         High

March 31, 1999                          $ 22.00                      $ 22.50
June 30, 1999                           $ 22.25                      $ 28.00
September 30, 1999                      $ 22.00                      $ 24.88
December 31, 1999                       $ 20.31                      $ 22.25
March 31, 2000                          $ 22.88                      $ 22.88
June 30, 2000                           $ 22.00                      $ 22.00
September 30, 2000                      $ 21.75                      $ 21.13
December 31, 2000                       $ 21.06                      $ 21.06

     During 2000, the Company declared cash dividends of $0.18 quarterly. Cash dividends of $0.16, $0.15, $0.15 and $0.16 per share were declared quarterly in 1999. The Board of Directors intends to continue the payment of dividends on a quarterly basis, subject to its ongoing consideration of the Company's financial condition and operating results; market and economic conditions; and other factors.

Jeffersonville Bancorp

OFFICES

Main Office
300 Main Street
Jeffersonville, New York 12748
(845) 482-4000

Callicoon Office
45 Main Street
Callicoon, New York 12723
(845) 887-4866

Eldred Office
561 Route 55
Eldred, New York 12732
(845) 557-8513

Liberty Office
Church & Darbee Lane
Liberty, New York 12754
(845) 292-6300

Livingston Manor Office
45 Main Street
Livingston Manor, New York 12758
(845) 439-8123

Loch Sheldrake Office
Route 52
Loch Sheldrake, New York 12759
(845) 434-1180

Monticello Office
15 Forestburgh Road
Monticello, New York 12701
(845) 791-4000

Narrowsburg Office
122 Kirk Road
Narrowsburg, New York 12764
(845) 252-6570

Wal*Mart Office
33 Anawana Lake Road
Monticello, New York 12701
(845) 794-3988

Wurtsboro Office
2930 State Route 209
Wurtsboro, New York 12790
(845) 888-5890

SUBSIDIARY

The First National Bank
of Jeffersonville

STOCK TRANSFER AGENT

American Stock Transfer Company
40 Wall Street
46 Floor
New York, New York 10005
(212) 936-5100

                                    (LOGO)

                            Jeffersonville Bancorp
                P.O. Box 398 o Jeffersonville, New York 12748
                               www.jeffbank.com