Form 10-K405, Exhibit 13
period 2001-12-31
JEFFERSONVILLE BANCORP
filed 2002-03-29
CIK 874495

Jeffersonville Bancorp 2001  (LOGO)  Annual Report and 10K

(PHOTO)
(C) Nature's Art LLC 2001 Photographer: John A. DiGiorgio

     The American bald eagle, our nation's symbol, represents strength, power and individualism. It is uniquely ours, living and breeding only in North America. Here in the Catskills/Upper Delaware Region, we can also lay claim to the eagle being "uniquely ours." Around 10 breeding pairs of eagles currently make their nests in our area.

     Since September 11, we have seen a surge in patriotism. American flags and stirring images of the eagle are everywhere. Locally, we should be proud to be playing a role in the recovery and survival of our nation's symbol. For more information about eagles in our region, contact the Eagle Institute at
(845) 557-6162, or visit their web site at www.eagleinstitute.org.

     The image on the cover is by John A. DiGiorgio of Nature's Art in Narrowsburg, New York. Nature's Art is dedicated to capturing images and promoting awareness of the beauty and wild heritage of our wildlife.

                      To Our Stockholders and Customers

The year 2001 proved to be both challenging yet rewarding for Jeffersonville Bancorp. We enjoyed continued growth in deposits in excess of 6%, with demand deposits growing over 14%. Our overall loan growth exceeded 10%, with real estate loan growth exceeding 12%. We continue to make significant investments in our future, focusing on areas to improve efficiency, grow loans and deposits, improve net income, and expand customer services and products. We continue the process of upgrading technology to serve our customers more effectively without sacrificing our emphasis on the personal side of banking. We also continued to expand our product lines. All of these initiatives have associated costs, however we believe the rewards of these investments will greatly exceed the costs.

     Net income for 2001 was $2.43 per share, which was 30.6% above net income for 2000 of $1.86 per share. One of our goals at the beginning of the year 2001 was to achieve record earnings. The year 2001 got off to a slow start due to the carrying costs incurred in connection with a large commercial loan foreclosure we took possession of in 2000. However, interest rate reductions by the Federal Reserve resulted in a reduction in interest expense of over 8% which helped account for our record earnings.

     Foreclosures were well below the levels of 2000 reflecting an overall improvement in asset quality statistics and other real estate balances. Our net charge-offs in 2001 were less than 2000. We increased our allowance by $179,000, while our provision for loan losses remained the same as in 2000. The increase in earnings resulted in your Board of Directors increasing dividends from $.72 to $.74 per share, an increase of over 2%.

     We have also continued our trend of increasing our market share of deposits within Sullivan County to almost 28% with our nearest competitor at less than 15%. Our continuing growth in market share and loan balances confirms that we are achieving our mission as a community bank, to serve the banking needs of the residents, small businesses and local governments of Sullivan County.

     Continuing our practice of prior years, we continued to repurchase shares when market conditions warranted. During the year, we repurchased a total of 25,978 shares at a cost of $554,000. Your Board of Directors has earmarked an additional $1 million for stock repurchases for the current year.

     We are looking forward to the new optimism being exhibited in the county and want to share in the opportunities. We continue to consider opportunities to expand services to our customers and strive to improve upon all facets of our operation. If you have any questions regarding this report please contact us.

(PHOTO)
Arthur E. Keesler

(PHOTO)
Raymond Walter

                            /s/ Arthur E. Keesler
                              Arthur E. Keesler
                                  President
                           Jeffersonville Bancorp

                              /s/ Raymond Walter
                               Raymond Walter
                                  President
                  The First National Bank of Jeffersonville

                       Selected Financial Information



FIVE-YEAR SUMMARY

                                           2001             2000             1999             1998             1997

RESULTS OF OPERATIONS
Interest income                    $ 20,230,000     $ 19,379,000     $ 18,444,000     $ 17,102,000     $ 15,847,000
Interest expense                      7,627,000        8,295,000        7,711,000        7,492,000        6,943,000
Net interest income                  12,603,000       11,084,000       10,733,000        9,610,000        8,904,000
Provision for loan losses               300,000          300,000          300,000          600,000        1,150,000
Net income                            3,625,000        2,823,000        2,873,000        2,318,000        1,763,000

FINANCIAL CONDITION
Total assets                       $298,110,000     $273,464,000     $256,960,000     $243,853,000     $213,659,000
Deposits                            238,029,000      223,278,000      201,603,000      198,114,000      179,160,000
Gross loans                         162,711,000      147,456,000      140,261,000      132,341,000      127,655,000
Stockholders' equity                 27,313,000       25,109,000       22,001,000       23,017,000       22,176,000

AVERAGE BALANCES
Total assets                       $286,823,000     $268,967,000     $254,777,000     $230,955,000     $211,034,000
Deposits                            234,431,000      218,671,000      207,018,000      191,322,000      180,635,000
Gross loans                         157,165,000      143,954,000      137,696,000      129,754,000      122,567,000
Stockholders' equity                 28,139,000       24,261,000       22,816,000       22,752,000       21,539,000

FINANCIAL RATIOS
Net income to average
  total assets                             1.26%            1.05%            1.13%            1.00%            0.84%
Net income to average
  stockholders' equity                    12.88%           11.64%           12.59%           10.19%            8.19%
Average stockholders' equity
  to average total assets                  9.81%            9.02%            8.96%            9.85%           10.21%

PER SHARE DATA
Net income per share               $       2.43     $       1.86     $       1.87     $       1.49     $       1.13
Dividends per share                $       0.74     $       0.72     $       0.62     $       0.55     $       0.51
Dividend payout ratio                     30.40%           38.72%           33.41%           36.66%           44.92%
Book value at year end             $      18.48     $      16.69     $      14.40     $      14.88     $      14.20
Total dividends paid               $  1,102,000     $  1,093,000     $    960,000     $    850,000     $    792,000
Average number of
  shares outstanding                  1,490,888        1,517,259        1,534,288        1,556,500        1,561,228
Shares outstanding
  at year end                         1,478,107        1,504,085        1,528,359        1,546,485        1,561,225


                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

The following is a discussion of the factors, which significantly affected the consolidated results of operations and financial condition of Jeffersonville Bancorp ("the Parent Company") and its wholly-owned subsidiary, The First National Bank of Jeffersonville ("the Bank"). For purposes of this discussion, references to the Company include both the Bank and Parent Company, as the Bank is the Parent Company's only subsidiary. This discussion should be read in conjunction with the consolidated financial statements and notes thereto, and the other financial information appearing elsewhere in this annual report.

     This document contains forward-looking statements, which are based on assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words "believe," "expect," "intend," "anticipate," "estimate," "project," or similar words. The Company's ability to predict results and the actual effect of future plans or strategies is uncertain. Factors which could have a material adverse effect on operations include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market areas and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements.Actual results could differ materially from forward-looking statements.

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

Local Economy

The local economy began to show signs of improvement in 2001. Non-performing assets and delinquency statistics showed some improvement in 2001 as compared to 2000. Other real estate owned decreased from $2,564,000 in 2000 to $1,237,000 in 2001. This net decrease is due to the sale of 40 of the 81 foreclosed condominium units at Grandview Palace. As of December 31, 2001, 41 units remain, of which 26 are currently under sales contract. We anticipate full disposal of all remaining units by 2002. Delinquencies of ninety days or more decreased in the residential and commercial loan portfolios. Confined improvement in the local economy will be heavily dependent on the Sullivan County tourism and real estate markets. Several major projects continued to progress, which increase optimism in the county's future. A permanent concert facility will be constructed on the original site of the Woodstock Festival in Bethel and is moving ahead. Kohl's Department Store has almost completed construction of a major distribution center in the Town of Mamakating, which will employ five to six hundred individuals. Recent legislation approval, property purchases and agreements, and gaming applications lead us to believe that casino gambling will be a reality in the near future. The success of these projects, tourism, real estate values and the availability of qualified labor is critical to the economy and the Company.

Financial Condition

Total assets increased by $24.6 million or 9.0% to $298.1 million at December 31, 2001 from $273.5 million at December 31, 2000. The increase was primarily due to a $15.3 million or 10.3% increase in gross loans outstanding from $147.5 million at December 31, 2000

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

to $162.7 million at December 31, 2001. Securities available for sale increased $9.9 million from $94.2 million at December 31, 2000 to $104.1 million at December 31, 2001. Securities held to maturity increased $400,000 from purchases of municipal securities. These 2001 asset increases were funded by a $14.8 million increase in total deposits from $223.3 million at December 31, 2000 to $238.0 million at December 31, 2001. Much of the securities portfolio remains funded with long term borrowings from the Federal Home Loan Bank, a leveraging strategy implemented in 1997, in which the Company funded security purchases with FHLB borrowings at a positive interest rate spread.

     In 2001, total gross loans increased $15.3 million or 10.3% from $147.5 million to $162.7 million. Within the loan portfolio, commercial real estate loans increased $6.3 million to $39.9 million at December 31, 2001, residential real estate increased by $2.3 million to $67.2 million, real estate construction loans increased $4.2 million to $5.6 million, home equity loans increased $1.3 million to $12.8 million and consumer loans decreased $400,000 to $20.7 million. The commercial real estate growth reflects the Company's strategy to provide loans for local real estate projects where there is strong loan to values and solid principals. The growth in residential mortgages reflects new products to meet the highly competitive nature of this market. As a result of casino gambling proposals and related local economic improvement, the Company anticipates continued commercial real estate loan opportunities. Accordingly, additional growth is anticipated in commercial real estate loans during 2002. The overall loan portfolio is structured in accordance with management's belief that loans secured by residential and commercial real estate generally result in lower loan loss levels compared to other types of loans, because of the value of the underlying collateral. In the event that the casino gambling proposals do not progress, collateral underlying certain real estate projects could lose value.

     Other real estate owned at December 31, 2001 was $1.2 million compared to $2.6 million at December 31, 2000. During the third quarter of 2000, the Bank obtained a deed in lieu of foreclosure to 81 condominium units at the Grandview Palace in Loch Sheldrake, New York. The total loan balance at that time was $2.2 million. As of year end, we had 41 units remaining of which 26 were under contract for sale. Total non-performing loans decreased from $2.4 million at December 31, 2000 to $1.7 million at December 31, 2001. Net loan charge-offs decreased from $201,000 in 2000 to $121,000 in 2001. At December 31, 2001, the allowance for loan losses equaled $2.6 million representing 1.61% of total gross loans outstanding and 157.7% of total non-performing loans.

     Total deposits increased $14.8 million to $238.0 million at December 31, 2001 from $223.3 million at December 31, 2000. Within the deposit mix, both lower costing demand and savings deposits increased as did higher costing time deposits. Much of the increase in deposits was caused by the Company's continued success of new branches and the attraction of new customers from larger regional banks. The Company continues to be successful in increasing demand deposit balances, which provides a pool of low cost funds for reinvest-ment opportunities. Demand deposits increased from $39.7 million at December 31, 2000 to $45.7 million at December 31, 2001, an increase of $5.9 million or 15.0%.

     Total stockholders' equity was $27.3 million at December 31, 2001, an increase of $2.2 million from December 31, 2000. The increase was due primarily to net income and the increase in accumulated other comprehensive income of $235,000 reduced by cash dividends of $1,102,000, and treasury stock repurchases of $554,000.

Results of Operations 2001 versus 2000

NET INCOME

Net income for 2001 of $3.6 million increased 28.4% or $0.8 million from the 2000 net income of $2.8 million. The higher level of earnings in 2001 reflects the interaction of a number of factors including increases in interest income, decreases in interest expense and several higher non-interest expense categories. The most significant factor, which increased 2001 net income was the increase in interest income to $20.2 million from $19.4 million in 2000, an increase of $851,000 or 4.4%. An additional factor was the decrease in interest expense to $7.6 million from $8.3 million in 2000, a decrease of $668,000 or 8.1%. The provision for loan losses was $300,000 in both 2001 and 2000. Salary expense

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

increased $183,000 or 5.1% in 2001, primarily due to the addition of new employees and normal salary increases. Occupancy and equipment expenses increased by $154,000 or 10.4% due to increased costs incurred for the full effect of new branches. Net other real estate owned expense increased by $192,000 in 2001, primarily due to selling and maintenance costs associated with disposition of Grandview Palace condominium units.

INTEREST INCOME AND INTEREST EXPENSE

Throughout the following discussion, net interest income and its components are expressed on a tax equivalent basis which means that, where appropriate, tax exempt income is shown as if it were earned on a fully taxable basis.

     The largest source of income for the Company is net interest income, which represents interest earned on loans, securities and short-term investments, less interest paid on deposits and other interest bearing liabilities. Tax equivalent net interest income of $13.1 million for 2001 represented an increase of 11.9% compared to $11.7 million for 2000. Net interest margin increased to 4.96% in 2001 compared to 4.76% in 2000, as decreases in cost of deposits and borrowings exceed decreases in earning asset yields.

     Total interest income for 2001 was $20.8 million, compared to $20.0 million in 2000. The increase in 2001 is the result of an increase in the average balance of interest earning assets from $246.4 million in 2000 to $264.8 million in 2001, an increase of 7.5%. Interest income from the increase in earning assets was offset by an overall decrease in average yield on earning assets of twenty-nine basis points in 2001. Total average securities (securities available for sale and securities held to maturity) increased $1.2 million or 1.2% in 2001 to $101.7 million. The increase in 2001 reflects excess funds derived from increased deposits, which were not needed to fund new loans. The benefits of increased average security balances was offset by a decreasing yield on total securities which decreased from 6.88% in 2000 to 6.63% in 2001 due to the overall decline in interest rates. In 2001, average loans increased $13.2 million to $157.2 million from $144.0 million in 2000. Concurrently the average loan yield decreased from 9.02% in 2000 to 8.75% in 2001. Average residential and commercial real estate loans continued to make up a major portion of the loan portfolio at 69.3% of total loans in 2001. In 2002, increases in funding will continue to be allocated first to meet loan demand, as necessary, and then to the securities portfolios.

     Total interest expense in 2001 decreased $669,000 or 8.1% over 2000. The average balance of interest bearing liabilities increased from $204.3 million in 2000 to $214.5 million in 2001, an increase of 5.0%. During 2001, the average cost of total interest bearing liabilities decreased by fifty basis points, reflecting the lower market interest during the year.

     Average interest bearing deposits increased $10.9 million to reach $192.9 million in 2001, an increase of 6.0%. The lower interest rates paid on time savings certificates resulted from general market conditions in 2001 as compared to 2000, a reduction of 33 basis points from 5.19% in 2000 to 4.86%. Interest rates on interest bearing deposits decreased from an average rate paid of 3.92% in 2000 to 3.39% in 2001. In 2001, average demand deposit balances increased 13.4% over 2000.

PROVISION FOR LOAN LOSSES

The provision for loan losses was $300,000 in 2001 and 2000. Provisions for loan losses are recorded to maintain the allowance for loan losses at an amount management considers adequate to cover loan losses which are deemed probable and can be estimated. These provisions were based upon a number of factors, including asset classifications, management's assessment of the credit risk inherent in the portfolio, historical loan loss experience, economic trends, industry experience and trends, estimated collateral values and underwriting policies. Total non-performing loans decreased from $2.4 million at December 31, 2000 to $1.7 million at December 31, 2001. This decrease was due to decreases in 90 day and over delinquencies in the residential and commercial loan portfolios. Net loan charge-offs decreased from $201,000 in 2000 to $121,000 in 2001.

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

SUMMARY OF LOAN LOSS EXPERIENCE

The following table indicates the amount of charge-offs and recoveries in the loan portfolio by category.


ANALYSIS OF THE CHANGES IN ALLOWANCE FOR LOAN LOSSES FOR 2001, 2000 AND 1999


                                                                   2001             2000              1999

Balance at beginning of year                                 $2,435,000       $2,336,000        $2,310,000
Charge-offs:
   Commercial, financial and agriculture                        (29,000)          (9,000)          (29,000)
   Real estate -- mortgage                                      (35,000)         (28,000)          (74,000)
   Installment loans to individuals                            (179,000)        (214,000)         (246,000)
   Other loans                                                  (76,000)         (95,000)          (96,000)

      Total charge-offs                                        (319,000)        (346,000)         (445,000)

Recoveries:
   Commercial, financial and agriculture                         43,000           31,000            15,000
   Real estate -- mortgage                                       38,000           16,000            59,000
   Installment loans to individuals                              95,000           71,000            82,000
   Other loans                                                   22,000           27,000            15,000

      Total recoveries                                          198,000          145,000           171,000

Net charge-offs                                                (121,000)        (201,000)         (274,000)
Provision charged to operations                                 300,000          300,000           300,000

Balance at end of year                                       $2,614,000       $2,435,000        $2,336,000

Ratio of net charge-offs to average outstanding loans               .08%             .14%              .20%


     Net charge-offs were 0.08% of average outstanding loans in 2001 compared to 0.14% in 2000 and 0.20% in 1999, a continued stabilization of loan losses. Continuation of this trend in net charge-offs will still depend significantly on improvement in the local economy.

     The Company manages asset quality with a review process that includes analysis of credit applications and both internal and external loan review of existing outstanding loans and delinquencies. Management strives to identify potential non-performing loans early; take charge-offs promptly based on a realistic assessment of probable losses; and maintain an adequate allowance for loan losses based on the inherent risk of loss in the existing portfolio.

     The allowance for loan losses was $2.6 million at December 31, 2001 compared to $2.4 million and $2.3 million at December 31, 2000 and 1999, respectively. The allowance as a percentage of total loans was 1.61% at December 31, 2001, compared to 1.65% and 1.67% at December 31, 2000 and 1999, respectively. The allowance's coverage of non-performing loans was 157.7% and 99.8% at December 31, 2001 and 2000 respectively.

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

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


DISTRIBUTION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31, 2001


                                                                                          Percentage      Loan Balance
                                                                      Allowance           of Total        by Type to
Loan Category                                                         Balance             Allowance       Total Loans<F1>

Residential mortgages (includes home equity loans)                    $  848,000             32.4%             55.1%
Commercial mortgages                                                     300,000             11.5              21.6
Commercial loans                                                         630,000             24.1               7.0
Consumer loans                                                           603,000             23.1              13.4
Other loans                                                              233,000              8.9               2.9

                                                                      $2,614,000            100.0%            100.0%


<F1> Percentage relationship between average loans outstanding by type compared to total average loans outstanding.




DISTRIBUTION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31, 2000


                                                                                     Percentage        Loan Balance
                                                                       Allowance       of Total         by Type to
Loan Category                                                            Balance      Allowance        Total Loans<F1>

Residential mortgages (includes home equity loans)                    $  802,000           32.9%             56.0%
Commercial mortgages                                                     500,000           20.5              21.4
Commercial loans                                                         381,000           15.7               7.2
Consumer loans                                                           542,000           22.3              13.9
Other loans                                                              210,000            8.6               1.5

                                                                      $2,435,000          100.0%            100.0%


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

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

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



DECEMBER 31, 2001

                                                   90 Days
                                                  Or More,
                                                     Still
Loan Category                       Nonaccrual    Accruing          Total                 Percentage<F1>   Percentage<F2>

Residential mortgages
  (includes home equity loans)      $372,000      $539,000          $  911,000            1.1%             55.0%
Commercial mortgages                 222,000        95,000             317,000            0.8              19.1
Commercial loans                     240,000       167,000             407,000            2.2              24.5
Consumer loans                        15,000         8,000              23,000            0.1               1.4

Total                               $849,000      $809,000          $1,658,000            1.0%            100.0%


<F1> Percentage of gross loans outstanding for each loan category.

<F2> Percentage of total nonaccrual and 90 day past due loans.





DECEMBER 31, 2000

                                                      90 Days
                                                     Or More,
                                                        Still
Loan Category                       Nonaccrual       Accruing         Total                 Percentage<F1>  Percentage<F2>

Residential mortgages               $718,000        $1,006,000        $1,724,000            2.3%             70.7%
Commercial mortgages                  42,000           629,000           671,000            2.0              27.5
Commercial loans                          --                --                --             --                --
Consumer loans                        15,000            29,000            44,000            0.2               1.8

Total                               $775,000        $1,664,000        $2,439,000            1.7%            100.0%


<F1> Percentage of gross loans outstanding for each loan category.

<F2> Percentage of total nonaccrual and 90 day past due loans.



     The decrease in total non-performing loans is primarily due to decreases in past due residential mortgages and commercial mortgages. Total nonaccrual and 90 day past due residential and commercial mortgage loans represent 1.1% and 0.8% of the respective portfolio totals, an improvement over last year. The majority of the Company's total nonaccrual and past due loans are secured loans and, as such, management anticipates there will be limited risk of loss in their ultimate resolution.

     From time to time, loans may be renegotiated in a troubled debt restructuring when the Company determines that it will ultimately receive greater economic value under the new terms than through foreclosure, liquidation, or bankruptcy. Candidates for renegotiation must meet specific guidelines. There were no restructured loans as of December 31, 2001 and 2000.

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

LOAN PORTFOLIO

The following table indicates the amount of loans in portfolio categories according to their period to maturity. The table also indicates the dollar amount of these loans that have predetermined or fixed rates vs. variable or adjustable rates.


MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATES AT DECEMBER 31, 2001


                                                                        One Year
                                                      One Year           Through            After
                                                       or Less        Five Years       Five Years             Total

Commercial, financial and agricultural             $ 7,752,000        $6,267,000       $3,133,000       $17,152,000
Real estate construction                             5,469,000           101,000               --         5,570,000

      Total                                        $13,221,000        $6,368,000       $3,133,000       $22,722,000

Interest sensitivity of loans:
   Predetermined rate                              $ 4,600,000        $5,892,000       $3,133,000       $13,625,000
   Variable rate                                     8,621,000           476,000               --         9,097,000

      Total                                        $13,221,000        $6,368,000       $3,133,000       $22,722,000


OTHER REAL ESTATE OWNED

Other real estate owned represents properties acquired through foreclosure and is recorded on an individual-asset basis at the lower of (1) fair value less estimated costs to sell or (2) cost, which represents the loan balance at initial foreclosure. When a property is acquired, the excess of the loan balance over the fair value of the property is charged to the allowance for loan losses. Subsequent write downs to reflect further declines in fair value are included in non-interest expense.

     The following are the changes in other real estate owned during the last two years:

Years Ended December 31,            2001           2000

Beginning balance            $ 2,564,000    $   693,000
Additions (includes
  costs capitalized)             787,000      2,629,000
Sales                         (2,097,000)      (678,000)
Write downs                      (17,000)       (80,000)

Ending balance               $ 1,237,000     $2,564,000

NON-INTEREST INCOME AND EXPENSE

Non-interest income primarily consists of service charges, commissions and fees for various banking services, and securities gains and losses. Total non-interest income in 2001 increased 19.3% or $467,000 over 2000. The increase is attributable to ATM debit card revenue, income from ATM fees charged to nonbank customers, increases in fees for NSF checks, higher monthly service charges for checking accounts, and income recorded for the increase in cash surrender value of bank-owned life insurance.

     Non-interest expense increased by $684,000 or 7.2% in 2001. Salary and wage expense combined with employee benefit expense increased 3.0% to $5.4 million in 2001. This increase was caused by increased expenses for normal salary increases. Occupancy and equipment expense increased 10.4% to reach $1.6 million in 2001. Net other real estate owned expense increased $192,000 to $714,000 in 2001 from $522,000 in 2000 primarily due to expenses related to Grandview Palace. Recent sale trends are very encouraging and we expect other real estate expenses to decline due to the sales activity at Grandview Palace. Other non-interest expense increased by $184,000 or 7.9% in 2001 to $2.5 million from $2.3 million in 2000.

INCOME TAX EXPENSE

Income tax expense totaled 1,322,000 in 2001 versus $822,000 in 2000. The effective tax rate approximated 26.7% in 2001 and 22.6% in 2000. This relatively low tax rate reflects the favorable tax treatment received on municipal security interest and other tax reduction strategies.

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

Results of Operations 2000 versus 1999

NET INCOME

Net income for 2000 of $2.8 million was down 1.7% from the 1999 net income of $2.9 million. The lower level of earnings in 2000 reflects the interaction of a number of factors including increases in net interest income, offset by increased interest expense and several higher non-interest expense categories. The most significant factor, which decreased 2000 net income was the increase in non-interest expense to $9.6 million from $8.8 million in 1999, an increase of $784,000 or 8.9%. The provision for loan losses was $300,000 in both 2000 and 1999. Salary expense increased $162,000 or 4.7% in 2000, primarily due to the addition of new employees, a new branch and normal salary increases. Employee benefit expenses increased by $375,000 or 4.8% due to the costs incurred for post retirement benefits and the pension plan. Net other real estate owned expense increased by $278,000 in 2000, primarily due to costs associated with Grandview Palace.

INTEREST INCOME AND INTEREST EXPENSE

Tax equivalent net interest income of $11.7 million for 2000 represented an increase of 3.2%, compared to $11.4 million for 1999. Total interest income for 2000 was $20.0 million, compared to $19.1 million in 1999. The increase in 2000 is the result of an increase in the average balance of interest earning assets from $237.3 million in 1999 to $246.4 million in 2000, an increase of 3.8%. The increase in earning assets complemented an overall increase in average yield on earning assets of nine basis points in 2000.

     Total interest expense in 2000 increased $584,000 or 7.6% over 1999. The average balance of interest bearing liabilities increased from $197.4 million in 1999 to 204.3 million in 2000, an increase of 3.5%. During 2000, the average deposit rate and the average cost of total interest bearing liabilities increased by twenty-three basis points and fifteen basis points, respectively, reflecting the higher market interest rates during the year. Net interest margin decreased to 4.76% in 2000, compared to 4.79% in 1999.

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

NON-INTEREST INCOME AND EXPENSE

Total non-interest income in 2000 increased 9.7% or $213,000 over 1999. The increase is attributable to income earned on ATM debit card fees, income from ATM fees charged to nonbank customers, increases in fees for NSF checks, higher monthly service charges for checking accounts, and income recorded for the increase in cash surrender value of bank-owned life insurance.

     Non-interest expense increased by $784,000 or 8.9% in 2000. Salary and wage expense, combined with employee benefit expense, increased 4.8% to $5.2 million in 2000, compared to $4.8 million in 1999. Occupancy and equipment expense increased 2.3% to reach $1.5 million in 2000 an increase of $33,000 over 1999. Net other real estate owned expense increased $278,000 to $522,000 in 2000 from $244,000 in 1999 primarily due to expenses related to Grandview Palace. Other non-interest expense increased by $236,000 or 11.3% in 2000 to $2.3 million from $2.1 million, primarily due to higher professional costs.

INCOME TAX EXPENSE

Income tax expense decreased to $822,000 from $992,000, primarily as a result of the decrease in income before taxes. The effective tax rates of 22.6% and 25.7% for 2000 and 1999, respectively, are a result of the favorable tax treatment on tax exempt interest income.

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

                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

The Bank's membership in the FHLB of New York enhances liquidity in the form of overnight and 30 day lines of credit of approximately $28.0 million, which may be used to meet unforeseen liquidity demands. There were no overnight borrowings being used at December 31, 2001. Six separate FHLB term advances totaling $30.0 million at December 31, 2001 were being used to fund securities leverage transactions.

     In 2001, cash generated from operating activities amounted to $4.2 million and cash generated from financing activities amounted to $20.4 million. These amounts were offset by a use of cash in investing activities of $24.1 million, resulting in a net increase in cash and cash equivalents of $482,000. See the Consolidated Statements of Cash Flows for additional information.

MATURITY SCHEDULE OF TIME DEPOSITS OF $100,000 OR MORE AT DECEMBER 31, 2001

Deposits
Due three months or less                    $14,428,000
Over three months through six months          4,220,000
Over six months through twelve months         1,678,000
Over twelve months                            1,715,000

                                            $22,041,000

     Management anticipates much of these maturing deposits to rollover at maturity, and that liquidity will be adequate to meet funding requirements.

CAPITAL ADEQUACY

One of management's primary objectives is to maintain a strong capital position to merit the confidence of depositors, the investing public, bank regulators and shareholders. A strong capital position should help the Company withstand unforeseen adverse developments and take advantage of profitable investment opportunities when they arise. Stockholders' equity increased $2.2 million or 8.8% in 2001 following an increase of 14.1% in 2000.

     In 2000, the Board of Directors authorized that $1.0 million be made available to purchase shares on the open market. Through December 31, 2001, a total of 25,978 common shares were purchased and retired, reducing stockholders' equity by $554,000. Management believes that the repurchase of Company stock represents a prudent use of excess capital.

     The Company retained $2.5 million from 2001 earnings, while other comprehensive income increased stockholders' equity by $1.9 million. In accordance with regulatory capital rules, the adjustment for other comprehensive income is not considered in the computation of regulatory capital ratios.

     Under the Federal Reserve Bank's risk-based capital rules, the Company's Tier I risk-based capital was 16.1% and total risk-based capital was 17.4% of risk-weighted assets. These risk-based capital ratios are well above the minimum regulatory requirements of 4.0% for Tier I capital and 8.0% for total capital. The Company's leverage ratio (Tier I capital to average assets) of 9.2% is well above the 4.0% minimum regulatory requirement. The following table shows the Company's actual capital measurements compared to the minimum regulatory requirements.



As of December 31,                                                                    2001                       2000

TIER I CAPITAL
Stockholders' equity, excluding the after-tax net
  unrealized gain on debt securities available for sale                       $ 27,137,000               $ 25,543,000

TIER II CAPITAL
Allowance for loan losses<F1>                                                    2,111,000                  1,931,000

Total risk-based capital                                                      $ 29,248,000               $ 27,474,000

Risk-weighted assets<F2>                                                      $168,320,000               $153,995,000

Average assets                                                                $296,411,000               $268,967,000

RATIOS
Tier I risk-based capital (minimum 4.0%)                                              16.1%                      16.6%
Total risk-based capital (minimum 8.0%)                                               17.4%                      17.8%
Leverage ( minimum 4.0%)                                                               9.2%                       9.5%


<F1> The allowance for loan losses is limited to 1.25% of risk-weighted assets for the purpose of this calculation.

<F2> Risk-weighted assets have been reduced for the portion allowance for loan losses excluded from total risk-based capital.



                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

Recent Accounting Standards

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended by SFAS No. 137 and SFAS No. 138, establishes comprehensive accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in the fair value of the derivative financial instruments are reported in either earnings or comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting. The statement also permits certain reclassification of securities among the trading, available for sale and held to maturity classifications. The adoption of SFAS No. 133, as amended, on of January 1, 2001 did not have a material impact on the Company's consolidated financial statements.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations," which requires that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. The adoption of this pronouncement will not have any effect on the Company's consolidated financial statements.

     In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The Company adopted this statement effective January 1, 2002. The adoption of this pronouncement will not have any effect on the Company's consolidated financial statements.

Critical Accounting Policies

Pursuant to recent SEC guidance, management of public companies are encouraged to evaluate and disclose those accounting policies that are judged to be critical policies, or those most important to the portrayal of the Company's financial condition and results, and that require management's most difficult subjective or complex judgments. Management of the Company considers the accounting policy relating to the allowance for loan losses to be a critical accounting policy given the inherent uncertainty in evaluating the levels of the allowance required to cover credit losses in the portfolio and the material effect that such judgments can have on the results of operations. The allowance for loan losses is maintained at a level deemed adequate by management based on an evaluation of such factors as economic conditions in the Company's market area, past loan loss experience, the financial condition of individual borrowers, and underlying collateral values based on independent appraisals. While management uses available information to recognize losses on loans, future additions to the allowance for loan losses may be necessary based on changes in economic conditions, particularly in Sullivan County. In addition, Federal regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to the management.

     There are no new accounting standards that are expected to have a material impact on the Company's consolidated financial statements.

         Distribution of Assets, Liabilities & Stockholders' Equity:
                    Interest Rates & Interest Differential

The following schedule presents the condensed average consolidated balance sheets for 2001, 2000 and 1999. The total dollar amount of interest income from earning assets and the resultant yields are calculated on a tax equivalent basis. The interest paid on interest-bearing liabilities, expressed in dollars and rates, are also presented.



CONSOLIDATED AVERAGE BALANCE SHEET 2001

                                                                          Percentage
                                                                            of Total
                                                             Average         Average          Interest           Average
                                                             Balance          Assets       Earned/Paid        Yield/Rate

ASSETS
Securities available for sale
  and held to maturity:<F3>
Taxable securities                                      $ 81,577,000       28.44%          $ 5,204,000         6.38%
Tax exempt securities                                     20,099,000        7.01             1,542,000         7.67

      Total securities                                   101,676,000       35.45             6,746,000         6.63

Short-term investments                                     5,913,000        2.06               258,000         4.36
Loans (net of unearned discount)
   Real estate mortgages                                 108,839,000       37.95             9,246,000         8.50
   Home equity loans                                      11,807,000        4.12               987,000         8.36
   Time and demand loans                                  10,935,000        3.81               976,000         8.93
   Installment loans                                      21,050,000        7.34             2,254,000        10.71
   Other loans                                             4,534,000        1.58               287,000         6.33

      Total loans<F1>                                    157,165,000       54.80            13,750,000         8.75

      Total interest earning assets                      264,754,000       92.31            20,754,000         7.84%

Allowance for loan losses                                 (2,553,000)      (0.89)
Unrealized gains and losses on portfolio                     619,000        0.22
Cash and due from banks (demand)                           8,787,000        3.06
Fixed assets (net)                                         2,645,000        0.92
Bank owned life insurance                                  7,112,000        2.48
Other assets                                               5,459,000        1.90

      Total assets                                      $286,823,000      100.00%

LIABILITIES AND STOCKHOLDERS' EQUITY
NOW and Super NOW deposits                              $ 29,668,000       10.34%              416,000         1.40%
Savings and insured money market deposits                 63,864,000       22.27             1,289,000         2.02
Time deposits                                             99,384,000       34.65             4,832,000         4.86

      Total interest bearing deposits                    192,916,000       67.26             6,537,000         3.39

Federal funds purchased and other short-term debt            409,000        0.14                21,000         5.13
Long-term debt                                            21,156,000        7.38             1,068,000         5.05

      Total interest bearing liabilities                 214,481,000       74.78             7,626,000         3.56

Demand deposits                                           41,515,000       14.47
Other liabilities                                          2,688,000        0.94

      Total liabilities                                  258,684,000       90.19
Stockholders' liability                                   28,139,000        9.81

      Total liabilities and stockholders' equity        $286,823,000      100.00%

Net interest income                                                                        $13,128,000

Net interest spread                                                                                            4.28%

Net interest margin<F2>                                                                                        4.96%


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



         Distribution of Assets, Liabilities & Stockholders' Equity:
                    Interest Rates & Interest Differential


CONSOLIDATED AVERAGE BALANCE SHEET 2000


                                                                        Percentage
                                                                          of Total
                                                        Average            Average           Interest              Average
                                                        Balance             Assets        Earned/Paid           Yield/Rate

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



         Distribution of Assets, Liabilities & Stockholders' Equity:
                    Interest Rates & Interest Differential



CONSOLIDATED AVERAGE BALANCE SHEET 1999

                                                                          Percentage
                                                                            of Total
                                                             Average         Average     Interest           Average
                                                             Balance          Assets  Earned/Paid        Yield/Rate

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



             Summary of Unaudited Quarterly Financial Information


SUMMARY OF QUARTERLY RESULTS OF OPERATIONS FOR 2001 AND 2000


                                    March 31           June 30       September 30     December 31             Total

2001
Interest income                  $ 5,005,000       $ 5,010,000       $ 5,126,000      $ 5,089,000      $ 20,230,000
Interest expense                  (2,193,000)       (2,039,000)       (1,864,000)      (1,531,000)       (7,627,000)

Net interest income                2,812,000         2,971,000         3,262,000        3,558,000        12,603,000
Provision for loan losses            (75,000)          (75,000)          (75,000)         (75,000)         (300,000)
Non-interest income                  626,000           674,000           757,000          826,000         2,883,000
Non-interest expenses             (2,439,000)       (2,585,000)       (2,459,000)      (2,756,000)      (10,239,000)

Income before taxes                  924,000           985,000         1,485,000        1,553,000         4,947,000
Income taxes                        (221,000)         (242,000)         (421,000)        (438,000)       (1,322,000)

Net income                       $   703,000       $   743,000       $ 1,064,000      $ 1,115,000      $  3,625,000

Basic earnings per share         $      0.47       $      0.50       $      0.71      $      0.75      $       2.43




                                    March 31           June 30       September 30     December 31             Total

2000
Interest income                  $ 4,678,000       $ 4,868,000       $ 4,904,000      $ 4,929,000      $ 19,379,000
Interest expense                  (1,983,000)       (2,068,000)       (2,180,000)      (2,064,000)       (8,295,000)

Net interest income                2,695,000         2,800,000         2,724,000        2,865,000        11,084,000
Provision for loan losses            (75,000)          (75,000)          (75,000)         (75,000)         (300,000)
Non-interest income                  557,000           673,000           654,000          532,000         2,416,000
Non-interest expenses             (2,178,000)       (2,481,000)       (2,406,000)      (2,490,000)       (9,555,000)

Income before taxes                  999,000           917,000           897,000          832,000         3,645,000
Income taxes                        (247,000)          (38,000)         (298,000)        (239,000)         (822,000)

Net income                       $   752,000       $   879,000       $   599,000      $   593,000      $  2,823,000

Basic earnings per share         $      0.49       $      0.58       $      0.39      $      0.40      $       1.86


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

Interest Rate Risk


SECURITIES AVAILABLE FOR SALE AND INVESTMENT SECURITIES ANALYSIS<F1>
ANALYSIS BY TYPE AND BY PERIOD TO MATURITY


December 31, 2001                 Under 1 Year             1-5 Years            5-10 Years            After 10 Years

                                 Balance    Rate        Balance    Rate       Balance    Rate         Balance   Rate         Total

U.S. Government Agency       $28,894,000    6.82%   $12,326,000    6.62%   $1,994,000    5.93%    $ 4,500,000   6.53% $ 47,714,000
Municipal securities --
  tax exempt<F2>               5,757,000    4.80      9,207,000    5.16     4,286,000    4.74              --     --    19,250,000
Mortgage backed securities
  and collateralized
  mortgage obligations
  other than U.S. Government
  Agencies                    13,052,000    4.59     15,042,000    6.54       711,000    6.14      11,975,000   6.11    40,780,000
Other securities                      --      --        200,000    6.62       496,000    7.10              --     --       696,000

                             $47,703,000    5.97%   $36,775,000    6.22%   $7,487,000    5.35%    $16,475,000   6.23% $108,440,000


<F1> The analysis shown above combines the Company's Securities Available for
     Sale portfolio and the Investment Securities portfolio, excluding equity securities. All securities are included above at their amortized cost.

<F2> Yields on tax exempt securities have not been stated on a tax equivalent basis.



                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

Interest Rate Risk

Management of interest rate risk involves continual monitoring of the relative sensitivity of asset and liability portfolios to changes in rates due to maturities or repricing. Interest rate sensitivity is a function of the repricing of assets and liabilities through maturity and interest rate changes. The objective of interest rate risk management to maintain an appropriate balance between income growth and the risks associated with maximizing income through the mismatch of the timing of interest rate is changes between assets and liabilities. Perfectly matching the repricing of assets and liabilities can eliminate interest rate risk, but net interest income is not always enhanced. One measure of interest rate risk, the so-called "gap," is illustrated in the table below as of December 31, 2001. This table measures the incremental and cumulative gap, or difference between assets and liabilities subject to repricing during the periods indicated. The dollar amounts presented are stated on the basis of "contractual gap" which measures the stated repricing and maturity of assets and liabilities. The data presented indicates that rate sensitive liabilities are generally subject to repricing sooner than rate sensitive assets. Management retains the ability to change, or not change, interest rates on certain deposit products as general market rates change in the future, and is also in the position to liquidate a portion of its securities available for sale should conditions warrant such action. The following is one of several different analysis tools management utilizes in managing interest rate risk.



                                              0 to 3        3 to 12           1 to 5          Over 5
Maturity                                      Months         Months            Years           Years           Total

Loans, net<F1>                           $27,361,000    $51,148,000     $ 64,572,000     $17,016,000    $160,097,000
Taxable securities<F2>                    19,225,000     23,995,000       27,568,000      19,676,000      90,464,000
Non taxable securities<F2>                 3,235,000      2,522,000        9,207,000       4,286,000      19,250,000

Total interest earning assets            $49,821,000    $77,665,000     $101,347,000     $40,978,000    $269,811,000

NOW and Super NOW accounts               $ 6,441,000    $        --     $ 24,232,000     $        --    $ 30,673,000
Savings and insured
  money market deposits<F1><F3>          14,525,000             --       51,497,000              --      66,022,000
Time deposits<F3>                         31,366,000     43,237,000       21,073,000              --      95,676,000
Long term debt<F1>                                --      5,000,000       10,000,000      15,000,000      30,000,000
Short term debt<F1>                           38,000             --              --               --          38,000

Total interest bearing liabilities       $52,370,000    $48,237,000     $106,802,000     $15,000,000    $222,409,000

Gap                                      $(2,549,000)   $29,428,000     $ (5,455,000)    $25,978,000    $ 47,402,000
Cumulative gap                            (2,549,000)    26,879,000       21,424,000      47,402,000
Cumulative gap as a percentage
  of total interest earning assets             (0.94)%         9.96%            7.94%          17.57%


<F1> Based on contractual maturity or period to in repricing

<F2> Based on anticipated maturity. Includes Securities Available for Sale and Securities Held to Maturity, at their amortized cost.

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



                   Management's Discussion and Analysis of
                Financial Condition and Results of Operations

Management's Statement of Responsibility

The consolidated financial statements and related information in the 2001 Annual Report were prepared by management in conformity with generally accepted accounting principles. Management is responsible for the integrity and objectivity of the consolidated financial statements and related information. Accordingly, it maintains internal controls and accounting policies and procedures designed to provide reasonable assurance of the accountability and safeguarding of the Company's assets and of the accuracy of reported financial information. These controls and procedures include management evaluations of asset quality and the impact of economic events; organizational arrangements that provide an appropriate division of responsibility; and a program of internal audits to evaluate independently the effectiveness of internal controls and the extent of ongoing compliance with the Company's adopted policies and procedures.

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

/s/ Arthur E. Keesler
Arthur E. Keesler
President
Jeffersonville Bancorp

/s/ Raymond Walter
Raymond Walter
Vice President
Jeffersonville Bancorp

/s/ John M. Riley
John M. Riley
Treasurer
Jeffersonville Bancorp

                           Volume and Rate Analysis

The following schedule sets forth, for each major category of interest earning assets and interest bearing liabilities, the dollar amount of interest income (calculated on a tax equivalent basis) and interest expense, and changes therein for 2001 as compared to 2000, and 2000 as compared to 1999.

     The changes in interest income and expense attributable to both rate and volume have been allocated to rate on a consistent basis.


VOLUME AND RATE ANALYSIS


                                               2001 Compared to 2000                  2000 Compared to 1999
                                               Increase (Decrease)                      Increase (Decrease)
                                                 Due to Change In                        Due to Charge In

                                           Volume         Rate        Total       Volume         Rate         Total

INTEREST INCOME
Investment securities
  and securities available for sale    $   82,000  $  (250,000)  $ (168,000)    $119,000    $ 170,000     $ 289,000
Federal funds sold                        271,000     (146,000)     125,000       48,000       40,000        88,000
Loans                                   1,156,000     (385,000)     771,000      564,000        5,000       569,000

      Total interest income             1,509,000     (781,000)     728,000      731,000      215,000       946,000

INTEREST EXPENSE
NOW and Super NOW deposits                (14,000)    (244,000)    (258,000)      30,000        2,000        32,000
Savings and insured
  money market deposits                     9,000     (609,000)    (600,000)     104,000      170,000       274,000
Time deposits                             579,000     (325,000)     254,000       81,000      296,000       377,000
Federal funds purchased
  and other short-term debt              (113,000)      (4,000)    (117,000)      (2,000)      46,000        44,000
Long-term debt                             59,000       (7,000)      52,000           --     (143,000)     (143,000)

      Total interest expense              520,000   (1,189,000)    (669,000)     213,000      371,000       584,000

      Net interest income              $  989,000  $   408,000   $1,397,000     $518,000    $(156,000)    $ 362,000


                         Independent Auditors' Report

(LOGO)

The Board of Directors and Stockholders
Jeffersonville Bancorp:

     We have audited the accompanying consolidated balance sheets of Jeffersonville Bancorp and subsidiary (the "Company") as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Jeffersonville Bancorp and subsidiary as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP

Albany, New York
February 15, 2002


                         Consolidated Balance Sheets


December 31,                                                                              2001                 2000

ASSETS
Cash and due from banks (note 2)                                                  $ 10,844,000         $ 10,362,000
Securities available for sale, at fair value (notes 3 and 8)                       104,104,000           94,217,000
Securities held to maturity (estimated fair value of $5,920,000 at
  December 31, 2001 and $5,496,000 at December 31, 2000) (note 4)                    5,786,000            5,408,000
Loans, net of allowance for loan losses of $2,614,000 at December 31, 2001
  and $2,435,000 at December 31, 2000 (notes 5, 8 and 9)                           160,097,000          145,021,000
Accrued interest receivable                                                          2,033,000            1,966,000
Premises and equipment, net (note 6)                                                 2,765,000            2,648,000
Federal Home Loan Bank stock (notes 8 and 9)                                         1,650,000            1,628,000
Other real estate owned                                                              1,237,000            2,564,000
Cash surrender value of bank-owned life insurance                                    7,355,000            6,918,000
Other assets (notes 10 and 16)                                                       2,239,000            2,732,000

         Total assets                                                             $298,110,000         $273,464,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits:
      Demand deposits                                                             $ 45,658,000         $ 39,715,000
      NOW and Super NOW accounts                                                    30,673,000           29,151,000
      Savings and money market deposits                                             66,022,000           62,130,000
      Time deposits (note 7)                                                        95,676,000           92,282,000

         Total deposits                                                            238,029,000          223,278,000

   Federal Home Loan Bank borrowings (note 8)                                       30,000,000           20,000,000
   Short-term debt (note 9)                                                             38,000            2,732,000
   Accrued expenses and other liabilities (note 16)                                  2,730,000            2,345,000

         Total liabilities                                                         270,797,000          248,355,000

Commitments and contingent liabilities (note 17)

Stockholders' equity (notes 12, 13 and 14):
   Series A preferred stock, no par value; 2,000,000 shares
     authorized; none issued                                                                --                   --
   Common stock, $0.50 par value; 2,225,000 shares authorized;
     1,589,262 shares issued at December 31, 2001 and 2000                             795,000              795,000
   Paid-in capital                                                                   8,072,000            8,072,000
   Treasury stock, at cost; 111,155 shares and 85,177 shares
     at December 31, 2001 and 2000, respectively                                    (1,108,000)            (554,000)
   Retained earnings                                                                19,753,000           17,230,000
   Accumulated other comprehensive loss, net of taxes
     of $(137,000) in 2001 and $(299,000) in 2000                                     (199,000)            (434,000)

         Total stockholders' equity                                                 27,313,000           25,109,000

         Total liabilities and stockholders' equity                               $298,110,000         $273,464,000


See accompanying notes to consolidated financial statements.


                      Consolidated Statements of Income


Years Ended December 31,                                                    2001             2000              1999

INTEREST INCOME
Loan interest and fees                                               $13,750,000      $12,979,000       $12,410,000
Securities:
   Taxable                                                             5,204,000        5,013,000         4,755,000
   Non-taxable                                                         1,018,000        1,254,000         1,234,000
Federal funds sold                                                       258,000          133,000            45,000

      Total interest income                                           20,230,000       19,379,000        18,444,000

INTEREST EXPENSE
Deposits                                                               6,511,000        7,141,000         6,458,000
Federal Home Loan Bank borrowings                                      1,068,000        1,016,000         1,159,000
Other                                                                     48,000          138,000            94,000

      Total interest expense                                           7,627,000        8,295,000         7,711,000

      Net interest income                                             12,603,000       11,084,000        10,733,000
Provision for loan losses (note 5)                                       300,000          300,000           300,000

      Net interest income after provision for loan losses             12,303,000       10,784,000        10,433,000

NON-INTEREST INCOME
Service charges                                                        1,553,000        1,294,000         1,112,000
Earnings from cash surrender value
  of bank-owned life insurance                                           431,000          371,000           350,000
Net security gains (note 3)                                                7,000            5,000            30,000
Other non-interest income                                                892,000          746,000           711,000

      Total non-interest income                                        2,883,000        2,416,000         2,203,000

NON-INTEREST EXPENSES
Salaries and wages                                                     3,770,000        3,587,000         3,425,000
Employee benefits (note 16)                                            1,602,000        1,631,000         1,556,000
Occupancy and equipment expenses                                       1,640,000        1,486,000         1,453,000
Other real estate owned expenses, net                                    714,000          522,000           244,000
Other non-interest expenses (note 11)                                  2,513,000        2,329,000         2,093,000

      Total non-interest expenses                                     10,239,000        9,555,000         8,771,000

Income before income tax expense                                       4,947,000        3,645,000         3,865,000
Income tax expense (note 10)                                           1,322,000          822,000           992,000

Net income                                                           $ 3,625,000      $ 2,823,000       $ 2,873,000

Basic earnings per common share                                      $      2.43      $      1.86       $      1.87


See accompanying notes to consolidated financial statements.


                         Consolidated Statements of
                       Changes in Stockholders' Equity


                                                                                             Accumulated
                                                                                                   Other          Total
Years Ended December 31,            Common       Paid-in       Treasury        Retained    Comprehensive  Stockholders'
2001, 2000 and 1999                  Stock       Capital          Stock        Earnings    Income (Loss)         Equity

BALANCE AT
  DECEMBER 31, 1998               $734,000    $5,431,000    $  (206,000)    $16,795,000    $  263,000     $23,017,000
Net income                              --            --             --       2,873,000            --       2,873,000
Other comprehensive (loss)              --            --             --              --    (2,586,000)     (2,586,000)

Comprehensive income                                                                                          287,000
Cash dividends
  ($0.62 per share)                     --            --             --        (960,000)           --        (960,000)
Purchases and retirements
  of common stock                   (6,000)     (337,000)            --              --            --        (343,000)
Stock dividend                      70,000     3,138,000             --      (3,208,000)           --              --

BALANCE AT
  DECEMBER 31, 1999                798,000     8,232,000       (206,000)     15,500,000    (2,323,000)     22,001,000
Net income                              --            --             --       2,823,000            --       2,823,000
Other comprehensive income              --            --             --              --     1,889,000       1,889,000

Comprehensive income                                                                                        4,712,000
Cash dividends
  ($0.72 per share)                     --            --             --      (1,093,000)           --      (1,093,000)
Purchases and retirements
  of common stock                   (3,000)     (160,000)            --              --            --        (163,000)
Treasury stock purchased                --            --       (348,000)             --            --        (348,000)

BALANCE AT
  DECEMBER 31, 2000                795,000     8,072,000       (554,000)     17,230,000      (434,000)     25,109,000
Net income                              --            --             --       3,625,000            --       3,625,000
Other comprehensive income              --            --             --              --       235,000         235,000

Comprehensive income                                                                                        3,860,000
Cash dividends
  ($0.74 per share)                     --            --             --      (1,102,000)           --      (1,102,000)
Treasury stock purchased                --            --       (554,000)             --            --        (554,000)

BALANCE AT
  DECEMBER 31, 2001               $795,000    $8,072,000    $(1,108,000)    $19,753,000    $ (199,000)    $27,313,000


See accompanying notes to consolidated financial statements.


                    Consolidated Statements of Cash Flows


Years Ended December 31,                                                    2001             2000              1999

OPERATING ACTIVITIES
Net income                                                         $   3,625,000    $   2,823,000     $   2,873,000
Adjustments to reconcile net income to net
  cash provided by operating activities:
   Provision for loan losses                                             300,000          300,000           300,000
   Write down of other real estate owned                                  17,000           80,000            12,000
   Gain on sales of other real estate owned                              (67,000)         (99,000)          (47,000)
   Depreciation and amortization                                         588,000          658,000           636,000
   Net earnings from cash surrender value
     of bank-owned life insurance                                       (364,000)        (303,000)         (273,000)
   Deferred income tax benefit                                          (651,000)        (175,000)          (29,000)
   Net security gains                                                     (7,000)          (5,000)          (30,000)
   Increase in accrued interest receivable                               (67,000)        (271,000)         (303,000)
   Decrease (increase) in other assets                                   470,000         (592,000)           91,000
   Increase in accrued expenses and other liabilities                    385,000          715,000            26,000

      Net cash provided by operating activities                        4,229,000        3,131,000         3,256,000

INVESTING ACTIVITIES
Proceeds from maturities and calls:
   Securities available for sale                                      57,386,000        8,293,000        10,276,000
   Securities held to maturity                                         2,429,000        2,575,000           685,000
Proceeds from sales of securities available for sale                  13,086,000        1,755,000         7,163,000
Purchases:
   Securities available for sale                                     (79,443,000)     (12,220,000)      (21,736,000)
   Securities held to maturity                                        (2,807,000)      (3,253,000)       (1,813,000)
Disbursements for loan originations,
  net of principal collections                                       (15,560,000)      (9,872,000)       (8,790,000)
Purchase of Federal Home Loan Bank stock                                 (22,000)              --          (468,000)
Purchase of bank-owned life insurance                                    (73,000)        (350,000)               --
Net purchases of premises and equipment                                 (705,000)        (322,000)         (939,000)
Capital improvements made on other real estate                          (603,000)        (153,000)               --
Proceeds from sales of other real estate owned                         2,164,000          777,000           473,000

      Net cash used in investing activities                          (24,148,000)     (12,770,000)      (15,149,000)

FINANCING ACTIVITIES
Net increase in deposits                                              14,751,000       21,675,000         2,450,000
Proceeds from Federal Home Loan Bank borrowings                       15,000,000        5,000,000        10,000,000
Repayments of Federal Home Loan Bank borrowings                       (5,000,000)      (5,000,000)      (10,000,000)
Net (decrease) increase in short-term debt                            (2,694,000)      (9,174,000)       11,647,000
Cash dividends paid                                                   (1,102,000)      (1,093,000)         (960,000)
Purchases and retirements of common stock                                     --         (163,000)         (343,000)
Purchases of treasury stock                                             (554,000)        (348,000)               --

      Net cash provided by financing activities                       20,401,000       10,897,000        12,794,000

Net increase in cash and cash equivalents                                482,000        1,258,000           901,000
Cash and cash equivalents at beginning of year                        10,362,000        9,104,000         8,203,000

Cash and cash equivalents at end of year                            $ 10,844,000    $  10,362,000     $   9,104,000

SUPPLEMENTAL INFORMATION
Cash paid for:
   Interest                                                         $  7,734,000    $   8,223,000     $   7,741,000
   Income taxes                                                        1,580,000          880,000         1,250,000
Transfers of loans to other real estate owned                            184,000        2,476,000           596,000


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

     The consolidated financial statements have been prepared, in all material respects, in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Material estimates that are particularly susceptible to near-term change include the allowance for loan losses and the valuation of other real estate owned, which are described below. Actual results could differ from these estimates.

     For purposes of the consolidated statements of cash flows, the Company considers cash and due from banks and federal funds sold, if any, to be cash equivalents.

     Reclassifications are made to prior years' consolidated financial statements whenever necessary to conform to the current year's presentation.

SECURITIES

Management determines the appropriate classification of securities at the time of purchase. If management has the positive intent and ability to hold debt securities to maturity, they are classified as securities held to maturity and are stated at amortized cost. If securities are purchased for the purpose of selling them in the near term, they are classified as trading securities and are reported at fair value with unrealized gains and losses reflected in current earnings. All other debt and marketable equity securities are classified as securities available for sale and are reported at fair value. Net unrealized gains or losses on securities available for sale are reported (net of income taxes) in stockholders' equity as accumulated other comprehensive income (loss). Non-marketable equity securities are carried at cost. At December 31, 2001 and 2000, the Company had no trading securities.

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

                 Notes to Consolidated Financial Statements

     The Company identifies impaired loans and measures loan impairment in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No.
118. Under SFAS No. 114, a loan is considered to be impaired when, based on current information and events, it is probable that the creditor will be unable to collect all principal and interest contractually due. SFAS No. 114 applies to loans that are individually evaluated for collectibility in accordance with the Company's ongoing loan review procedure, principally commercial mortgage loans and commercial loans. Smaller balance, homogeneous loans which are collectively evaluated, such as consumer and smaller balance residential mortgage loans are specifically excluded from the classification of impaired loans. Creditors are permitted to measure impaired loans based on
(i) the present value of expected future cash flows discounted at the loan's effective interest rate, (ii) the loan's observable market price or (iii) the fair value of the collateral if the loan is collateral dependent. If the approach used results in a measurement that is less than an impaired loan's recorded investment, an impairment loss is recognized as part of the allowance for loan losses.

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

                 Notes to Consolidated Financial Statements

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

     Basic earnings per common share was computed based on average outstanding common shares of 1,491,000 in 2001, 1,517,000 in 2000 and 1,534,000 in 1999. Income available to common stockholders equaled net income for each of these years.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement, as amended by SFAS No. 137 and SFAS No. 138, establishes comprehensive accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Changes in the fair value of the derivative financial instruments are reported in either earnings or comprehensive income, depending on the use of the derivative and whether or not it qualifies for hedge accounting. The statement also permits certain reclassification of securities among the trading, available for sale and held to maturity classifications. The adoption of SFAS No. 133, as amended, on of January 1, 2001 did not have a material impact on the Company's consolidated financial statements.

     In July 2001, the FASB issued SFAS No. 141, "Business Combinations," which requires that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. The adoption of this pronouncement will not have any effect on the Company's consolidated financial statements.

     In July 2001, the FASB also issued SFAS No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill no longer be amortized to earnings, but instead be reviewed for impairment. The Company adopted this statement effective January 1, 2002. The adoption of this pronouncement will not have any effect on the Company's consolidated financial statements.

2. Cash and Due From Banks

The Bank is required to maintain certain reserves in the form of vault cash and/or deposits with the Federal Reserve Bank. The amount of this reserve requirement, which is included in cash and due from banks, was approximately $4,023,000 at December 31, 2001 and $3,059,000 at December 31, 2000.

                 Notes to Consolidated Financial Statements

3. Securities Available for Sale

The amortized cost and estimated fair value of securities available for sale are as follows:



                                                                           Gross            Gross         Estimated
                                                     Amortized        Unrealized       Unrealized              Fair
                                                          Cost             Gains           Losses             Value

DECEMBER 31, 2001
U.S. Government agency securities                 $ 47,714,000        $  336,000      $  (516,000)     $ 47,534,000
Obligations of states and political subdivisions    13,464,000           457,000          (29,000)       13,892,000
Mortgage-backed securities and
  collateralized mortgage obligations               40,781,000           332,000         (392,000)       40,721,000
Corporate debt securities                              695,000            32,000               --           727,000

      Total debt securities                        102,654,000         1,157,000         (937,000)      102,874,000
Equity securities                                    1,274,000            20,000          (64,000)        1,230,000

      Total securities available for sale         $103,928,000        $1,177,000      $(1,001,000)     $104,104,000




                                                                           Gross            Gross         Estimated
                                                     Amortized        Unrealized       Unrealized              Fair
                                                          Cost             Gains           Losses             Value

DECEMBER 31, 2000
U.S. Government agency securities                 $ 46,515,000        $  104,000      $  (687,000)     $ 45,932,000
Obligations of states and political subdivisions    16,269,000           421,000          (34,000)       16,656,000
Mortgage-backed securities and
  collateralized mortgage obligations               29,748,000            64,000         (352,000)       29,460,000
Corporate debt securities                              695,000                --           (3,000)          692,000

      Total debt securities                         93,227,000           589,000       (1,076,000)       92,740,000
Equity securities                                    1,723,000             9,000         (255,000)        1,477,000

      Total securities available for sale         $ 94,950,000        $  598,000      $(1,331,000)     $ 94,217,000


Proceeds from sales of securities available for sale during 2001, 2000 and 1999 were $13,086,000, $1,755,000, and $7,163,000, respectively.
Gross gains and gross losses realized on sales and calls of securities were as follows:

                                2001             2000              1999

Gross realized gains         $39,000         $ 16,000           $35,000
Gross realized losses        (32,000)         (11,000)           (5,000)

      Net security gains     $ 7,000         $  5,000           $30,000

The amortized cost and estimated fair value of debt securities available for sale at December 31, 2001, by remaining period to contractual maturity, are shown in the following table. Actual maturities will differ from contractual maturities because of security prepayments and the right of certain issuers to call or prepay their obligations.

                          Amortized                         Estimated
                               Cost                         Fair Value

Within one year        $ 44,599,000                       $ 44,407,000
One to five years        34,419,000                         34,994,000
Five to ten years         7,161,000                          7,268,000
Over ten years           16,475,000                         16,205,000

      Total            $102,654,000                       $102,874,000

Substantially all mortgage-backed securities and collateralized mortgage obligations are securities guaranteed by Freddie Mac or Fannie Mae, which are U.S. government-sponsored entities.

     Securities available for sale with an estimated fair value of $43,918,000 at December 31, 2001 were pledged to secure public funds on deposit and for other purposes.

                  Notes to Consolidated Financial Statements

4. Securities Held to Maturity

The amortized cost and estimated fair value of securities held to maturity are as follows:



                                                                           Gross            Gross     Estimated
                                                     Amortized        Unrealized       Unrealized          Fair
                                                          Cost             Gains           Losses         Value

DECEMBER 31, 2001
Obligations of states and political subdivisions    $5,786,000        $134,000         $    --        $5,920,000

DECEMBER 31, 2000
Obligations of states and political subdivisions    $5,408,000        $ 89,000         $(1,000)       $5,496,000


     The amortized cost and estimated fair value of these securities at December 31, 2001, by remaining period to contractual maturity, are shown in the following table. Actual maturities will differ from contractual maturities because certain issuers have the right to call or prepay their obligations.

                                 Amortized                Estimated
                                      Cost               Fair Value

Within one year                 $3,104,000               $3,139,000
One to five years                2,356,000                2,441,000
Five to ten years                  326,000                  340,000

      Total                     $5,786,000               $5,920,000

There were no sales of securities held to maturity in 2001, 2000 or 1999.

5. Loans

The major classifications of loans are as follows at December 31:

                                         2001                    2000

REAL ESTATE LOANS
Residential                      $ 67,246,000            $ 64,933,000
Commercial                         39,940,000              33,638,000
Home equity                        12,756,000              11,496,000
Farm land                           2,009,000               1,537,000
Construction                        5,570,000               1,416,000

                                  127,521,000             113,020,000

OTHER LOANS
Commercial loans                   18,111,000              17,822,000
Consumer installment loans         19,222,000              19,685,000
Other consumer loans                1,504,000               1,409,000
Agricultural loans                    667,000                 421,000

                                   39,504,000              39,337,000

      Total loans                 167,025,000             152,357,000
Unearned discounts                 (4,314,000)             (4,901,000)
Allowance for loan losses          (2,614,000)             (2,435,000)

      Total loans, net           $160,097,000            $145,021,000

                  Notes to Consolidated Financial Statements

     The Company originates residential and commercial real estate loans, as well as commercial, consumer and agricultural loans, to borrowers in Sullivan County, New York. A substantial portion of the loan portfolio is secured by real estate properties located in that area. The ability of the Company's borrowers to make principal and interest payments is dependent upon, among other things, the level of overall economic activity and the real estate market conditions prevailing within the Company's concentrated lending area. Periodically, the Company purchases loans from other financial institutions that are in markets outside of Sullivan County.

     Non-performing loans are summarized as follows at December 31:



                                                                            2001             2000              1999

Non-accrual loans                                                     $  849,000          775,000           790,000
Loans past due 90 days or more and still accruing interest               809,000        1,664,000         1,100,000

      Total non-performing loans                                      $1,658,000        2,439,000         1,890,000

      Non-performing loans as a percentage of total loans                    1.0%             1.7%              1.3%


Non-accrual loans had the following effect on interest income for the years ended December 31:



                                                                            2001             2000              1999

Interest contractually due at original rates                             $75,000           72,000            73,000
Interest income recognized                                               (37,000)          (9,000)          (31,000)

      Interest income not recognized                                     $38,000           63,000            42,000


Changes in the allowance for loan losses are summarized as follows for the years ended December 31:



                                                                            2001             2000              1999

Balance at beginning of the year                                      $2,435,000        2,336,000         2,310,000
Provision for loan losses                                                300,000          300,000           300,000
Loans charged-off                                                       (319,000)        (346,000)         (445,000)
Recoveries                                                               198,000          145,000           171,000

      Balance at end of year                                          $2,614,000        2,435,000         2,336,000


     As of December 31, 2001 and 2000, the recorded investment in loans that were considered to be impaired under SFAS No. 114 totaled $708,000 and $674,000, respectively. There was no allowance for loan impairment under SFAS No. 114 at either date, primarily due to prior charge-offs and the adequacy of collateral values on these loans. During 2001, 2000 and 1999, the average recorded investment in impaired loans was $735,000, $684,000, and $694,000, respectively. Interest income of $59,000, $34,000, and $22,000 was recognized on impaired loans during 2001, 2000 and 1999, respectively, using a cash-basis method of accounting.

                  Notes to Consolidated Financial Statements

6. Premises and Equipment

The major classifications of premises and equipment were as follows at December 31:

                                                        2001            2000

Land                                             $   377,000     $   377,000
Buildings                                          2,228,000       2,228,000
Furniture and fixtures                               455,000         440,000
Equipment                                          4,172,000       4,172,000
Building and leasehold improvements                  756,000         724,000
Construction in progress                             282,000              --

                                                   8,270,000       7,941,000
Less accumulated depreciation and amortization    (5,505,000)     (5,293,000)

      Total premises and equipment, net           $2,765,000      $2,648,000

Depreciation and amortization expense was $588,000, $658,000, and $636,000 in 2001, 2000 and 1999, respectively.

7. Time Deposits

The following is a summary of time deposits at December 31, 2001 by remaining period to contractual maturity:

Within one year                             $74,603,000
One to two years                             11,463,000
Two to three years                            3,657,000
Three to five years                           5,953,000

      Total time deposits                   $95,676,000

     Time deposits of $100,000 or more totaled $22,041,000 at December 31, 2001 and $17,055,000 at December 31, 2000. Interest expense related to time deposits over $100,000 was $1,089,000, $923,000, and $786,000 for 2001, 2000
and 1999, respectively.

8. Federal Home Loan Bank Borrowings

The following is a summary of FHLB advances outstanding at December 31:



                                                              2001        2001              2000            2000
                                                            Amount        Rate            Amount            Rate

Variable rate advances maturing within one year        $ 5,000,000        2.59%      $ 5,000,000             6.41%
Fixed rate advances maturing in 2003                     3,000,000        3.75%               --               --
Fixed rate advances maturing in 2004                     3,500,000        4.40%               --               --
Fixed rate advances maturing in 2005                     3,500,000        4.86%               --               --
Fixed rate advances maturing in 2008                    10,000,000        5.02%       10,000,000             5.02%
Fixed rate advances maturing in 2009                     5,000,000        5.45%        5,000,000             5.45%

      Total FHLB advances                              $30,000,000        4.47%      $20,000,000             5.47%


     Borrowings are secured by the Bank's investment in FHLB stock and by a blanket security agreement. This agreement requires the Bank to maintain as collateral certain qualifying assets (principally securities and residential mortgage loans) not otherwise pledged. The Bank satisfied this collateral requirement at December 31, 2001 and 2000.

                  Notes to Consolidated Financial Statements

9. Short-term Debt

Short-term borrowings at December 31, 2001 consists of $38,000 of treasury, tax and loan notes. In addition to $382,000 of treasury, tax and loan notes, short-term borrowings at December 31, 2000 were comprised of overnight FHLB borrowings. The Bank, as a member of the FHLB, has access to a line of credit program with a maximum borrowing capacity of $28.0 million and $26.0 million as of December 31, 2001 and 2000, respectively. Borrowings under the overnight program at December 31, 2000, were $2.4 million at a rate of 5.85%. The Bank has pledged mortgage loans and FHLB stock as collateral on these borrowings. During 2001, the maximum month-end balance was $1.5 million, the average balance was $0.1 million, and the average interest rate was 3.70%. During 2000, the maximum month-end balance was $7.3 million, the average balance was $1.6 million, and the average interest rate was 5.84%.

10. Income Taxes

The components of income tax expense are as follows for the years ended December 31:

                                       2001             2000              1999

CURRENT TAX EXPENSES
Federal                          $1,761,000          891,000           733,000
State                               212,000          106,000           288,000
Deferred tax benefit               (651,000)        (175,000)          (29,000)

      Total income tax expense   $1,322,000         $822,000          $992,000

     Not included in the above table is income tax expense (benefit) associated with the unrealized gain or loss on securities available for sale and the income tax benefit associated with the recognition of a minimum pension liability, which are recorded directly in stockholders' equity.

     The reasons for the differences between income tax expense and taxes computed by applying the statutory Federal tax rate of 34% to income before income taxes are as follows:



                                              2001             2000              1999

Tax at statutory rate                   $1,682,000      $ 1,239,000        $1,314,000
State taxes, net of Federal
  tax benefit                               69,000           33,000           190,000
Tax-exempt interest                       (346,000)        (426,000)         (420,000)
Interest expense allocated
  to tax-exempt securities                  37,000           53,000            48,000
Net earnings from cash surrender value
  of bank-owned life insurance            (124,000)        (103,000)         (119,000)
Other adjustments                            4,000           26,000           (21,000)

      Income tax expense                $1,322,000      $   822,000        $  992,000


                 Notes to Consolidated Financial Statements

The tax effects of temporary differences and tax credits that give rise to deferred tax assets and liabilities at December 31 are presented below:

                                    2001           2000

DEFERRED TAX ASSETS
Allowance for loan
  losses in excess of tax
  bad debt reserve            $  856,000     $  755,000
Interest on
  non-accrual loans               14,000        132,000
Postretirement benefits          515,000        427,000
Deferred compensation             78,000         73,000
Depreciation                     233,000         (4,000)
Other real estate owned          296,000          2,000

      Total deferred
        tax assets             1,992,000      1,385,000

DEFERRED TAX LIABILITIES
Prepaid expenses                (290,000)      (334,000)
Other taxable temporary
  differences                     (4,000)        (4,000)

      Total deferred
        tax liabilities         (294,000)      (338,000)

      Net deferred
        tax asset             $1,698,000      1,047,000

     In addition to the deferred tax assets and liabilities described above, the Company also has a deferred tax liability of $72,000 at December 31, 2001 related to the net unrealized gain on securities available for sale as of December 31, 2001 and a deferred tax asset of $209,000 related to the recognition of a minimum pension liability as of December 31, 2001. The Company had a deferred tax asset of $299,000 at December 31, 2000 related to the net unrealized loss on securities available for sale as of December 31, 2000.

     In assessing the realizability of the Company's total deferred tax assets, management considers whether it is more likely than not that some portion or all of those assets will not be realized. Based upon management's consideration of historical and anticipated future pre-tax income, as well as the reversal period for the items giving rise to the deferred tax assets and liabilities, a valuation allowance for deferred tax assets was not considered necessary at December 31, 2001 and 2000.

11. Other Non-Interest Expenses

The major components of other non-interest expenses are as follows for the years ended December 31:

                                 2001             2000              1999

Stationery and supplies    $  287,000       $  247,000        $  272,000
Director expenses             228,000          232,000           227,000
ATM and credit card
  processing fees             491,000          400,000           400,000
Professional services         259,000          324,000           137,000
Other expenses              1,248,000        1,126,000         1,057,000

      Other expenses       $2,513,000       $2,329,000        $2,093,000

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

     Management believes that, as of December 31, 2001 and 2000, the Bank and the Parent Company met all capital adequacy requirements to which they are subject. Further, the most recent OCC notification categorized the Bank as a well-capitalized bank under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

     The following is a summary of the actual capital amounts and ratios as of December 31, 2001 and 2000 for the Bank and the Parent Company
(consolidated), compared to the required ratios for minimum capital adequacy and for classification as well-capitalized:



                                                                   Actual                            Required Ratios

                                                                                                Minimum     Classification
                                                                                                Capital            As Well
                                                        Amount                Ratio             Adequacy       Capitalized

DECEMBER 31, 2001
BANK
Leverage (Tier 1) capital                          $24,311,000                 8.3%             4.0%         5.0%
Risk-based capital:
   Tier 1                                           24,311,000                14.6              4.0          6.0
   Total                                            26,396,000                15.9              8.0         10.0

CONSOLIDATED
Leverage (Tier 1) capital                          $27,137,000                 9.2%             4.0%
Risk-based capital:
   Tier 1                                           27,137,000                16.1              4.0
   Total                                            29,222,000                17.4              8.0

DECEMBER 31, 2000
BANK
Leverage (Tier 1) capital                          $22,528,000                 8.2%             4.0%         5.0%
Risk-based capital:
   Tier 1                                           22,528,000                14.9              4.0          6.0
   Total                                            24,427,000                16.1              8.0         10.0

CONSOLIDATED
Leverage (Tier 1) capital                          $25,543,000                 9.5%             4.0%
Risk-based capital:
   Tier 1                                           25,543,000                16.6              4.0
   Total                                            27,474,000                17.8              8.0


                 Notes to Consolidated Financial Statements

13. Stockholders' Equity

DIVIDEND RESTRICTIONS

Dividends paid by the Bank are the primary source of funds available to the Parent Company for payment of dividends to its stockholders and for other working capital needs. Applicable Federal statutes, regulations and guidelines impose restrictions on the amount of dividends that may be declared by the Bank. Under these restrictions, the dividends declared and paid by the Bank to the Parent Company may not exceed the total amount of the Bank's net profit retained in the current year plus its retained net profits, as defined, from the two preceding years. The Bank's retained net profits (after dividend payments to the Parent Company) for 2001 and 2000 combined totaled approximately $2,900,000.

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

                  Notes to Consolidated Financial Statements

14. Comprehensive Income (Loss)

Comprehensive income represents the sum of net income and items of "other comprehensive income" which are reported directly in stockholders' equity, such as the net unrealized gain or loss on securities available for sale and minimum pension liability adjustments. The Company has reported its comprehensive income for 2001, 2000 and 1999 in the consolidated statements of changes in stockholders' equity.

     The Company's accumulated other comprehensive income (loss), which is included in stockholders' equity, consisted of the following components for the years ended December 31:



                                                                              2001             2000              1999
Net unrealized holding gains (losses) arising
  during the year, net of taxes of $(374,000) in 2001,
  $(1,304,000) in 2000 and $1,772,000 in 1999                            $ 542,000       $1,892,000       $(2,568,000)
Reclassification adjustment for net realized gains
  included in income, net of taxes of $3,000 in 2001,
  $2,000 in 2000 and $12,000 in 1999                                        (4,000)          (3,000)          (18,000)
Minimum pension liability adjustment net
  of taxes of $209,000 in 2001                                            (303,000)              --                --

      Other comprehensive income (loss)                                  $ 235,000       $1,889,000       $(2,586,000)


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

                                    2001           2000

Directors                     $  905,000     $1,115,000
Executive offices
(non-directors)                  278,000        216,000
                              $1,183,000     $1,331,000

Total advances to these directors and officers during the years 2001 and 2000 were $659,000 and $417,000, respectively. Total payments made on these loans were $807,000 in 2001 and $702,000 in 2000. These directors and officers had unused lines of credit with the Company of $1,444,000 at December 31, 2001.

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

     The following is a summary of changes in the benefit obligations and plan assets for the pension plan and the other postretirement benefits plan, together with a reconciliation of each plan's funded status to the amounts recognized in the consolidated balance sheets:



                                                              Pension Benefits            Other Postretirement Benefits

                                                          2001              2000             2001              2000

CHANGES IN BENEFIT OBLIGATION
Beginning of year                                  $ 4,205,000        $3,809,000      $ 1,639,000       $ 1,255,000
Service cost                                           202,000           174,000          128,000            99,000
Interest cost                                          299,000           278,000          118,000            90,000
Actuarial (gain) loss                                   14,000           112,000          676,000           231,000
Benefits paid                                         (195,000)         (168,000)         (37,000)          (36,000)
Other                                                       --                --            6,000                --

End of year                                          4,525,000         4,205,000        2,530,000         1,639,000

CHANGES IN FAIR VALUE OF PLAN ASSETS:
Beginning of year                                    3,579,000         3,038,000               --                --
Actual return on plan assets                          (385,000)          334,000               --                --
Employer contributions                                 239,000           392,000           37,000            36,000
Benefits and plan expenses                            (223,000)         (185,000)         (37,000)          (36,000)

End of year                                          3,210,000         3,579,000               --                --

Funded status at end of year                        (1,315,000)         (626,000)      (2,530,000)       (1,639,000)
Unrecognized net transition (asset) obligation         (19,000)          (23,000)         202,000           221,000
Unrecognized net actuarial loss                      1,463,000           755,000        1,006,000           359,000
Unrecognized prior service cost                        312,000           337,000               --                --

      Prepaid (accrued) benefit cost               $   441,000        $  443,000      $(1,322,000)      $(1,059,000)

AMOUNTS RECOGNIZED IN THE
CONSOLIDATED BALANCE SHEET CONSIST OF:
Prepaid (accrued) benefit cost                     $   441,000        $  443,000      $(1,322,000)      $(1,059,000)
Additional minimum liability                          (824,000)               --               --                --
Intangible asset                                       312,000                --               --                --
Accumulated other comprehensive
  loss (pre-tax basis)                                 512,000                --               --                --

      Prepaid (accrued) benefit cost               $   441,000        $  443,000      $(1,322,000)      $(1,059,000)


                 Notes to Consolidated Financial Statements

The components of the net periodic benefit cost for these plans were as follows:



                                                                                       Pension Benefits

                                                                            2001             2000              1999

Service cost                                                            $202,000         $174,000          $189,000
Interest cost                                                            299,000          278,000           252,000
Expected return on plan assets                                          (306,000)        (268,000)         (237,000)
Amortization of prior service cost                                        25,000           25,000            25,000
Amortization of transition asset                                          (4,000)          (4,000)           (4,000)
Recognized net actuarial loss                                             25,000           32,000            44,000

      Net periodic benefit expense                                      $241,000         $237,000          $269,000




                                                                                Other Postretirement Benefits

                                                                            2001             2000              1999

Service cost                                                            $128,000           99,000            95,000
Interest cost                                                            118,000           90,000            88,000
Amortization of transition obligation                                     29,000           18,000            18,000
Recognized net actuarial loss                                                 --               --            11,000

      Net periodic benefit expense                                      $275,000         $207,000           $212,000


The discount rates used to determine the benefit obligations in 2001, 2000 and 1999 were 7.25% for the pension plan and 7.25% for the other postretirement benefits plan. For the pension plan, the expected rate of return on plan assets was 8.50% and the rate of increase in future compensation was 5.0% for each of the years 2001, 2000 and 1999. The assumed health care cost trend rate for retirees under age 65 which was used to determine the benefit obligation for the other postretirement benefits plan at December 31, 2001 was 10.0%, declining gradually to 5.0% in 2007 and remaining at that level thereafter. The assumed health care cost trend rate for retirees over age 65 which was also used to determine the benefit obligation for the other postretirement benefits plan at December 31, 2001 was 9.0%, declining gradually to 4.0% in 2007 and remaining at that level thereafter. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the benefit obligation at December 31, 2001 by approximately $417,000 and the net periodic benefit cost for the year by approximately $48,000; a one percentage point decrease would decrease the benefit obligation and benefit cost by approximately $333,000 and $37,000, respectively.

TAX-DEFERRED SAVINGS PLAN

The Company maintains a qualified 401(k) plan for all employees, which permits tax-deferred employee contributions up to 15% of salary and provides for matching contributions by the Company. The Company matches 100% of employee contributions up to 4% of the employee's salary and 25% of the next 2% of the employee's salary. The Company continues to match 25% of employee contributions beyond 6% of the employee's salary until the total matching contribution reaches $1,500 or 15%. The Company contributed approximately $132,000 in 2001, $127,000 in 2000 and $114,000 in 1999.

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

     Contract amounts of financial instruments that represent agreements to extend credit are as follows at December 31:

                                    2001           2000
Loan origination
  commitments and
  unused lines of credit:
    Mortgage loans            $ 4,085,000    $ 2,419,000
    Commercial loans            4,637,000      3,894,000
    Credit card lines           3,270,000      3,124,000
    Home equity lines           4,131,000      3,390,000
    Other revolving credit      1,910,000      4,851,000

                               18,033,000     17,678,000
Standby letters of credit         311,000        315,000

                              $18,344,000    $17,993,000

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

     The following is a summary of the net carrying values and estimated fair values of the Company's financial assets and liabilities (none of which were held for trading purposes) at December 31:



                                                                2001                                2000

                                                           Net         Estimated              Net         Estimated
                                                      Carrying              Fair         Carrying              Fair
                                                         Value             Value            Value             Value

FINANCIAL ASSETS
Cash and due from banks                          $  10,844,000     $  10,844,000    $  10,362,000     $  10,362,000
Securities available for sale                      104,104,000       104,104,000       94,217,000        94,217,000
Securities held to maturity                          5,786,000         5,920,000        5,408,000         5,496,000
Loans, net                                         160,097,000       163,075,000      145,021,000       146,039,000
Accrued interest receivable                          2,033,000         2,033,000        1,966,000         1,966,000
FHLB stock                                           1,650,000         1,650,000        1,628,000         1,628,000

FINANCIAL LIABILITIES
Demand deposits (non-interest bearing)              45,658,000        45,658,000       39,715,000        39,715,000
Interest-bearing deposits                          192,371,000       192,371,000      183,563,000       183,661,000
FHLB advances                                       30,000,000        29,978,000       20,000,000        20,001,000
Short-term debt                                         38,000            38,000        2,732,000         2,732,000
Accrued interest payable                               613,000           613,000          720,000           720,000


                  Notes to Consolidated Financial Statements

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

OTHER FINANCIAL INSTRUMENTS

The fair values of cash and cash equivalents, FHLB stock, accrued interest receivable, accrued interest payable and short-term debt approximated their carrying values at December 31, 2001 and 2000.

     The fair values of the agreements to extend credit described in note 17 are estimated based on the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value estimates also consider the difference between current market interest rates and the committed rates. At December 31, 2001 and 2000, the fair values of these financial instruments approximated the related carrying values which were not significant.

                  Notes to Consolidated Financial Statements

19. Condensed Parent Company Financial Statements

The following are the condensed parent company only financial statements for Jeffersonville Bancorp:

BALANCE SHEETS

December 31,                                    2001            2000

ASSETS
Cash                                     $   101,000     $   576,000
Securities available for sale              1,189,000       1,436,000
Investment in subsidiary                  24,211,000      22,241,000
Premises and equipment                     1,148,000       1,071,000
Other assets                                 667,000         131,000

      Total assets                        27,316,000      25,455,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities                                    3,000         346,000
Stockholders' equity                      27,313,000      25,109,000

      Total liabilities and
        stockholders' equity             $27,316,000     $25,455,000


STATEMENTS OF INCOME


Years Ended December 31,                                                    2001             2000              1999

Dividend income from subsidiary                                       $1,600,000       $1,650,000        $1,275,000
Dividend income on securities available for sale                         127,000          145,000           140,000
Net security gains                                                        30,000               --                --
Rental income from subsidiary                                            313,000          310,000           258,000

                                                                       2,070,000        2,105,000         1,673,000

Occupancy and equipment expenses                                         108,000          115,000            92,000
Other non-interest expenses                                               79,000           53,000            58,000

                                                                         187,000          168,000           150,000

Income before income taxes and undistributed
  income of subsidiary                                                 1,883,000        1,937,000         1,523,000
Income tax expense                                                       113,000          109,000            99,000

Income before undistributed income of subsidiary                       1,770,000        1,828,000         1,424,000
Equity in undistributed income of subsidiary                           1,855,000          995,000         1,449,000

      Net income                                                      $3,625,000       $2,823,000        $2,873,000



                  Notes to Consolidated Financial Statements

STATEMENTS OF CASH FLOWS


Years Ended December 31,                                                    2001             2000              1999

OPERATING ACTIVITIES
Net income                                                            $3,625,000       $2,823,000        $2,873,000
Equity in undistributed income of subsidiary                          (1,855,000)        (995,000)       (1,449,000)
Depreciation and amortization                                             62,000           86,000            92,000
Net security gains                                                       (30,000)              --                --
Other adjustments, net                                                  (960,000)          29,000            68,000

      Net cash provided by operating activities                          842,000        1,943,000         1,584,000

INVESTING ACTIVITIES
Proceeds from calls of securities available for sale                     530,000               --                --
Purchase of securities available for sale                                (52,000)              --          (150,000)
Net purchases of premises and equipment                                 (139,000)              --                --

      Cash provided by (used in) investing activities                    339,000               --          (150,000)

FINANCING ACTIVITIES
Cash dividends paid                                                   (1,102,000)      (1,093,000)         (960,000)
Purchases and retirements of common stock                                     --         (163,000)         (343,000)
Purchases of treasury stock                                             (554,000)        (348,000)               --

      Net cash used in financing activities                           (1,656,000)      (1,604,000)       (1,303,000)

Net (decrease) increase in cash                                         (475,000)         339,000           131,000
      Cash at beginning of year                                          576,000          237,000           106,000

      Cash at end of year                                             $  101,000       $  576,000        $  237,000


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

Loreen Gebelein
Assistant Vice President/
Loan Servicing Manager

Andrew McKean
Assistant Vice President/
Commercial Loans

Martha Huebsch
Assistant Vice President/
Installment Loans

Michael Horodyski
Auditor

Scott D. Sparling
IS Manager

Stacey Stephenson
Compliance Officer

Pearl L. Gain
Assistant Cashier/Accounting

Barbara Hahl
Marketing Manager

Sandee Sipple
Assistant Vice President/
Loan Origination Manager

Lorraine Lilholt
Branch Manager
Monticello

Rhonda Decker
Branch Manager
Liberty

Tanja McKerrell
Branch Manager
Eldred

Kathleen Beseth
Branch Manager
Loch Sheldrake

Linda Fisk
Branch Manager
Livingston Manor

Florence Horecky
Sales Manager
Callicoon

Jayne Wartell
Sales Manager
Narrowsburg

Janet R. Siano
Sales Manager
Wal*Mart

Valerie Panich
Sales Manager
Wurtsboro

Gale A. Myers
Assistant Branch Manager
Monticello

Lisa Dreher
Assistant Branch Manager
Liberty

JoAnne Girardi
Assistant Branch Manager
Eldred

Edie Houghtaling
Assistant Branch Manager
Loch Sheldrake

Mandy Roberts
Assistant Branch Manager
Livingston Manor

Diane McGrath
Assistant Loan
Servicing Manager



Staff

Robynne Asher
Candice Bellini
Amanda Bogert
Eleida Black
Jerilynn Brock
Michelle Brockner
Nancy Brown
Denise Buchholz
Shauna A. Buchholz
Silvia Burgos
Alyson Cogswell
Alana Conklin
Nancy Crumley
Lydia D'Antoni
Susan DeVito
Melanie Dirie
Barbara Donnelly
Kelly Ellsworth
Tara Everett
Latisha Fields
Rosemarie Finkle
Susan Fippinger
Deborah Forsblom
Helen Forster
Tara Gagliardo
Dawn Gandy
Rebekah Gulley
Eugene Hahn
Margaret Hanson
Douglas Heinle
Amy Hiller
Alisa Horan
Cathy Horan
Carolyn Hubert
Vivian A. Huggler
Heidi Hulse
Betty Johaneman
Laurie Keeler
Jean Kelly
Jessica Kenyon
Lauren Kickuth
Carol Ann Kinney
Brian Knack
Nanci Lombardo
Sonya Lane
Brandy Leonardo
Frank Leonardo Jr.
Patricia Leonardo
Shirley Lindsley
Michele Lupardo
Merrily Lynch
Martha Lyons
Linda Mall
JoAnn Malley
Christina Marchese
Charlotte Mattice
Jamie McAteer
Jonathan McGruder
Toni McKay
Tina Millis
Denise Minckler
Jennifer Murphy
Deborah Muzuruk
Diane O'Dell
Kelli Pagan
George Lewis Palmer
Kimberly Peck
Bruce Pecsi
Kimberly Pecsi
Jenny Peters
LeighAnne Pfriender
Barbara Pietrucha
Jimmy Porter
Margaret Porter
Alice Reisen
Muriel Rembe
Sherri Rhyne
Andrew Richardson
Damaris Rios
Sandra Ross
John Rudy
Amanda Scholz
Nancy Scott
Barbara Sochinski
Theresa Specht
Kristie Stauch
Julianna Sullivan
Tammie Vargas
Barbara Walter
Natasha Ward
Janet Warden
Jayne Wartell
Carol Welton
Kimberly White
Everett Williams
Heather Worzel
Barry Yoder

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

(PHOTO)
Edward T. Sykes
President
Mike Preis Inc.
Callicoon, New York
Insurance Agency

(PHOTO)
Raymond Walter
President
First National Bank of Jeffersonville
Jeffersonville, New York

(PHOTO)
Gilbert E. Weiss
Retired Chief Executive Officer
First National Bank of Jeffersonville
Jeffersonville, New York

(PHOTO)
Earl A. Wilde
Retired
Sullivan County Cooperative Extension
Liberty, New York

                                   Officers

                 Arthur E. Keesler              John K. Gempler
                     President                     Secretary

                   Raymond Walter                John M. Riley
                   Vice President                  Treasurer

                            Corporate Information

Corporate Headquarters

Jeffersonville Bancorp
4866 State Route 52
Box 398
Jeffersonville, New York 12748
Telephone: (845) 482-4000
Web site: www.jeffbank.com
E-mail: jeffbank@jeffbank.com

Description of Business

Jeffersonville Bancorp is a one-bank holding company formed in June 1982 under the laws of the State of New York. Its subsidiary is The First National Bank of Jeffersonville, which serves customers in Sullivan County, New York and surrounding communities in Southeastern, New York through ten offices. A full-service commercial bank, providing a broad range of financial products, including demand, savings, time deposits and mortgage, consumer and commercial loans.

Annual Meeting

The Annual Meeting of stockholders will be held on Tuesday, April 30, 2002 at 3:00 p.m., in the Company's Board Room at Jeffersonville, New York.

Stock Information

The Company's common stock has traded in the Over-the-Counter market under the symbol JFBC since January 1997. The following investment firms are known to handle Jeffersonville Bancorp stock transactions: Boenning & Scattergood Inc, Monroe Securities Inc., Spear, Leeds & Kellogg and Ryan, Beck & Co.

     The following table shows the range of high and low bid prices for the Company's stock for the end of quarters indicated.

                                        Bid Price

Quarter Ended                       Low            High

March 31, 2000                   $22.88          $22.88
June 30, 2000                    $22.00          $22.00
September 30, 2000               $21.13          $21.75
December 31, 2000                $21.06          $21.06
March 31, 2001                   $21.03          $21.03
June 30, 2001                    $21.50          $21.52
September 30, 2001               $21.55          $21.99
December 31, 2001                $24.00          $25.50


     Cash dividends of $0.18, $0.18, $0.18 and $0.20 per share were declared quarterly in 2001. During 2000, the Company declared cash dividends of $0.18 quarterly. The Board of Directors intends to continue the payment of dividends on a quarterly basis, subject to its ongoing consideration of the Company's financial condition and operating results; market and economic conditions; and other factors.

                            Jeffersonville Bancorp

Offices

Main Office
4866 State Route 52
Jeffersonville, New York 12748
(845) 482-4000

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

Wal*Mart Office
33 Anawana Lake Road
Monticello, New York 12701
(845) 794-3988

Wurtsboro Office
2930 State Route 209
Wurtsboro, New York 12790
(845) 888-5890


Subsidiary

The First National Bank
of Jeffersonville


Stock Transfer Agent

American Stock Transfer Company
40 Wall Street
46th Floor
New York, New York 10005
(212) 936-5100

    This painting can be found at the corner of Route 17B and Main Street in Callicoon, New York. It is the creation of artist Diane Hess, who lives in North Branch, New York. The lettering above the painting is the work of Craig Stewart of Stewart Signs in Callicoon, New York.

(LOGO)

Jeffersonville Bancorp
P.O. Box 398
Jeffersonville, NY 12748
www.jeffbank.com